     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 24, 1997



                                                      REGISTRATION NO. 333-22429

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                                 SPECTRX, INC.
             (Exact name of Registrant as specified in its charter)

                             ---------------------

            DELAWARE                         3845                        58-2029543
  (State or other jurisdiction   (Primary Standard Industrial      (I.R.S. Identification
               of                Classification Code Number)              Number)
 incorporation or organization)

                               6025A UNITY DRIVE
                            NORCROSS, GEORGIA 30071
                                 (770) 242-8723
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               ------------------

                                MARK A. SAMUELS
                            CHIEF EXECUTIVE OFFICER
                                 SPECTRX, INC.
                               6025A UNITY DRIVE
                            NORCROSS, GEORGIA 30071
                                 (770) 242-8723
           (Name, address, including zip code, and telephone number,
                   including area code, of agent of service)

                               ------------------

                                   COPIES TO:


          ROBERT D. BROWNELL, ESQ.                         THOMAS W. CHRISTOPHER, ESQ.
          KELLY AMES MOREHEAD, ESQ.                       WILLIAM L. HORTON, JR., ESQ.
      WILSON SONSINI GOODRICH & ROSATI                            WHITE & CASE
          PROFESSIONAL CORPORATION                         1155 AVENUE OF THE AMERICAS
             650 PAGE MILL ROAD                              NEW YORK, NY 10036-2787
             PALO ALTO, CA 94304                                 (212) 819-8200
               (415) 493-9300


                               ------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. []

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. []

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. []

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. []

                               ------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities law of any such State.


                   SUBJECT TO COMPLETION DATED APRIL 24, 1997


PROSPECTUS

                                2,000,000 SHARES

                                 SPECTRX (LOGO)

                                  COMMON STOCK

     All of the 2,000,000 shares of Common Stock offered hereby are being sold by SpectRx, Inc. ("SpectRx" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $10.00 and $12.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol SPRX.

                               ------------------

            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.

                    SEE "RISK FACTORS" COMMENCING ON PAGE 6.

                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=================================================================================================
                                        PRICE TO           UNDERWRITING          PROCEEDS TO
                                         PUBLIC             DISCOUNT(1)          COMPANY(2)
-------------------------------------------------------------------------------------------------
Per Share.........................           $                   $                    $
-------------------------------------------------------------------------------------------------
Total(3)..........................           $                   $                    $
=================================================================================================

(1) See "Underwriting" for indemnification arrangements with the several Underwriters.

(2) Before deducting expenses payable by the Company estimated at $650,000.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to 300,000 additional shares of Common Stock solely to cover over-allotments, if any. If all such shares are purchased, the total Price to Public, Underwriting Discount and Proceeds to Company will be
     $          , $          and $          , respectively. See "Underwriting."

                               ------------------

     The shares of Common Stock are offered by the several Underwriters subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that certificates for such shares will be available
for delivery on or about            , 1997, at the office of the agent of
Hambrecht & Quist LLC in New York, New York.


HAMBRECHT & QUIST                                   VOLPE BROWN WHELAN & COMPANY


               , 1997.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."


                               ------------------

     SpectRx(TM), is a trademark of the Company. This Prospectus also includes trade names, trademarks and registered trademarks of companies other than SpectRx.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The Common Stock offered hereby, involves a high degree of risk. See "Risk Factors."

                                  THE COMPANY

     SpectRx, Inc. ("SpectRx" or the "Company") is engaged in the research and development of products that offer less invasive and painless alternatives to blood tests currently used for glucose monitoring, diabetes screening and infant jaundice. The Company's goal is to introduce products that reduce or eliminate pain, are convenient to use and provide rapid results at the point of care, thereby improving patient well being and reducing health care costs. The Company's glucose monitoring, diabetes screening and infant jaundice products are based on proprietary electro-optical and microporation technology that can eliminate the pain and inconvenience of a blood sample. The Company has entered into collaborative arrangements with Abbott Laboratories ("Abbott"), Boehringer Mannheim Corporation ("Boehringer Mannheim") and Healthdyne Technologies, Inc. ("Healthdyne") to facilitate the development, commercialization and introduction of its glucose monitoring, diabetes screening and infant jaundice products, respectively.


     Diabetes is a major health care problem which according to the World Health Organization is estimated to affect 100 million people worldwide by the year 2000. If undiagnosed and untreated, diabetes leads to severe medical complications over time, including blindness, loss of kidney function, nerve degeneration and cardiovascular disease. Diabetes is the sixth leading cause of death by disease in the United States and is estimated to cost the American economy over $90 billion annually, including indirect costs such as lost productivity. Diabetes occurs when the body does not produce sufficient levels of, or effectively utilize, insulin, a hormone that regulates the metabolism (breakdown) of glucose. Glucose levels in the blood must be within a specific concentration range to ensure proper cellular function and health. Studies indicate that maintaining proper glucose control through adjustments to oral medication, diet, exercise, and insulin injections can significantly reduce the risk of complications from diabetes. Personal glucose monitoring products play a critical role in managing diabetes by helping diabetics make the proper adjustments to control their blood glucose levels.



     The Company is developing a hand held glucose monitoring product that combines its proprietary microporation technology with a disposable assay cartridge. This product is intended to offer an alternative to current glucose monitoring products, which require a blood sample usually obtained by lancing the fingertip. The Company believes that the worldwide market for glucose monitoring products at manufacturers' price levels is approximately $2.0 billion annually and growing at approximately 17% a year. The North American market was approximately $1.0 billion in 1996. The Company's prototype glucose monitoring product uses a laser to create a micropore approximately the diameter of a human hair. The laser creates a micropore with a depth approximately the thickness of a sheet of paper. This micropore provides painless access to interstitial fluid, an extracellular fluid that is prevalent throughout the body and just beneath the skin, which contains glucose and many other analytes found in blood. Because interstitial fluid is found throughout the body, the micropore can be created on various parts of the body. Once access to interstitial fluid is achieved, the device is intended to force the interstitial fluid out of the micropore and into the disposable assay cartridge. The fluid is then analyzed using chemistry similar to that in currently available blood glucose monitors. In a pilot study involving 10 subjects and yielding 438 measurements, the Company found a correlation coefficient of 0.96 between blood glucose levels measured using conventional finger stick technology and interstitial fluid glucose levels measured using the Company's early stage prototype. A correlation coefficient is a quantitative representation of the relationship between two measurements with a correlation coefficient of 1.0 indicating identical information in the measurements. In October 1996, the Company entered into a collaborative arrangement with Abbott under which Abbott is primarily responsible for undertaking or funding the development, regulatory clearance, manufacture and sale of the Company's glucose monitoring product. Under its agreement with Abbott, the Company receives development funding, payments on achievement of technical milestones and a royalty on Abbott's sales of the product. In addition, Abbott has made a $3 million equity investment in the Company. If development milestones are achieved, the Company expects Abbott to file a 510(k) premarket notification with the United States Food and Drug Administration (the "FDA") for its glucose monitoring product in 1999, but there can be no assurance that this filing will occur within this time frame, or at all.



     The Company has also developed a compact diabetes screening product based on measurements of fluorescence in the lens of the eye. This product is intended to provide an alternative to the fasting plasma glucose test, the screening technique recommended by the American Diabetes Association (the "ADA"), which requires a blood draw following an eight hour fasting period. The Company believes that the market for diabetes screening tests in the United States is approximately $300 million. While the individual looks into the Company's device it automatically tracks the eye and measures lens fluorescence, which is evaluated by the Company's proprietary algorithm. An abnormally high level of lens fluorescence can be indicative of prolonged exposure to high levels of glucose due to diabetes. The entire procedure takes approximately one minute and does not require a fasting period. In a pilot study of more than 1,300 subjects conducted by Boehringer Mannheim, an early stage prototype of the Company's diabetes screening product demonstrated an ability to detect diabetes comparable to the fasting plasma glucose test. In December 1994, the Company entered into a collaborative arrangement with Boehringer Mannheim under which Boehringer Mannheim is primarily responsible for the clinical trials, regulatory clearance and sale of the Company's diabetes screening product. Under the Company's agreement with Boehringer Mannheim, the Company receives development funding and would receive a manufacturing profit on products sold to Boehringer Mannheim. If development milestones are achieved, the Company expects Boehringer Mannheim to file a 510(k) premarket notification with the FDA for the Company's diabetes screening product in 1998, but there can be no assurance that this filing will occur within this time frame, or at all.


     In addition to its two products for diabetes, the Company is developing an infant jaundice screening and monitoring product. Infant jaundice is characterized by a yellowing of the skin and eyes caused by an excess of bilirubin in the body. If left untreated infant jaundice may, in extreme cases, lead to brain damage or death. Of the approximately four million newborns in the United States each year, approximately 50% have recognizable jaundice and approximately 1.7 million receive at least one blood test for bilirubin. Approximately 700,000 newborns are found to have elevated bilirubin levels, and a portion of these newborns will receive additional tests. The cost to the patient for a bilirubin test ranges from $29.50 to $37.75. The Company's infant jaundice product is intended to offer an alternative to conventional blood tests for infant jaundice, which involve a traumatic heel stick to obtain a blood sample from the infant. This product is intended to be a hand held instrument, which incorporates a microspectrometer to collect spectroscopic information from the skin and a proprietary, disposable calibration element. After calibration, the instrument is applied to the skin of the infant for five to ten seconds, during which time the bilirubin level is measured using a proprietary algorithm that adjusts for testing difficulties due to skin color, gestational age and other factors. Using an early stage prototype, the Company tested over 100 infants in a pilot study and found a correlation coefficient of 0.92 between total serum bilirubin measured using a conventional blood test and that measured using the Company's prototype. In June 1996, the Company entered into a collaborative arrangement with Healthdyne under which Healthdyne is responsible for regulatory approval and sales of the Company's infant jaundice product in the United States and Canada. The Company retains manufacturing rights and is responsible for regulatory approval and sales of the infant jaundice product outside of the United States and Canada. Under its agreement with Healthdyne, the Company receives license fees and would receive a manufacturing profit on hand held instruments sold to Healthdyne and a share of any profits from the sales of disposables by Healthdyne. The Company expects Healthdyne to commence clinical testing and file a 510(k) premarket notification with the FDA for the Company's infant jaundice product in 1997, but there can be no assurance that this filing will occur within this time frame, or at all.


     The Company's offices are located at 6025A Unity Drive, Norcross, Georgia 30071, and its telephone number is (770) 242-8723. The Company was incorporated in Delaware in 1992.


                                  RISK FACTORS



     SpectRx is a development stage company with a limited operating history and a history of operating losses. To date the Company has only tested prototypes of its products. Because the Company's research and clinical development programs are at an early stage, substantial additional research and development and clinical trials will be necessary before commercial prototypes of the Company's glucose monitoring and infant jaundice products are produced. The Company's success is dependent upon maintaining its collaborative arrangements for the development and commercialization of its products. These collaborative arrangements grant a substantial amount of discretion to the collaborative partners including the right to terminate the arrangements upon the expiration of certain notice periods. No 510(k) premarket notification has been filed with the FDA for any of the Company's products. There can be no assurance that the FDA will act favorably or quickly on 510(k) submissions for the Company's products and significant difficulties and costs may be encountered by the Company in its efforts to obtain FDA clearance that could delay or preclude the sale of the Company's products in the United States. In addition, there can be no assurance that the FDA will not request additional data or require a more extensive regulatory submission known as a premarket approval application ("PMA"), which would cause the Company to incur substantial additional costs and delays. Even if necessary regulatory approvals are obtained, there can be no assurance that the Company's products will gain market acceptance. Other risk factors include the Company's dependence on licensed patent applications and proprietary technology, the Company's need to comply with government regulations, intense competition, the Company's dependence on sole sources of supply and the Company's lack of manufacturing, marketing and sales experience. For the foregoing reasons, an investment in the shares of Common Stock offered hereby involves a high degree of risk. See "Risk Factors."

                                  THE OFFERING

Common Stock offered by the Company...  2,000,000 shares

Common Stock to be outstanding after
the offering..........................  7,567,590 shares(1)

Use of Proceeds.......................  For continued development, testing and clinical trials for the Company's
                                        products; continued research and
                                        development; sales, marketing and
                                        manufacturing activities; capital
                                        expenditures; and working capital and
                                        other general corporate purposes.

Proposed Nasdaq National Market
symbol................................  SPRX

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              YEAR ENDED DECEMBER 31,
                                                                           ------------------------------
                                                                            1994        1995       1996
                                                                           -------     ------     -------
CONSOLIDATED STATEMENT OF OPERATIONS DATA
Revenues.................................................................  $   122     $1,179     $   452
Operating loss...........................................................   (1,223)      (793)     (3,110)
Net Loss.................................................................   (1,347)      (680)     (3,178)
Pro forma net loss per share.............................................                         $ (1.03)
                                                                                                  =======
Shares used in per share calculation(2)..................................                           3,094
                                                                                                  =======

                                                                                    DECEMBER 31, 1996
                                                                                --------------------------
                                                                                ACTUAL      AS ADJUSTED(3)
                                                                                -------     --------------
CONSOLIDATED BALANCE SHEET DATA
Cash and Cash Equivalents.....................................................  $ 4,721        $ 25,223
Working capital...............................................................    3,870          24,372
Total assets..................................................................    5,946          26,448
Total liabilities.............................................................    1,192           1,192
Accumulated deficit...........................................................   (6,422)         (6,422)
Total stockholders' equity....................................................    4,754          25,256

---------------


(1) Based on the number of shares outstanding as of March 31, 1997. Includes 553,126 shares of Common Stock issuable upon exercise of Warrants concurrent with the closing of this offering; excludes 663,362 shares of Common Stock issuable upon exercise of options outstanding on such date, which had a weighted average exercise price of $0.64 per share; excludes 8,572 shares of Common Stock issuable upon exercise of an outstanding warrant with an exercise price of $1.40 per share; and excludes 47,398 shares of Common Stock issuable pursuant to a Convertible Promissory Note at any time until June 19, 1998 at an assumed initial public offering price of $11.00 per share. See "Management -- Stock Plans" and "Description of Capital
    Stock -- Notes, Warrants and Options."

(2) See Note 2 of Notes to Consolidated Financial Statements for an explanation of the determination of shares used in computing net earnings per share.
(3) As adjusted (i) to reflect the sale of 2,000,000 shares of Common Stock offered hereby at an assumed public offering price of $11.00 per share and the receipt of the estimated proceeds therefrom, and (ii) the exercise of warrants (which expire if they are not exercised prior to the closing of this offering) for 553,126 shares of Common Stock and receipt of the exercise price therefrom. See "Use of Proceeds" and "Capitalization."

                                ---------------

     Except as otherwise noted, all information in this Prospectus assumes (i) a 1 for 1.4 reverse stock split of the Company's Common Stock effective on February 19, 1997, (ii) the filing and effectiveness upon the closing of this offering of the Company's Amended and Restated Certificate of Incorporation authorizing a class of undesignated Preferred Stock, (iii) the automatic conversion of all outstanding shares of Preferred Stock into 3,482,762 Shares of Common Stock upon the closing of this offering, (iv) the exercise of warrants (which expire if they are not exercised prior to the closing of this offering) for 553,126 shares of Common Stock with a weighted average exercise price of $1.25 per share, and (v) no exercise of the Underwriters' over-allotment option. See "Description of Capital Stock," "Underwriting" and Notes to Consolidated Financial Statements.

                                  RISK FACTORS

     This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus. The following risk factors should be considered carefully in addition to the other information in this prospectus before purchasing the shares of Common Stock offered hereby.

Early Stage of Development; No Assurance of Successful Product Development


     To date, the Company has only tested prototypes of its products. Because the Company's research and clinical development programs are at an early stage, substantial additional research and development and clinical trials will be necessary before commercial prototypes of the Company's glucose monitoring and infant jaundice products are produced. The Company could encounter unforeseen problems in the development of its products such as delays in conducting clinical trials, delays in the supply of key components or delays in overcoming technical hurdles. There can be no assurance that the Company will be able to successfully address the problems that may arise during the development and commercialization process. In addition, there can be no assurance that any of the Company's products will be successfully developed, proven safe and efficacious in clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable costs, be eligible for third-party reimbursement from governmental or private insurers, be successfully marketed or achieve market acceptance. If any of the Company's development programs are not successfully completed, required regulatory approvals or clearances are not obtained, or products for which approvals or clearances are obtained are not commercially successful, the Company's business, financial condition and results of operations would be materially adversely affected.


     The Company's business is subject to the risks inherent in the development of new products using new technologies and approaches. There can be no assurance that unforeseen problems will not develop with these technologies or applications, that the Company will be able to successfully address technological challenges it encounters in its research and development programs or that commercially feasible products will ultimately be developed by the Company. See "Business -- Research, Development and Engineering."

Dependence on Collaborative Arrangements

     The Company's business strategy for the development, clinical testing, regulatory approval, manufacturing and commercialization of its products depends upon the Company's ability to selectively enter into and maintain collaborative arrangements with leading medical device companies. The Company has entered into collaborative arrangements with (i) Abbott under which Abbott is primarily responsible for undertaking or funding the development, clinical testing, regulatory approval process, manufacture and sale of the Company's glucose monitoring product, (ii) Boehringer Mannheim under which Boehringer Mannheim is primarily responsible for undertaking or funding the development, clinical testing, regulatory approval process and sale of the Company's diabetes screening product, and (iii) Healthdyne under which Healthdyne is primarily responsible for undertaking or funding the development, clinical testing, regulatory approval process and sale of the Company's infant jaundice product in the United States and Canada. The agreements evidencing these collaborative arrangements grant a substantial amount of discretion to each of Abbott, Boehringer Mannheim and Healthdyne. For example, each of these collaborative partners may terminate their respective collaborative arrangements with the Company effective upon the expiration of certain notice periods. In addition, the obligation of each of the Company's collaborative partners to fund or undertake the development, clinical testing, regulatory approval process, marketing, distribution and/or sale of the products covered by their respective collaborative arrangements with the Company is, to a large extent, dependent upon the satisfaction of certain goals or "milestones" by certain specified dates, some of which are outside the Company's control. To the extent that the obligations of the Company's collaborative partners to fund or undertake all or certain of the foregoing activities are not contingent upon the satisfaction of certain goals or milestones, the collaborative partners nevertheless retain a significant degree of discretion regarding the timing of these activities and the amount and quality of financial, personnel and other resources that they devote to these activities. Furthermore, there can be no assurance that disputes will not arise between the Company and one or more of its collaborative partners regarding their respective rights and obligations under the collaborative arrangements. Finally, there can be no assurance that one or more of the Company's collaborative partners will not be unable, due to financial, regulatory or other reasons, to satisfy its obligations under its collaborative arrangement with the Company or will not intentionally or unintentionally breach its obligations under the arrangement.

     There can be no assurance that one or more of the Company's collaborative partners will not, for competitive reasons, support, directly or indirectly, a company or product that competes with the Company's product that is the subject of its collaborative arrangement with the Company. Furthermore, any dispute between the Company and one of its collaborative partners might require the Company to initiate or defend expensive litigation or arbitration proceedings.

     Any termination of any collaborative arrangement by one of the Company's collaborative partners, any inability of a collaborative partner to fund or otherwise satisfy its obligations under its collaborative arrangements with the Company and any significant dispute with, or breach of a contractual commitment by, a collaborative partner, would likely require the Company to seek and reach agreement with another collaborative partner or to assume, to the extent possible and at its own expense, all the responsibilities being undertaken by this collaborative partner. There can be no assurance that the Company would be able to reach agreement with a replacement collaborative partner. If the Company were not able to find a replacement collaborative partner, there can be no assurance that the Company would be able to perform or fund the activities for which such collaborative partner is currently responsible. Even if the Company were able to perform and fund these activities, the Company's capital requirements would increase substantially. In addition, the further development and the clinical testing, regulatory approval process, marketing, distribution and sale of the product covered by such collaborative arrangement would be significantly delayed.


     In January 1997, Healthdyne became the subject of a hostile takeover attempt by Invacare Corporation. To date, approximately 20% of Healthdyne's outstanding shares of common stock have been tendered to Invacare, and the offer has been extended to April 28, 1997 and may be extended further. There can be no assurance that a change in control of Healthdyne would not adversely affect the Company's collaborative arrangement with Healthdyne.


     Any of the foregoing circumstances could have a material adverse effect upon the Company's business, financial condition and results of operations. See "Business -- Collaborative Arrangements" and "-- Research, Development and Engineering."


Limited Operating History; History of Losses and Expectations of Future Losses



     The Company has a limited operating history upon which its prospects can be evaluated. Such prospects must be considered in light of the substantial risks, expenses and difficulties encountered by entrants into the medical device industry, which is characterized by an increasing number of participants, intense competition and a high failure rate. The Company has experienced operating losses since its inception, and, as of December 31, 1996, the Company had an accumulated deficit of approximately $6.4 million. To date, the Company has engaged primarily in research and development efforts, and a number of the Company's key management and technical personnel have only recently joined the Company. The Company has never generated revenues from product sales and does not have experience in manufacturing, marketing or selling its products. There can be no assurance that the Company's development efforts will result in commercially viable products, that the Company will be successful in introducing its products, or that required regulatory clearances or approvals will be obtained in a timely manner, or at all. There can be no assurance that the Company's products will ever gain market acceptance or that the Company will ever generate revenues or achieve profitability. The development and commercialization of its products will require substantial development, regulatory, sales and marketing, manufacturing and other expenditures. The Company expects its operating losses to continue through 1999 as it continues to expend substantial resources to complete development of its products, obtain regulatory clearances or approvals, build its marketing, sales, manufacturing and finance organizations and conduct further research and development. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Manufacturing and Sources of

Supply," "-- Sales, Marketing and Distribution," "-- Research, Development and Engineering" and "-- Government Regulation."



Government Regulations; No Assurance of Regulatory Approvals



     The design, manufacturing, labeling, distribution and marketing of the Company's products will be subject to extensive and rigorous government regulation in the United States and certain other countries where the process of obtaining and maintaining required regulatory clearance or approvals is lengthy, expensive and uncertain. In order for the Company to market its products in the United States, the Company must obtain clearance or approval from the United States Food and Drug Administration ("FDA"). The Company intends to seek clearance to market each of its products through a 510(k) premarket notification supported by clinical data. Although no 510(k) premarket notification has been filed with the FDA for clearance to market any of the Company's products, the Company expects 510(k) premarket notifications for clearance to market its infant jaundice product, its diabetes screening product and its glucose monitoring product to be filed in 1997, 1998 and 1999, respectively. There can be no assurance that any such notifications will be filed in accordance with this schedule, that the FDA will act favorably or quickly on such 510(k) submissions, or that significant difficulties and costs will not be encountered during efforts to obtain FDA clearance or approval. Specifically, the FDA may request additional data or require additional clinical studies be conducted to obtain 510(k) clearance for one or more of the Company's products. In addition, there can be no assurance that the FDA will not require the submission of a premarket approval ("PMA") application to obtain FDA approval to market one or more of the Company's products. The PMA process is more rigorous and lengthier than the 510(k) clearance process and can take several years from initial filing and require the submission of extensive supporting data and clinical information. In addition, there can be no assurance that the FDA will not impose strict labeling or other requirements as a condition of its 510(k) clearance or PMA approval, any of which could limit the Company's ability to market its products. Further, if the Company wishes to modify a product after FDA clearance of a 510(k) premarket notification or approval of a PMA, including changes in indications or other modifications that could affect safety and efficacy, additional clearances or approvals will be required from the FDA. Any request by the FDA for additional data or any requirement by the FDA that the Company conduct additional clinical studies or submit to the more rigorous and lengthier PMA process could result in a significant delay in bringing the Company's products to market and substantial additional research and other expenditures by the Company. Similarly, any labeling or other conditions or restrictions imposed by the FDA on the marketing of the Company's products could hinder the Company's ability to effectively market its products. Any of the foregoing actions by the FDA could delay or prevent altogether the Company's ability to market and distribute its products and could have a material adverse effect on the Company's business, financial condition and results of operations.



     In order for the Company to market its products under development in Europe and certain other foreign jurisdictions, the Company and its distributors and agents must obtain required regulatory registrations or approvals and otherwise comply with extensive regulations regarding safety, efficacy and quality in those jurisdictions. Specifically, certain foreign regulatory bodies have adopted various regulations governing product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. These regulations vary from country to country. In order to commence sales in Europe, the Company will be required to obtain ISO 9001 certifications and after mid-1998, the Company will be prohibited from selling its products in Europe until such time as the Company receives CE mark certification, which is an international symbol of quality and compliance with applicable European medical device directives. There can be no assurance that the Company will be successful in obtaining ISO 9001 or CE mark certification. Failure to receive ISO 9001 or CE mark certification or other foreign regulatory approvals could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will obtain any other required regulatory registrations or approvals in such countries or that it will not be required to incur significant costs in obtaining or maintaining such regulatory registrations or approvals. Delays in obtaining any registrations or approvals required to market the Company's products, failure to receive these registrations or approvals, or future loss of previously obtained registrations or approvals could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company and its collaborative partners will be required to adhere to applicable FDA regulations regarding Good Manufacturing Practice ("GMP") and similar regulations in other countries, which include testing, control, and documentation requirements. Ongoing compliance with GMP and other applicable regulatory requirements will be strictly enforced in the United States through periodic inspections by state and federal agencies, including the FDA, and in foreign jurisdictions by comparable agencies. Failure to comply with applicable regulatory requirements could result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant premarket clearance or premarket approval for devices, withdrawal of approvals previously obtained and criminal prosecution. The restriction, suspension or revocation of regulatory approvals or any other failure to comply with regulatory requirements would have a material adverse effect on the Company's business, financial condition and results of operations.



     The Clinical Chemistry Branch of the FDA's Division of Clinical Laboratory Devices (the "Branch") has traditionally been the reviewing branch for blood-based personal glucose monitoring products. The Clinical Chemistry and Clinical Toxicology Devices Panel (the "Panel") is an external advisory panel that provides advice to the Branch regarding devices that are reviewed by the Branch. The Panel met on March 20-21, 1997 to discuss invasive and non-invasive self-monitoring blood glucose devices. The Panel submitted comments to the Branch suggesting revisions of existing guidelines relating to the laboratory and clinical testing of blood glucose devices. The Branch may take the Panel's comments into consideration in determining whether to revise the existing guidelines. To date, there has been no change in the existing 510(k) guidance document for blood glucose monitoring devices. There can be no assurance that the Panel's comments will not result in a FDA policy or change in FDA policy that is materially adverse to the Company's regulatory position.



     The Company will rely upon Abbott and Boehringer Mannheim to obtain United States and foreign regulatory approvals and clearances for its glucose monitoring and diabetes screening products, respectively, and if such approvals or clearances are obtained the Company will rely upon these collaborative partners to maintain them in full force and effect and to otherwise remain in compliance with all applicable United States and foreign regulatory restrictions. The inability or failure of such third parties to comply with the varying regulations or the imposition of new regulations would materially adversely effect the Company's business, financial condition and results of operations. See "Business -- Government Regulation."



Dependence on Licensed Patent Applications and Proprietary Technology



     SpectRx's success depends in large part upon its ability to establish and maintain the proprietary nature of its technology through the patent process and to license from others patents and patent applications necessary to develop its products. The Company has licensed from Non-Invasive Monitoring Company, Inc. ("Nimco") one granted patent and know how related to its glucose monitoring product, jointly applied with Altea Technologies, Inc. ("Altea") for a U.S. patent and an international patent related to this device and has licensed this granted patent and these patent applications to Abbott pursuant to the parties' collaborative arrangements. SpectRx has license agreements with Georgia Tech Research Corporation ("GTRC") that give the Company the right to use two patents related to its diabetes screening product, and the Company has licensed this proprietary technology to Boehringer Mannheim pursuant to the Company's collaborative arrangement with Boehringer Mannheim. The Company has license agreements with the University of Texas M.D. Anderson Cancer Center ("M.D. Anderson") that give SpectRx access to one patent related to the Company's infant jaundice product, and the Company has applied for two patents related to this product. SpectRx has licensed the one patent and two patent applications to Healthdyne pursuant to its collaborative arrangement with that company. In addition, SpectRx has licensed from Joseph Lakowicz, Ph.D. of the University of Maryland several granted patents and patent applications related to fluorescence spectroscopy that it intends to use in its research and development efforts.



     There can be no assurance that one or more of the patents held directly by the Company or licensed by the Company from third parties, including the disposable components to be used in connection with its glucose monitoring and infant jaundice products, or processes used in the manufacture of the Company's products, will not be successfully challenged, invalidated or circumvented or that the Company will otherwise be able to rely on such patents for any reason. In addition, there can be no assurance that competitors, many of whom have substantial resources and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that prevent, limit or interfere with the Company's ability to make, use and sell its products either in the United States or in foreign markets. If any of the Company's patents are successfully challenged, invalidated or circumvented or the Company's right or ability to manufacture its products were to be proscribed or limited, the Company's ability to continue to manufacture and market its products could be adversely affected, which would likely have a material adverse effect upon the Company's business, financial condition and results of operations.



     The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights. Certain companies in the medical device industry have instituted intellectual property litigation, including patent infringement actions, for legitimate and, in certain cases, competitive reasons. In addition, the United States Patent and Trademark Office ("USPTO") may institute litigation or interference proceedings. There can be no assurance that the Company will not become subject to patent infringement claims or litigation or interference proceedings instituted by the USPTO to determine the priority of inventions. The defense and prosecution of intellectual property suits, USPTO interference proceedings and related legal and administrative proceedings are both costly and time consuming. Litigation may be necessary to enforce patents issued to the Company, to protect trade secrets or know how owned by the Company or to determine the enforceability, scope and validity of the proprietary rights of others. Any litigation or interference proceedings brought against, initiated by or otherwise involving the Company may require the Company to incur substantial legal and other fees and expenses and may require some of the Company's employees to devote all or a substantial portion of their time to the prosecution or defense of such litigation or proceedings. An adverse determination in litigation or interference proceedings to which the Company may become a party, including any litigation that may arise against the Company, could subject the Company to significant liabilities to third parties, require the Company to seek licenses from third parties or prevent the Company from selling its products in certain markets, or at all. Although patent and intellectual property disputes regarding medical devices are often settled through licensing or similar arrangements, there can be no assurance that the Company would be able to reach a satisfactory settlement of such a dispute that would allow it to license necessary patents or other intellectual property. Even if such a settlement were reached, the settlement process may be expensive and time consuming and the terms of the settlement may require the Company to pay substantial royalties. An adverse determination in a judicial or administrative proceeding or the failure to obtain a necessary license could prevent the Company from manufacturing and selling its products, which would have a material adverse effect on the Company's business, financial condition and results of operations.



     In addition to patents, the Company relies on trade secrets and proprietary know how, which it seeks to protect, in part, through confidentiality and proprietary information agreements. There can be no assurance that such confidentiality or proprietary information agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known to or be independently developed by competitors. See "Business -- Patents."


Fixed Royalty Rates and Manufacturing Profits

     Substantially all of the Company's revenues and profits are expected to be derived from royalties and manufacturing profits that the Company will receive from Abbott, Boehringer Mannheim and Healthdyne resulting from sales of its glucose monitoring, diabetes screening and infant jaundice products, respectively. The royalties and manufacturing profits that the Company is expected to receive from each of its collaborative partners depend on sales of such products. There can be no assurance that the Company, together with its collaborative partners, will be able to sell sufficient volumes of the Company's products to generate substantial royalties and manufacturing profits for the Company. In addition, the Company's profit margins are not likely to increase over time because the Company's royalty rates and manufacturing profit rates are predetermined.

     In addition, it is common practice in the glucose monitoring device industry for manufacturers to sell their glucose monitoring devices at substantial discounts to their list prices or to offer customers rebates on sales of their products. Manufacturers offer such discounts or rebates to expand the use of their products and thus increase the market for the disposable assay strips they sell for use with their products. Because Abbott may, pursuant to its collaborative arrangement with the Company, determine the prices at which it sells the Company's glucose monitoring devices, it may choose to adopt this marketing strategy. If Abbott adopts this marketing strategy and discounts the prices at which it sells the Company's glucose monitoring devices, the royalties earned by the Company in respect of such sales will decline. There can be no assurance that, if this strategy is adopted, royalties earned by the Company on sales of the disposable cartridges to be used in connection with its glucose monitoring device will be equal to or greater than the royalties the Company would have earned had its glucose monitoring devices not been sold at a discount. This possible reduction in royalties on sales of the Company's glucose monitoring devices could have a material adverse effect upon the Company's business, financial condition and results of operations. See "Business -- Collaborative Arrangements" and
"-- Licensing Arrangements."


Uncertainty of Market Acceptance


     The Company's products are based upon new methods of glucose monitoring, diabetes screening and infant jaundice monitoring and screening, and there can be no assurance that any of these products will gain market acceptance. Physicians and individuals will not recommend or use the Company's products unless they determine, based on experience, clinical data, relative cost, and other factors, that these products are an attractive alternative to current blood-based tests that have a long history of safe and effective use. To date, the Company's products have been utilized by only a limited number of subjects, and no independent studies regarding the Company's products have been published. The lack of any such independent studies may have an adverse effect on the Company's ability to successfully market its products. In addition, purchase decisions for products like the Company's diabetes screening and infant jaundice products are greatly influenced by health care administrators who are subject to increasing pressures to reduce costs. Failure of the Company's products to achieve significant market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations. See
"-- Uncertainty of Third-Party Reimbursement" and "Business -- Third-Party Reimbursement."


Intense Competition


     The medical device industry in general, and the markets for glucose monitoring and diabetes screening devices and processes in particular, are intensely competitive. If successful in its product development, the Company will compete with other providers of personal glucose monitors, diabetes screening tests and infant jaundice products. A number of competitors, including Johnson & Johnson, Inc. (which owns Lifescan, Inc.), Boehringer Mannheim, Bayer AG (which owns Miles Laboratories, Inc.) and Abbott (which owns MediSense Inc.), are currently marketing traditional glucose monitors. These monitors are widely accepted in the health care industry and have a long history of accurate and effective use. Furthermore, a number of companies have announced that they are developing products that permit non-invasive and less invasive glucose monitoring. Accordingly, competition in this area is expected to increase.

     Many of the Company's competitors have substantially greater financial, research, technical, manufacturing, marketing and distribution resources than the Company and have greater name recognition and lengthier operating histories in the health care industry. There can be no assurance that the Company will be able to effectively compete against these and other competitors. In addition, there can be no assurance that the Company's glucose monitoring, diabetes screening or infant jaundice products will replace any currently used devices or systems, which have long histories of safe and effective use. Furthermore, there can be no assurance that the Company's competitors will not succeed in developing, either before or after the development and commercialization of the Company's products, devices and technologies that permit more efficient, less expensive non-invasive and less invasive glucose monitoring, diabetes screening and infant jaundice monitoring. It is also possible that one or more pharmaceutical or other health care companies will develop therapeutic drugs, treatments or other products that will substantially reduce the prevalence of diabetes or infant jaundice or otherwise render the Company's products obsolete. Such competition could have a material adverse effect on the Company's business, financial condition and results of operation.

     In addition, there can be no assurance that one or more of the Company's collaborative partners will not, for competitive reasons, reduce its support of its collaborative arrangement with the Company or support, directly or indirectly, a company or product that competes with the Company's product that is the subject of the collaborative arrangement. See "Business -- Competition."

No Manufacturing Experience; Dependence on Sole Sources of Supply

     To date, the Company's manufacturing activities have consisted only of building certain prototype devices. If the Company successfully develops its diabetes screening and infant jaundice products and, together with Boehringer Mannheim and Healthdyne, obtains FDA clearance and other regulatory approvals to market these products, the Company will undertake to manufacture these products. The Company has no experience manufacturing such products in the volumes that would be necessary for the Company to achieve significant commercial sales. There can be no assurance that the Company will be able to establish and maintain reliable, full scale manufacturing of these products at commercially reasonable costs. Although the Company has leased space that it plans to use to manufacture its products, it may encounter various problems in establishing and maintaining its manufacturing operations, resulting in inefficiencies and delays. Specifically, companies often encounter difficulties in scaling up production, including problems involving production yield, quality control and assurance, and shortages of qualified personnel. In addition, the Company's manufacturing facilities will be subject to GMP regulations, including possible preapproval inspection, international quality standards and other regulatory requirements. Difficulties encountered by the Company in manufacturing scale-up or failure by the Company to implement and maintain its manufacturing facilities in accordance with GMP regulations, international quality standards or other regulatory requirements could result in a delay or termination of production, which could have a material adverse effect on the Company's business, financial condition and results of operations.


     The microspectrometer and disposable calibration element, components of the infant jaundice product, and the blue light module and calibration element, components of the diabetes screening product, are each only available from one supplier and would require a major redesign of the applicable product in order to incorporate a substitute component. Certain other components of the infant jaundice and diabetes screening products are currently obtained from only one supplier, but have readily available substitute components that can be incorporated in the applicable product with minimal design modifications. If the Company's products require a PMA application, then the inclusion of substitute components could require the Company to qualify the new supplier with the appropriate government regulatory authorities. Alternatively, if the Company's products qualify for a 510(k) premarket notification, then the substitute components need only meet the Company's product specifications. Any significant problem experienced by one of the Company's sole source suppliers may result in a delay or interruption in the supply of components to the Company until such supplier cures the problem or an alternative source of the component is located and qualified. Any delay or interruption would likely lead to a delay or interruption in the Company's manufacturing operations, which could have a material adverse effect upon the Company's business, financial condition and results of operations. See "Business -- Manufacturing and Sources of Supply."


No Marketing and Sales Experience

     If the Company, together with Healthdyne, successfully develops the Company's infant jaundice product and obtains, in countries other than the United States and Canada, necessary regulatory approvals and clearances to market this product, the Company will be responsible for marketing this product in these countries. The Company has no experience in marketing or selling medical device products and only has a three person marketing and sales staff. In order to successfully market and sell its infant jaundice product outside the United States and Canada, the Company must either develop a marketing and sales force or enter into arrangements with third parties to market and sell this product. There can be no assurance that the Company will be able to successfully develop a marketing and sales force or that it will be able to enter into marketing and sales agreements with third parties on acceptable terms, if at all. If the Company develops its own marketing and sales capabilities, it will compete with other companies that have experienced and well-funded marketing and sales operations. If the Company enters into a marketing arrangement with a third party for the marketing and sale of its infant jaundice product outside the United States and Canada, any revenues to be received by the Company from this product will be dependent on this third party, and the Company will likely be required to pay a sales commission or similar amount to this party. Furthermore, the Company is currently dependent on the efforts of Abbott and Boehringer Mannheim for any revenues to be received from its glucose monitoring and diabetes screening products, respectively. There can be no assurance that the efforts of these third parties for the marketing and sale of the Company's products will be successful. See "-- Dependence on Collaborative Arrangements,"
"Business -- Sales, Marketing and Distribution," and "-- Collaborative Arrangements."

Product Liability Risk; Limited Insurance Coverage

     The development, manufacture and sale of medical products entail significant risks of product liability claims. The Company currently has no product liability insurance coverage beyond that provided by its general liability insurance. Accordingly, there can be no assurance that the Company is adequately protected from any liabilities, including any adverse judgments or settlements, it might incur in connection with the development, clinical testing, manufacture and sale of its products. In addition, product liability insurance is expensive and may not be available to the Company on acceptable terms, if at all. A successful product liability claim or series of claims brought against the Company that results in an adverse judgment against or settlement by the Company in excess of any insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Product Liability and Insurance."


Need for Additional Capital; Uncertainty of Access to Capital


     Substantial capital will be required to develop the Company's products, including completing product testing and clinical trials, obtaining all required United States and foreign regulatory approvals and clearances, commencing and scaling up manufacturing and marketing its products. Pursuant to the Company's collaborative arrangements with Abbott, Boehringer Mannheim and Healthdyne, these collaborative partners will either directly undertake these activities or will fund a substantial portion of these expenditures. The obligations of the Company's collaborative partners to fund the Company's capital expenditures is largely discretionary and depends on a number of factors, including the Company's ability to meet certain milestones in the development and testing of its products. There can be no assurance that the Company will meet such milestones or that the Company's collaborative partners will continue to fund the Company's capital expenditures. Any failure of the Company's collaborative partners to fund its capital expenditures would have a material adverse effect on the Company's business, financial condition and results of operations.

     In addition to funds that the Company expects to be provided by its collaborative partners, the Company may be required to raise additional funds through public or private financing, additional collaborative relationships or other arrangements. The Company believes that its existing capital resources and the net proceeds of this offering will be sufficient to satisfy its funding requirements for at least the next 24 months, but may not be sufficient to fund the Company's operations to the point of commercial introduction of its glucose monitoring product. There can be no assurance that any required additional funding, if needed, will be available on terms attractive to the Company, or at all, which could have a material adverse effect on the Company's business, financial condition and results of operations. Any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

Uncertainty of Third-Party Reimbursement

     In the United States and elsewhere, sales of medical products are dependent, in part, on the ability of consumers of these products to obtain reimbursement for all or a portion of their cost from third-party payors, such as government and private insurance plans. Third-party payors are increasingly challenging the prices charged for medical products and services. If the Company succeeds in bringing one or more products to market, there can be no assurance that these products will be considered cost effective and that reimburse-ment to the consumer will be available or sufficient to allow the Company to sell its products on a competitive basis. See "Business -- Third-Party Reimbursement."


Need to Attract and Retain Key Employees



     The Company's ability to operate successfully and manage its potential future growth depends in significant part upon the continued service of certain key scientific, technical, managerial and finance personnel, and its ability to attract and retain additional highly qualified scientific, technical, managerial and finance personnel. The officers listed in the Executive Officers and Directors table comprise the Company's key personnel. The Chief Financial Officer and the Vice President, Operations joined the Company within the last 12 months. None of these key employees has an employment contract with the Company nor are any of these employees covered by key person or similar insurance. In addition, if the Company, together with its collaborative partners, is able to successfully develop and commercialize the Company's products, the Company will need to hire additional scientific, technical, managerial and finance personnel. The Company faces intense competition for qualified personnel in these areas, many of whom are often subject to competing employment offers, and there can be no assurance that the Company will be able to attract and retain such personnel. The loss of key personnel or inability to hire and retain additional qualified personnel in the future could have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Employees" and "Management -- Executive Officers and Directors."


Control by Directors, Executive Officers and Affiliated Entities


     The Company's directors, executive officers and entities affiliated with them, will, in the aggregate, beneficially own approximately 48% of the Company's outstanding Common Stock following the completion of this offering. These stockholders, if acting together, would be able to control substantially all matters requiring approval by the stockholders of the Company, including the election of directors and the approval of mergers and other business combination transactions. See "Principal Stockholders."


No Prior Public Market for Common Stock; Potential Volatility of Stock Price

     Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that a regular trading market will develop and continue after this offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined through negotiations between the Company and the representatives of the Underwriters and may not be indicative of the market price of the Common Stock following this offering. The stock markets have experienced extreme price and volume fluctuations that have substantially affected small capitalization medical technology companies, resulting in changes in the market prices of the stocks of many such companies that may not have been directly related to their operating performance. Such broad market fluctuations may adversely affect the market price of the Common Stock following this offering. In addition, the market price of the Common Stock following this offering may be highly volatile. Factors such as variations in the Company's financial results, changes in the Company's collaborative arrangements, comments by security analysts, announcements of technological innovations or new products by the Company or its competitors, changing government regulations and developments with respect to FDA submissions, patents and proprietary rights, or litigation may have a material adverse effect on the market price of the Common Stock. See "Underwriting."

Potential Adverse Effect of Shares Eligible for Future Sale

     The number of shares of Common Stock available for sale in the public market is limited by lock-up agreements under which all directors, executive officers and certain other stockholders of the Company that beneficially own or have dispositive power over substantially all of the shares of Common Stock outstanding prior to this offering, including Common Stock to be issued upon the closing of this offering upon conversion of the Company's Preferred Stock, have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days following the offering, without the prior written consent of Hambrecht & Quist LLC. However, Hambrecht & Quist LLC may, in its sole discretion, permit the sale or other disposition of all or any portion of the securities subject to such lock-up agreements prior to the expiration of this 180 day period. If Hambrecht & Quist LLC were to release any securities from the prohibitions on sales and other dispositions imposed by these lock-up agreements, up to 1,089,827 shares of Common Stock may be eligible for immediate sale. Although Hambrecht & Quist LLC does not have any agreements or understandings regarding the release of any securities from the prohibitions on sales and other dispositions imposed by these lock-up agreements, it retains the right at any time and without notice to release from the scope of the lock-up restrictions all or any portion of the securities currently subject to such restrictions. The release of any securities from such prohibitions and the subsequent sale of such shares may have an adverse effect on the ability of the Company to raise capital and could adversely affect the market price of the Company's Common Stock. See "Shares Eligible for Future Sale" and "Underwriting."

Anti-Takeover Effect of Certain Charter and Bylaw Provisions on Price of Common Stock

     Certain provisions of the Company's Certificate of Incorporation and Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. Certain of these provisions allow the Company to issue Preferred Stock without any vote or further action by the stockholders, eliminate the right of stockholders to act by written consent without a meeting and specify procedures for director nominations by stockholders and submission of other proposals for consideration at stockholder meetings. Certain provisions of Delaware law applicable to the Company, including Section 203, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholders for a period of three years unless certain conditions are met, could also delay or make more difficult a merger, tender offer or proxy contest involving the Company. The possible issuance of Preferred Stock, the procedures required for director nominations and stockholder proposals and Delaware law could have the effect of delaying, deferring or preventing a change in control of the Company, including without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of the Company's Common Stock. These provisions could also limit the price that investors might be willing to pay in the future for shares of the Company's Common Stock. See "Description of Capital Stock -- Preferred Stock" and "-- Certain Charter and Bylaw Provisions and Delaware Anti-Takeover Statute."


Immediate and Substantial Dilution


     Investors purchasing shares of Common Stock in this offering will incur immediate and substantial dilution in net tangible book value of the Common Stock of $7.68 per share. To the extent that currently outstanding options to purchase the Company's Common Stock are exercised, there will be further dilution. See "Dilution."

Lack of Dividends

     The Company has not paid any dividends and does not anticipate paying any dividends in the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $11.00 per share are estimated to be approximately $19.8 million (approximately $22.9 million if the Underwriters' over-allotment option is exercised in full).


     The Company anticipates that the net proceeds of this offering will be used as follows: approximately $6.2 million to fund the further development of the infant jaundice and diabetes screening products, approximately $3.9 million to fund the buildup of production capacity and inventory, approximately $3.5 million to fund sales, marketing and distribution, approximately $5.2 million for working capital for infant jaundice and diabetes screening products, and approximately $1.0 million for other capital expenditures. The amounts actually expended for these purposes will depend upon numerous factors, including the results of clinical studies, the design and cost of the Company's initial manufacturing facility and other factors. Pending the use of the net proceeds of the offering, the Company will invest the funds in short-term, interest-bearing, investment-grade securities. The Company believes that its existing capital resources and the net proceeds of this offering will be sufficient to fund its operations for at least the next 24 months, but such amounts may not be sufficient to fund the Company's operations to the point of commercial introduction of its glucose monitoring product. The Company expects to continue to receive development funding from its collaborative partners to fund the further development and commercialization of its products. See
"Business -- Collaborative Arrangements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


                                DIVIDEND POLICY

     The Company has never declared or paid dividends on its Common Stock. The Company intends to retain earnings, if any, and will not pay cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements, general business conditions and such other factors as the Board of Directors may deem relevant.

                                 CAPITALIZATION

     The following table sets forth as of December 31, 1996, (i) the actual capitalization of the Company, (ii) the pro forma capitalization of the Company after giving effect to the conversion of all of the outstanding shares of Convertible Preferred Stock into Common Stock and the exercise of warrants (which expire if they are not exercised prior to the closing of this offering) for 553,126 shares of Common Stock with a weighted average exercise price of $1.25 per share, and (iii) the pro forma capitalization of the Company as adjusted to reflect the issuance and sale of 2,000,000 shares of Common Stock offered hereby at an assumed public offering price of $11.00 per share and the receipt of the estimated net proceeds therefrom. This table should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations.

                                                                         DECEMBER 31, 1996
                                                                 ----------------------------------
                                                                                       PRO FORMA
                                                                 ACTUAL   PRO FORMA  AS ADJUSTED(1)
                                                                 -------  ---------  --------------
                                                                           (IN THOUSANDS)
Convertible subordinated promissory notes....................... $   250   $   250      $    250
                                                                 -------   -------
Stockholders' equity:
          Preferred Stock, 5,000,000 shares ($0.001 par value)
            authorized; 4,875,835 shares issued and outstanding;
            none issued and outstanding pro forma or pro forma
            as adjusted.........................................       5        --            --
          Common Stock, 50,000,000 shares ($0.001 par value)
            authorized; 1,531,702 shares issued and outstanding;
            5,567,590 shares issued and outstanding pro forma
            and 7,567,590 shares issued and outstanding pro
            forma as adjusted...................................       2         6             8
          Additional paid-in capital............................  11,330    12,196        32,004
          Notes receivable from officers........................     (48)      (48)          (48)
          Deferred compensation.................................    (286)     (286)         (286)
          Warrants..............................................     173        --            --
          Accumulated deficit...................................  (6,422)   (6,422)       (6,422)
                                                                 -------   -------
                    Total stockholders' equity..................   4,754     5,446        25,256
                                                                 -------   -------
                         Total capitalization................... $ 5,004   $ 5,696      $ 25,506
                                                                 =======   =======

---------------

(1) Excludes, as of December 31, 1996, 663,362 shares of Common Stock reserved for issuance upon exercise of outstanding options granted pursuant to the Company's 1995 Stock Plan at a weighted average price of $0.64 per share; 8,572 shares of Common Stock issuable upon the exercise of an outstanding warrant with an exercise price of $1.40 per share; and 47,398 shares of Common Stock issuable pursuant to a Convertible Promissory Note at any time until June 19, 1998 at an assumed initial public offering price of $11.00 per share. See "Management -- Stock Plans" and "Description of Capital Stock -- Notes, Warrants and Options."

                                    DILUTION


     As of December 31, 1996, the Company had a net tangible book value of approximately $4,636,000 or approximately $0.93 per share of Common Stock. Net tangible book value represents the amount of total tangible assets less total liabilities divided by the number of shares of Common Stock outstanding. After giving effect to the receipt by the Company of the net proceeds from the sale of 2,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $11.00 per share, the conversion of all of the outstanding shares of convertible Preferred Stock into Common Stock and the exercise of warrants (which expire if they are not exercised prior to the closing of this offering) for 553,126 shares of Common Stock with a weighted average price of $1.25 per share, the pro forma net tangible book value of the Company as of December 31, 1996 would have been approximately $25,138,000 or approximately $3.32 per share. This represents an immediate increase in net tangible book value per share of approximately $2.39 to existing shareholders and an immediate dilution of approximately $7.68 per share to new investors. The following table sets forth this per share dilution:



    Assumed initial public offering price per share......................           $11.00
         Pro forma net tangible book value per share as of December 31,
          1996...........................................................  $ .93
         Increase per share attributable to new investors................   2.39
                                                                           -----
    Pro forma net tangible book value per share after the Offering.......             3.32
                                                                                    ------
    Dilution per share to new investors..................................           $ 7.68
                                                                                    ======


     The following table summarizes, on a pro forma basis as of December 31, 1996, the differences between existing stockholders and new investors with respect to the total number of shares of Common Stock and Preferred Stock (all of which Preferred Stock will be converted into Common Stock upon the closing of the Offering) purchased from the Company, the total consideration paid and the average price per share paid (assuming the sale of 2,000,000 shares of Common Stock at an initial public offering price of $11.00 per share).

                                       SHARES PURCHASED          TOTAL CONSIDERATION
                                     ---------------------     -----------------------     AVERAGE PRICE
                                      NUMBER       PERCENT       AMOUNT        PERCENT       PER SHARE
                                     ---------     -------     -----------     -------     --------------
          Existing shareholders....  5,567,590       73.6%     $11,908,000       35.1%         $ 2.14
          New investors............  2,000,000       26.4       22,000,000       64.9           11.00
                                     ---------      -----      -----------      -----
                           Total...  7,567,590      100.0%     $33,908,000      100.0%
                                     =========      =====      ===========      =====

------------------------------

The above calculations do not give effect to (i) the exercise of outstanding options to purchase 663,362 shares of Common Stock at a weighted average exercise price of $0.64 per share outstanding on December 31, 1996, (ii) the exercise of an outstanding warrant to purchase 8,572 shares of Common Stock at an exercise price of $1.40 per share outstanding on December 31, 1996 and (iii) the conversion of 47,398 shares of Common Stock pursuant to a Convertible Promissory Note convertible at any time until June 19, 1998 at an assumed initial public offering price of $11.00 per share. To the extent that these options and warrants become exercisable and are exercised, or the Convertible Promissory Note is converted, there will be further dilution to new investors. See "Management -- Stock Plans" and "Description of Capital Stock -- Notes, Warrants and Options."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data for the period from October 27, 1992 (date of inception) through December 31, 1993, and for the years ended December 31, 1994, 1995 and 1996 and as of December 31, 1994, 1995 and 1996, are
derived from the Consolidated Financial Statements of the Company which have been included elsewhere herein and have been audited by Arthur Andersen LLP, independent public accountants. The data set forth below is qualified by reference to and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                      YEAR ENDED DECEMBER 31,
                                                                   ------------------------------
                                                       1993(1)      1994        1995       1996
                                                       -------     -------     ------     -------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA
Revenues.............................................  $    --     $   122     $1,179     $   452
Expenses:
  Research and development...........................      638         869      1,189       1,815
  Sales and marketing................................      196         126        146         221
  General and administrative.........................      403         350        637       1,526
                                                       -------     -------     ------     -------
                                                         1,237       1,345      1,972       3,562
                                                       -------     -------     ------     -------
  Operating loss.....................................   (1,237)     (1,223)      (793)     (3,110)
Interest Expense, net................................       --         144          5         132
Other (Income).......................................      (20)        (20)      (118)        (64)
                                                       -------     -------     ------     -------
Net Loss.............................................  $(1,217)    $(1,347)    $ (680)    $(3,178)
                                                       =======     =======     ======     =======
Pro forma net loss per share(2)......................                                     $ (1.03)
                                                                                          =======
Pro forma weighted average shares outstanding........                                       3,094
                                                                                          =======


                                                                DECEMBER 31,
                                        ------------------------------------------------------------
                                         1993        1994        1995
                                        -------     -------     -------
                                                                                      1996
                                                                            ------------------------
                                                                            ACTUAL      PRO FORMA(3)
                                                                            -------     ------------
CONSOLIDATED BALANCE SHEET DATA
Cash and cash equivalents.............  $   422     $   937     $   107     $ 4,721       $  5,413
Working capital.......................      313         299        (444)      3,870          4,562
Total assets..........................      756       1,327         751       5,946          6,638
Total liabilities.....................      133         689         787       1,192          1,192
Accumulated deficit...................   (1,217)     (2,564)     (3,244)     (6,422)        (6,422)
Total shareholders' equity............      623         638         (36)      4,754          5,446


---------------

(1) From the Company's inception on October 27, 1992 through December 31, 1993.
(2) See Note 2 of Notes to Financial Statements for a description of the computation of pro forma net loss per share.

(3) Pro forma gives effect to the conversion of all of the outstanding shares of Convertible Preferred Stock into Common Stock and the exercise of warrants (which expire if they are not exercised prior to the closing of this offering) for 553,126 shares of Common Stock with a weighted average exercise price of $1.25 per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial Data" and the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. Except for the historical information contained herein, the discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations, and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include those discussed in "Risk Factors," as well as those discussed elsewhere herein.

OVERVIEW


     SpectRx was incorporated on October 27, 1992, and since that date has raised capital funding through the sale of preferred stock, issuance of debt securities and collaborative arrangements. Following its initial funding in early 1993, the Company immediately began research and development activities with the objective of commercializing less invasive diagnostic screening and monitoring products. As part of its business strategy, the Company has selectively established arrangements with leading medical device companies for the development, commercialization and introduction of its products. Since inception, the Company has entered into collaborative arrangements with Abbott, Boehringer Mannheim and Healthdyne for its glucose monitoring, diabetes screening and infant jaundice products, respectively. In December 1996, the Company sublicensed certain technology to and acquired a 64.8% interest in FluorRx, Inc., a Delaware corporation formed for the purpose of developing and commercializing technology related to fluorescence spectroscopy.


     The Company has a limited operating history upon which its prospects can be evaluated. Such prospects must be considered in light of the substantial risks, expenses and difficulties encountered by entrants into the medical device industry, which is characterized by an increasing number of participants, intense competition and a high failure rate. The Company has experienced operating losses since its inception, and, as of December 31, 1996, the Company had an accumulated deficit of approximately $6.4 million. To date, the Company has engaged primarily in research and development efforts, and a number of the Company's key management and technical personnel have only recently joined the Company. The Company has never generated revenues from product sales and does not have experience in manufacturing, marketing or selling its products. There can be no assurance that the Company's development efforts will result in commercially viable products, that the Company will be successful in introducing its products, or that required regulatory clearances or approvals will be obtained in a timely manner, or at all. There can be no assurance that the Company's products will ever gain market acceptance or that the Company will ever generate revenues or achieve profitability. The development and commercialization of its products will require substantial development, regulatory, sales and marketing, manufacturing and other expenditures. The Company expects its operating losses to continue through 1999 as it continues to expend substantial resources to complete development of its products, obtain regulatory clearances or approvals, build its marketing, sales, manufacturing and finance organizations and conduct further research and development.

     Substantially all of the Company's revenues and profits are expected to be derived from royalties and manufacturing profits that the Company will receive from Abbott, Boehringer Mannheim and Healthdyne resulting from sales of its glucose monitoring, diabetes screening and infant jaundice products, respectively. The royalties and manufacturing profits that the Company is expected to receive from each of its collaborative partners depend on sales of such products. There can be no assurance that the Company, together with its collaborative partners, will be able to sell sufficient volumes of the Company's products to generate substantial royalties and manufacturing profits for the Company. In addition, the Company's profit margins are not likely to increase over time because the Company's royalty rates and manufacturing profit rates are predetermined.

     In addition, it is common practice in the glucose monitoring device industry for manufacturers to sell their glucose monitoring devices at substantial discounts to their list prices or to offer customers rebates on sales of their products. Manufacturers offer such discounts or rebates to expand the use of their products and thus increase the market for the disposable assay strips they sell for use with their products. Because Abbott may, pursuant to its collaborative arrangement with the Company, determine the prices at which it sells the Company's glucose monitoring devices, it may choose to adopt this marketing strategy. If Abbott adopts this marketing strategy and discounts the prices at which it sells the Company's glucose monitoring devices, the royalties earned by the Company in respect of such sales will decline. There can be no assurance that, if this strategy is adopted, royalties earned by the Company on sales of the disposable cartridges to be used in connection with its glucose monitoring device will be equal to or greater than the royalties the Company would have earned had its glucose monitoring devices not been sold at a discount. This possible reduction in royalties on sales of the Company's glucose monitoring devices could have a material adverse effect upon the Company's business, financial condition and results of operations.

     The Company has entered into collaborative arrangements with Abbott, Boehringer Mannheim and Healthdyne. The agreements evidencing these collaborative arrangements grant a substantial amount of discretion to each collaborative partner. If one or more of the Company's collaborative partners were to terminate its arrangement with the Company, the Company would either need to reach agreement with a replacement collaborative partner or undertake at its own expense the activities handled by its collaborative partner prior to such termination, which would require the Company to develop expertise it does not currently possess, would significantly increase the Company's capital requirements and would limit the programs the Company could pursue. The Company would likely encounter significant delays in introducing its products and the development, manufacture and sale of its products would be adversely affected by the absence of such collaborative arrangements. The termination of any of the Company's collaborative arrangements would have a material adverse effect on the Company's business, financial condition and results of operations.

RESULTS OF OPERATIONS

  Comparison of Years Ended December 31, 1996 and 1995

     General. Net losses increased to approximately $3.2 million during the year ended December 31, 1996 from approximately $680,000 during the same period in 1995 due to an increase in research and development expenses and general and administrative expenses. The Company expects net losses to continue. If the Company is unable to attain certain milestones under a collaboration agreement, its collaborative partner may not make milestone payments under or may terminate altogether such agreement. If this were to happen, future net losses would escalate rapidly because of spending increases necessary to complete research, development and clinical trials of the Company's products, commence sales and marketing efforts and establish a manufacturing capability.

     Research and development expenses. Research and development expenses increased to approximately $1.8 million during the year ended December 31, 1996 from approximately $1.2 million during the same period in 1995. The increase in research and development expenses was primarily due to increases in compensation, benefit and employee recruiting costs and, to a lesser extent, increases in consulting expenses, patent legal fees and the cost of prototype materials purchased. The Company expects research and development expenses to increase in the future as it begins clinical trials for its products.

     Sales and marketing expenses. Sales and marketing expenses increased to $221,000 during the year ended December 31, 1996 from $146,000 during the same period in 1995. The increase was due primarily to compensation and recruiting costs, product design costs and expenses related to building a marketing organization for the Company's infant jaundice product. Sales and marketing expenses are expected to increase in the future as the Company begins to market this product.

     General and administrative expenses. General and administrative expenses increased to approximately $1.5 million during the year ended December 31, 1996 from approximately $637,000 during the same period in 1995. The increase in general and administrative expenses was due to increases in compensation and facility costs. General and administrative expenses are expected to increase in the future as a result of overhead costs associated with research and development activities and, to a lesser extent, expenses associated with being a public company.

     Net interest expense. Net interest expense increased to $132,000 during the year ended December 31, 1996 from an expense of $5,000 during the same period in 1995. This increase resulted from interest incurred in conjunction with the issuance of convertible notes, which have since been redeemed.

  Comparison of Years Ended December 31, 1995 and 1994

     General. Net losses decreased to approximately $680,000 during 1995 from $1.3 million during 1994. This decrease was the result of an increase in licensing fees earned by the Company, and other income.

     Research and development expenses. Research and development expenses increased to approximately $1.2 million during 1995 from approximately $869,000 during 1994. The increases in research and development expenses were due primarily to increases in compensation, benefit and employee recruiting costs and, to a lesser extent, increases in consulting expenses, patent legal fees and the cost of prototype materials purchased.

     Sales and marketing expenses. Sales and marketing expenses increased to approximately $146,000 during 1995 from approximately $126,000 during 1994. The increase was due primarily to increases in compensation and recruiting and product design costs.

     General and administrative expenses. General and administrative expenses increased to approximately $637,000 during 1995 from approximately $350,000 during 1994. The increases in general and administrative expenses were due to increases in compensation, facility costs and depreciation of furniture and equipment.

     Net interest expense. Net interest expense decreased to approximately $5,000 during 1995 from approximately $144,000 during 1994, due to the conversion to equity securities of notes outstanding during 1994.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has financed its operations since inception primarily through private sales of its equity securities. From October 27, 1992 (inception) through December 31, 1996, the Company received approximately $11.2 million in net proceeds from sales of its equity securities. At December 31, 1996, the Company had cash of approximately $4.7 million and working capital of approximately $3.9 million, as compared to $107,000 and $(444,000), respectively, at December 31, 1995. The increase was primarily due to receipt of net proceeds of approximately $3.5 million from private sales of Series B Preferred Stock, approximately $3.0 million from sales of Series C Preferred Stock to Abbott, and $1.2 million from the sale of convertible notes (of which $982,000 subsequently was converted into Series B Preferred Stock), which were partially offset by the Company's operating expenses and capital expenditures. The Company currently invests its excess cash balances and intends to invest the estimated net proceeds of this offering primarily in short-term, investment-grade, interest-bearing obligations until such funds are utilized in operations.


     Substantial capital will be required to develop the Company's products, including completing product testing and clinical trials, obtaining all required United States and foreign regulatory approvals and clearances, commencing and scaling up manufacturing and marketing its products. Pursuant to the Company's collaborative arrangements with Abbott, Boehringer Mannheim and Healthdyne, these collaborative partners will either directly undertake these activities or will fund a substantial portion of these expenditures. Capital expenditures to be funded by the Company for the remainder of 1997 are expected to be $1.1 million, including approximately $661,000 for the build up of production capacity. The obligations of the Company's collaborative partners to fund the Company's capital expenditures is largely discretionary and depends on a number of factors, including the Company's ability to meet certain milestones in the development and testing of its products. There can be no assurance that the Company will meet such milestones or that the Company's collaborative partners will continue to fund the Company's development expenditures. Any failure of the Company's collaborative partners to fund its development expenditures would have a material adverse effect on the Company's business, financial condition and results of operations.


     In addition to funds that the Company expects to be provided by its collaborative partners, the Company may be required to raise additional funds through public or private financing, additional collaborative relationships or other arrangements. The Company believes that its existing capital resources and the net proceeds of this offering will be sufficient to satisfy its funding requirements for at least the next 24 months, but may not be sufficient to fund the Company's operations to the point of commercial introduction of its glucose monitoring product. There can be no assurance that any required additional funding, if needed, will be available on terms attractive to the Company, or at all, which could have a material adverse effect on the Company's business, financial condition and results of operations. Any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants.

                                    BUSINESS

OVERVIEW

     SpectRx is engaged in the research and development of products that offer less invasive and painless alternatives to blood tests currently used for glucose monitoring, diabetes screening and infant jaundice. The Company's goal is to introduce products that reduce or eliminate pain, are convenient to use and provide rapid results at the point of care, thereby improving patient well being and reducing health care costs. The Company's products for glucose monitoring, diabetes screening and infant jaundice are based on proprietary electro-optical and microporation technology that can eliminate the pain and inconvenience of a blood sample. The Company has entered into collaborative arrangements with Abbott, Boehringer Mannheim and Healthdyne to facilitate the development, commercialization and introduction of its glucose monitoring, diabetes screening and infant jaundice products, respectively.


     The Company is developing a hand held glucose monitoring product that combines its proprietary microporation technology with a disposable assay cartridge. This product is intended to offer an alternative to current glucose monitoring products, which require a blood sample usually obtained by lancing the fingertip. The Company believes that the worldwide market for glucose monitoring products at manufacturers' price levels is approximately $2.0 billion annually and growing at approximately 17% a year. The North American market was approximately $1.0 billion in 1996. The Company's prototype glucose monitoring product uses a laser to create a micropore approximately the diameter of a human hair. The laser creates a micropore with a depth approximately the thickness of a sheet of paper. This micropore provides painless access to interstitial fluid, an extracellular fluid that is prevalent throughout the body and just beneath the skin, which contains glucose and many other analytes found in blood. Because interstitial fluid is found throughout the body, the micropore can be created on various parts of the body. Once access to interstitial fluid is achieved, the device is intended to force interstitial fluid out of the micropore and into the disposable assay cartridge. The fluid is then analyzed using chemistry similar to that in currently available blood glucose monitors. In a pilot study involving 10 subjects and yielding 438 measurements, the Company found a correlation coefficient of 0.96 between blood glucose levels measured using conventional finger stick technology and interstitial fluid glucose levels measured using the Company's early stage prototype. A correlation coefficient is a quantitative representation of the relationship between two measurements, with a correlation coefficient of 1.0 indicating identical information in the measurements. In October 1996, the Company entered into a collaborative arrangement with Abbott under which Abbott is primarily responsible for undertaking or funding the development, regulatory clearance, manufacture and sale of the Company's glucose monitoring product. Under its agreement with Abbott, the Company receives development funding, payments on achievement of technical milestones and a royalty on Abbott sales of the product. In addition, Abbott has made a $3 million equity investment in the Company. If the development milestones are achieved, the Company expects Abbott to file a 510(k) premarket notification for its glucose monitoring product in 1999, but there can be no assurance that this filing will occur during this time frame, or at all.



     The Company has developed a compact diabetes screening product based on measurements of fluorescence in the lens of the eye. This product is intended to provide an alternative to the fasting plasma glucose test, the screening technique recommended by the ADA, which requires a blood draw following an eight hour fasting period. The Company believes that the market for diabetes screening tests in the United States is approximately $300 million. While the individual looks into the Company's device it automatically tracks the eye and measures lens fluorescence, which is evaluated by the Company's proprietary algorithm. An abnormally high level of lens fluorescence can be indicative of prolonged exposure to high levels of glucose due to diabetes. The entire procedure takes approximately one minute and does not require a fasting period. In a pilot study of more than 1,300 subjects conducted by Boehringer Mannheim, an early stage prototype of the Company's diabetes screening product demonstrated an ability to detect diabetes comparable to the fasting plasma glucose test. In December 1994, the Company entered into a collaborative arrangement with Boehringer Mannheim under which Boehringer Mannheim is primarily responsible for the clinical trials, the regulatory clearance and sale of the Company's diabetes screening product. Under the Company's agreement with Boehringer Mannheim, the Company receives development funding and would receive a manufacturing profit on products sold to Boehringer Mannheim. If development milestones are achieved, the Company expects Boehringer Mannheim to file a 510(k) premarket notification with the FDA for the Company's diabetes screening product in 1998, but there can be no assurance that this filing will occur within this time frame, or at all.


     In addition to its two products for diabetes, the Company is developing an infant jaundice screening and monitoring product. Infant jaundice is characterized by a yellowing of the skin and eyes caused by an excess of bilirubin in the body. If left untreated infant jaundice may, in extreme cases, lead to brain damage or death. Of the approximately four million newborns in the United States each year, approximately 50% have recognizable jaundice and approximately 1.7 million receive at least one blood test for bilirubin. Approximately 700,000 newborns are found to have elevated bilirubin levels, and a portion of these newborns will receive additional tests. The cost to the patient for a bilirubin test ranges from $29.50 to $37.75. The Company's infant jaundice product is intended to offer an alternative to conventional blood tests, which involve a traumatic heel stick to obtain a blood sample from the infant. This product is intended to be a hand held instrument, which incorporates a microspectrometer to collect spectroscopic information from the skin, and a proprietary, disposable calibration element. After calibration, the instrument is applied to the skin of the infant for five to ten seconds, during which time the bilirubin level is measured using a proprietary algorithm that adjusts for testing difficulties due to skin color, gestational age and other factors. Using an early stage prototype, the Company tested over 100 infants in a pilot study and found a correlation coefficient of 0.92 between total serum bilirubin measured using a conventional blood test and that measured using the Company's prototype. In June 1996, the Company entered into a collaborative arrangement with Healthdyne under which Healthdyne is responsible for regulatory approval and sales of the Company's infant jaundice product in the United States and Canada. The Company retains manufacturing rights and is responsible for regulatory approval and sales of the infant jaundice product outside of the United States and Canada. Under its agreement with Healthdyne, the Company receives license fees and would receive a manufacturing profit on hand held instruments sold to Healthdyne and a share of any profits from the sales of disposables by Healthdyne. The Company expects Healthdyne to commence clinical testing and file a 510(k) premarket notification with the FDA for the Company's infant jaundice product in 1997, but there can be no assurance that this filing will occur within this time frame, or at all. Healthdyne has stated that it plans to commence marketing of the product in the United States and Canada, subject to obtaining FDA clearance and necessary Canadian regulatory approvals. The Company expects to commence marketing of the infant jaundice marketing product in certain European countries by the end of 1997 subject to obtaining necessary regulatory approvals. There can be no assurance that marketing will occur within this time frame, or at all.


SPECTRX'S BUSINESS STRATEGY

     The Company's goal is to introduce products that reduce or eliminate pain, are convenient to use and provide rapid results at the point of care, thereby improving patient well being and reducing health care costs. To achieve this objective, the Company is pursuing the following business strategy.

     - FOCUS ON CURRENT PRODUCT PORTFOLIO. The Company intends to continue to advance its current products to commercialization by (i) leveraging the expertise of its collaborative partners, (ii) seeking 510(k) clearance from the FDA for these products, (iii) expanding its internal product development capabilities and (iv) developing its sales, marketing and manufacturing capabilities.

     - EXPAND THE MARKET FOR ITS GLUCOSE MONITORING PRODUCT. The Company believes that its less invasive, easy-to-use glucose monitoring product could lead to greater patient compliance with recommended glucose monitoring rates. In addition, the Company believes that its diabetes screening product could substantially increase the number of diagnosed diabetics, thus increasing the demand for its glucose monitoring device and disposable assay cartridge.

     - COLLABORATE WITH MARKET LEADERS. The Company has selectively established collaborative arrangements with Abbott, Boehringer Mannheim and Healthdyne to develop and commercialize its products.

      The Company intends to continue selectively establishing strategic relationships with leading companies, as appropriate, for the development, commercialization and introduction of future products.

     - LEVERAGE PROPRIETARY TECHNOLOGIES. The Company intends to leverage its proprietary electro-optical and microporation technologies by developing future products based on these technologies that can provide cost effective, less invasive alternatives to current diagnostic or monitoring products. For example, the Company believes its interstitial fluid sampling technology may be applicable for monitoring analytes other than glucose.

     - ADDRESS LARGE MARKET OPPORTUNITIES. The Company intends to selectively develop future products for large markets in which its products can (i) apply for 510(k) clearance from the FDA, (ii) incorporate a disposable component and (iii) qualify for third-party reimbursement.

DIABETES

  Background


     Diabetes is a major health care problem which according to the World Health Organization is estimated to affect 100 million people worldwide by the year 2000. If undiagnosed and untreated, diabetes leads to severe medical complications over time, including blindness, loss of kidney function, nerve degeneration and cardiovascular disease. Diabetes is the sixth leading cause of death by disease in the United States and is estimated to cost the American economy over $90 billion annually, including indirect costs such as lost productivity.



     Diabetes occurs when the body does not produce sufficient levels of, or effectively utilize, insulin, a hormone that regulates the metabolism (breakdown) of glucose. Glucose levels in the blood must be within a specific concentration range to ensure proper cellular function and health. Insulin deficiency results in an abnormally high blood glucose concentration, which causes protein glycation throughout the body, impairs the ability of cells to intake glucose and has other adverse effects. In Type I (insulin-dependent juvenile-onset) diabetes, which affects from 5% to 10% of all people with diagnosed diabetes, the cells that make insulin have been destroyed. Type I diabetes is treated with daily insulin injections. In the more prevalent form of diabetes, Type II (non-insulin-dependent adult-onset) diabetes, the insulin producing cells are unable to produce enough insulin to compensate for the patient's poor sensitivity to the hormone in glucose using tissues such as skeletal muscle (a condition called insulin resistance). Type II diabetes is initially managed with proper diet, exercise and oral medication. However, based on statistics published by the National Institutes of Health, the Company estimates that approximately 50% of Type II diabetics will eventually require insulin therapy.


  The Glucose Monitoring Market

     Many people with diabetes have difficulty achieving optimal glucose control. For proper glucose control, each insulin injection should be adjusted to reflect the person's current blood glucose concentration, carbohydrate consumption, exercise pattern, stress or other illness. Accordingly, personal glucose monitoring products have become critical in managing diabetes by allowing diabetics to measure their glucose levels in order to adjust their diet, exercise and use of oral medication or insulin to maintain proper blood glucose levels.


     In June 1993, the National Institutes of Health announced the results of the Diabetes Control and Complications Trial ("DCCT"). This long term study of approximately 1,400 people with Type I diabetes confirmed the importance of glucose control as a determinant of long term risk of degenerative complications. The data from the DCCT demonstrated that the risk of degenerative complications is significantly reduced if blood glucose concentrations in people with Type I diabetes can be brought closer to the concentrations measured in non-diabetic individuals. For example, the DCCT study demonstrated that the risk of complications of diabetic retinopathy, the leading cause of blindness in the United States, could be reduced by 76% through proper glucose control. The DCCT panel recommended that Type I diabetics measure their blood glucose four times per day in order to maintain proper control over their glucose levels. Although the DCCT study involved people with Type I diabetes only, a similar Japanese study on Type II diabetics supports the conclusion of the DCCT study that maintaining low average glucose levels reduces the risks of complications associated with diabetes.


     Because glucose monitoring is an important part of the everyday life of the world's diagnosed diabetics, the personal glucose monitoring market is substantial. The Company believes that the worldwide market for glucose monitoring products at manufacturers' price levels is approximately $2.0 billion annually and to be growing at a rate of approximately 17% per year. The North American market was approximately $1.0 billion in 1996. The Company believes that the market for personal glucose monitoring products is driven by four main factors: 1) an aging population; 2) the realization that tight glucose control dramatically reduces the risk of complications; 3) the availability of third-party reimbursement in developed nations; and 4) the promotion and increased availability of glucose monitoring products. It is estimated that currently diabetics monitor their glucose on average less than twice a day instead of the DCCT recommendation of four times per day. The Company believes that the pain and inconvenience associated with conventional finger stick blood glucose monitoring systems is the primary reason that most people with diabetes fail to comply with the recommendations of the DCCT panel. The Company believes that greater awareness of the benefit of frequent self-monitoring and less painful, more convenient monitoring products could significantly increase the global market. There are currently no non-invasive glucose monitoring systems commercially available.


     Glucose monitoring products have evolved rapidly over time. Various factors have allowed new entrants to establish market share in the glucose monitoring product market, including technological advances, broader product distribution and increased patient awareness of product innovations. These factors have also expanded the overall size of the market for glucose monitoring products.

     Current commercially available glucose monitoring systems are painful and inconvenient. These systems require that a blood sample be obtained from a patient, applied to a disposable test strip and then measured for glucose concentrations using a battery-powered, hand held monitor. Under these systems, the blood sample is usually obtained from a patient's fingertip because of the high concentration of capillaries at this site and because the blood produced at the fingertip can most easily be applied directly to test strips used in such devices. These systems typically require the patient to complete the following steps: insert the disposable test strip into the meter, lance the finger, apply the drop of blood to the test strip and wait for the meter to display the results. Because nerve endings are concentrated in the fingertips, this sampling process can be painful. The level of patient discomfort is compounded by the fact that the fingertips offer a limited surface area from which to obtain a blood sample. Thus, the patient can be required to repeatedly sample from the same site, eventually resulting in callouses. In addition, applying the drop of blood to the test strip is difficult for those diabetics who have lost dexterity in their extremities due to nerve degeneration.

  The SpectRx Glucose Monitoring Product

     The Company is developing a glucose monitoring product in collaboration with Abbott that utilizes the Company's proprietary interstitial fluid sampling technology to allow people with diabetes to easily and accurately measure their glucose levels. Interstitial fluid is an extracellular fluid that is prevalent throughout the body and just beneath the skin. Interstitial fluid is the means by which proteins and chemicals, including glucose, pass between capillaries and cells. Studies based on the Company's and independent research have indicated that interstitial fluid glucose levels correlate closely with blood glucose levels. The Company believes that using interstitial fluid to assay glucose levels is more efficient than using blood because it is free of interferences such as red blood cells, which must often be separated from the plasma prior to measurement. SpectRx's glucose monitoring product uses the Company's microporation technology to rapidly collect a sufficient sample of interstitial fluid. The product is intended to measure the glucose concentration of the fluid using disposable assay technology supplied and being designed by Abbott specifically for use with the Company's product. Because the Company's glucose monitoring product is designed to obtain a sample of interstitial fluid from the outermost layers of the skin and does not require a blood sample, its use does not stimulate pain sensors and capillaries found in the deeper layers of skin and is thus free of the pain and blood involved in conventional finger stick assaying techniques. In addition, the Company believes that the entire process will take no longer than current blood glucose monitoring tests.

                          CROSS SECTION OF HUMAN SKIN
                            GLUCOSE MONITORING GRAPH

     The Company's glucose monitoring product is designed to be comprised of a small, hand held battery-powered, monitoring device and a proprietary, disposable assay cartridge. The monitoring device will be placed on the skin, and a laser or other suitable energy source mounted in the housing will be directed onto the skin. When activated, a micropore will be painlessly created in the outermost layer of skin, the stratum corneum. The Company believes the creation of this micropore will not damage adjacent tissue or penetrate deeply enough to reach the capillary bed or nerve layer below the stratum corneum. The Company anticipates that the device will have a proprietary mechanism that will force the interstitial fluid out of the micropore and into the disposable cartridge. When the assay cartridge is full and the interstitial fluid has been analyzed, the results will appear on a LCD display.

     In January 1996, the Company undertook a pilot study of 10 subjects (six diabetics and four nondiabetics) under a protocol reviewed and approved by the Georgia Baptist Medical Center. The study was designed to evaluate the correlation between results obtained using early stage prototypes of the Company's glucose monitoring system and a leading conventional personal blood glucose monitoring system. The study compared the glucose levels in interstitial fluid and blood of 10 subjects who were each administered 75 grams of glucose. The study, which yielded a total of 438 glucose measurements (219 contemporaneous measurements of interstitial fluid and blood), produced a correlation coefficient of 0.96 between glucose levels in interstitial fluid and blood.

     In October 1996, the Company entered into a collaborative arrangement with Abbott for the development and commercialization of the Company's glucose monitoring product. Pursuant to the arrangement the Company granted Abbott an exclusive worldwide license for the Company's glucose monitoring product and other related glucose monitoring devices in all countries except Singapore and the Netherlands, where the license is non-exclusive. Pursuant to the terms of the collaborative arrangement, Abbott has agreed to pay all costs associated with a joint research and development program, to make certain milestone payments to the Company and to pay the Company a royalty based on net sales. Abbott will also be responsible for conducting clinical trials, obtaining regulatory approval for and manufacturing, marketing, distributing and selling the products covered by the arrangement. In addition, Abbott made a $3 million equity investment in the Company. See "-- Collaborative Arrangements -- Abbott Laboratories" and "Risk Factors -- Dependence on Collaborative Arrangements."

     The Company expects to complete development related to the collection of interstitial fluid, followed later by the integration of the Company's microporation technology and Abbott's disposable assay technology into a prototype device. The Company expects prototype development to be followed by clinical trials and a regulatory submission. Unexpected problems may, however, arise during the development process. In addition, Abbott retains a significant degree of discretion regarding the timing of these activities and the amount and quality of financial, personnel and other resources that it devotes to these activities. Accordingly, there can be no assurance that these events will occur. See "Risk Factors -- Early Stage of Development; No Assurance of Successful Product Development."


     The Company's glucose monitoring product will be subject to rigorous FDA and other government regulation and may not be marketed in the U.S. unless and until the Company has received the necessary approval or clearance from the FDA. Pursuant to the Company's collaboration agreement with Abbott, Abbott will be responsible for obtaining such approval or clearance. While the Company believes the FDA may grant the Company and Abbott clearance to market the Company's glucose monitoring device through the 510(k) premarket notification process, the Company and Abbott will need to devote a substantial amount of time and effort attempting to secure such clearance because they will need to demonstrate that the device is substantially equivalent to one or more currently marketed "predicate" glucose monitoring devices. There can be no assurance that Abbott and the Company will be successful in obtaining clearance of a 510(k) premarket notification in a timely manner if at all. Additionally, there can be no assurance that the FDA will not require the submission of a PMA to obtain FDA approval to market the Company's glucose monitoring product. See "-- Government Regulation" and "Risk Factors -- Government Regulations; No Assurance of Regulatory Approvals."


  The Diabetes Screening Market


     The ADA estimates that there are over 16 million people in the United States with diabetes, only half of whom have been diagnosed with the disease. The long term health care costs of a diabetic patient can be substantially reduced if the patient can be diagnosed in the early stages of the disease so that glucose levels can be monitored and properly controlled, thereby reducing complications that result from long term exposure to elevated glucose levels. These complications include diabetic retinopathy, kidney disease, nerve degeneration and cardiovascular disease. Currently, approximately 625,000 new cases of diabetes are diagnosed each year in the United States, and many of those diagnosed have complications that generally appear eight to ten years after onset of the disease. The Company believes that the low rate of diabetes diagnosis and the failure in many cases to diagnose the disease prior to the onset of complications is due primarily to the lack of a convenient and accurate diabetes screening test. The Company believes that the market in the United States for diabetes screening tests is approximately $300 million.


     There are several existing diabetes screening tests in use today. The ADA recommended diabetes screening procedure is the blood-based fasting plasma glucose test. This test is difficult and inconvenient to administer because it requires the patient to fast for eight hours prior to the drawing of blood, and because the blood sample is usually sent to a laboratory for analysis, which delays the receipt by the patient of the test results. Current methods for diabetes screening utilizing random finger stick blood glucose tests are no longer recommended by the ADA because the random nature of the test results in an unacceptably low level of sensitivity (i.e., the ability to correctly determine that a particular person has diabetes) and specificity (i.e., the ability to correctly determine that a particular person does not have diabetes). Glucose urine test products, which are available over-the-counter, have an even lower test sensitivity and specificity and are not recommended for screening by the ADA. The low levels of sensitivity and specificity in both the random finger stick blood glucose test and the glucose urine test result in cases of both undetected diabetes, which can prevent early treatment of the disease in such cases, and false indications of diabetes, which can cause patients to incur the expense of, and devote the time for, needless additional testing.

  The SpectRx Non-Invasive Diabetes Screening Product

     The SpectRx diabetes screening product is designed to detect and measure fluorescence in the lens of the eye and evaluate that measurement using the Company's proprietary algorithm. An abnormally high level of florescence in the lens of the eye is indicative of prolonged exposure to high levels of glucose due to diabetes. A measurement indicating a patient has or is likely to have diabetes could be confirmed by subsequent testing using conventional blood-based diagnostics. The performance of the Company's diabetes screening product has been shown to be comparable to that of the blood-based fasting plasma glucose test. Unlike the fasting plasma glucose test, however, the SpectRx diabetes screening product is painless and would provide the patient with test results in less than a minute, and would not require the patient to fast for eight hours prior to administration of the test.

     The Company's diabetes screening product is designed to be simple and painless to use and to produce accurate point of care results in a very short period of time. The Company believes this is likely to become as prevalent as glaucoma testing, which is regularly performed during eye exams. Thus, the Company believes that the product may result in increased diagnoses of the approximately 50 million undiagnosed diabetics worldwide, including the approximately eight million in the United States. For this reason, the Company believes that its diabetes screening product presents a substantial opportunity to identify new patients who can benefit from proper treatment thereby reducing incidence of complications and their associated cost.

     The Company's diabetes screening product is designed as a compact instrument that will meet the space requirements of optometrists' and physicians' offices and will also be suitable for retail establishments such as pharmacies. To use the device, the individual looks into the instrument while placing his head against a rest. The individual is instructed to look at a fixed light as the instrument locates the eye and automatically tracks the pupil opening. The device measures fluorescence in the lens of the eye using a low-intensity blue light. The results of the analysis will indicate that the patient should undergo further diagnostic testing or that there is no indication of diabetes. In a pilot study of more than 1,300 subjects (both diabetics and non-diabetics) conducted by Boehringer Mannheim, an early stage prototype of the Company's diabetes screening product demonstrated an ability to detect diabetes. The results of this pilot study indicated that the sensitivity and specificity of the Company's diabetes screening product were comparable to the sensitivity and specificity indicated in published studies of the fasting plasma glucose test. The Company is currently testing four advanced prototypes of its diabetes screening product.

     The Company is currently conducting pilot clinical studies with a prototype of its diabetes screening product. The Company believes the data from these pilot studies are expected to provide the design changes necessary to complete the production prototype. The Company expects Boehringer Mannheim to commence clinical testing and file for 510(k) clearance from the FDA in 1998. Unexpected problems may, however, arise in the development process. In addition, Boehringer Mannheim retains a significant degree of discretion regarding the timing of these activities and the amount and quality of financial, personnel and other resources that it devotes to these activities. Accordingly, there can be no assurance that this filing will occur within this time frame, or at all.

     The Company has entered into a collaboration agreement with Boehringer Mannheim, pursuant to which the Company has granted Boehringer Mannheim an exclusive worldwide license to sell and market the Company's diabetes screening product. The Company receives development funding and expects to receive a manufacturing profit on products sold to Boehringer Mannheim. Boehringer Mannheim is responsible for conducting clinical testing, obtaining regulatory approvals for, and the marketing, distribution and sales of, the Company's diabetes screening product. See "-- Collaborative Arrangements -- Boehringer Mannheim Cor-poration" and "Risk Factors -- Early Stage of Development; No Assurance of Successful Product Development" and "-- Dependence on Collaborative Arrangements."

INFANT JAUNDICE

  Background

     Infant jaundice is a condition that primarily affects newborns within the first three to 10 days of life. If left untreated infant jaundice may, in extreme cases, lead to brain damage or death (kernicterus). Jaundice is characterized by a yellowing of the skin and eyes caused by an excess of bilirubin in the body. Bilirubin is a normal waste product resulting from the breakdown of red blood cells and is removed from the body by the liver. Prior to birth, the bilirubin in an infant is processed by the mother's liver and excreted. After birth, an infant must eliminate bilirubin without the mother's help. It may take the infant's system several days to begin eliminating the bilirubin faster than it is produced. Infants who are born prematurely, who are underfed, or who belong to certain ethnic groups are at increased risk of developing jaundice. The initial screening of jaundice is the observation of yellow skin. This is a subjective determination prone to errors due to differing skin colors and gestational ages. If a baby is selected for further jaundice testing, the current procedure requires that a blood sample be obtained from the infant, usually by lancing the infant's heel, which is a traumatic process for the infant. Since jaundice normally presents in infants 36 to 72 hours after birth, infants who are sent home after a short hospital stay pursuant to managed care guidelines in the United States are at risk because the condition may not have presented prior to release.

  The Infant Jaundice Screening and Monitoring Market


     Of the approximately four million newborns each year in the United States, approximately 50% have recognizable jaundice and approximately 1.7 million receive at least one blood test for bilirubin. Approximately 700,000 newborns are found to have elevated bilirubin levels, and a portion of these newborns will receive additional tests. The cost to the patient for a bilirubin test ranges from $29.50 to $37.75. Many of those infants in the United States diagnosed with jaundice will undergo phototherapy, a treatment that converts bilirubin into a water soluble form that can be processed and eliminated from the infant's system. The Company believes that the average newborn under active phototherapy treatment receives three to four bilirubin monitoring tests.


  The SpectRx Non-Invasive Infant Jaundice Product

     The Company's infant jaundice product is based upon reflection spectroscopy that measures bilirubin regardless of skin color or gestational age. The product is designed to provide rapid, point of care bilirubin measurements and to serve as an initial screening and ongoing monitoring device. The Company believes that the device has the potential to replace the painful heel stick procedure currently utilized.

     The design of the Company's infant jaundice product consists of a hand held, battery-operated instrument, which sits in a compact recharger base. This instrument incorporates a microspectrometer to collect spectroscopic information from the skin and a proprietary, disposable calibration element. After calibration, the instrument is applied to the skin of the infant for five to ten seconds, during which time the bilirubin level is measured by collecting spectroscopic information from the skin and analyzing it using a proprietary algorithm that adjusts for testing difficulties due to skin color, gestational age and other factors.

     Using an early stage prototype, the Company tested over 100 infants in a pilot study conducted at Northside Hospital and found a correlation coefficient of 0.92 between total serum bilirubin measured using conventional blood tests and that measured using the Company's prototype. In addition, the Company has ongoing pilot study programs at Northside Hospital, Gwinnett Women's Hospital and Pennsylvania Hospital.

     The Company is currently conducting pilot clinical trials at two sites using a laboratory prototype of its infant jaundice product. The Company expects Healthdyne to commence clinical testing and file for 510(k) clearance from the FDA in 1997. Healthdyne has stated that it plans to commence marketing of the product in the United States and Canada, subject to obtaining FDA clearance and necessary Canadian regulatory approvals. Subject to obtaining necessary regulatory approvals, the Company expects to commence marketing of the infant jaundice monitoring product in certain European countries by the end of 1997. Unexpected problems may arise in the development and regulatory approval process. In addition, Healthdyne retains a significant degree of discretion regarding the timing of these activities and the amount and quality of financial, personnel and other resources that they devote to these activities. Accordingly, there can be no assurance that the filing schedule will be met, if at all.

     The Company's infant jaundice product is being developed pursuant to a collaborative arrangement with Healthdyne. Under the terms of the arrangement, SpectRx will develop and manufacture the product and Healthdyne will pay the costs associated with the FDA approval process and conducting clinical trials. In addition, Healthdyne will pay for a portion of the product development. Healthdyne has been granted a license to market and sell the product in the United States and Canada, while SpectRx retains the rights to sell the product in all other world markets. See "-- Collaborative Arrangements -- Healthdyne Technologies, Inc." and "Risk Factors -- Dependence on Collaborative Arrangements."

COLLABORATIVE ARRANGEMENTS

     The Company's business strategy for the development, clinical testing, regulatory approval, manufacturing and commercialization of its products depends upon the Company's ability to selectively enter into and maintain collaborative arrangements with leading medical device companies. The Company currently has collaborative arrangements with Abbott, Boehringer Mannheim and Healthdyne. The Company is, to varying degrees, dependent upon its collaborative partners for the development, clinical testing, regulatory approval, manufacturing and commercialization of its products. The Company's current collaborative arrangements grant a great deal of discretion to its collaborative partners. The termination of any collaborative arrangement by one of the Company's collaborative partners, any inability of a collaborative partner to fund or otherwise satisfy its obligations under its collaborative arrangements with the Company, or any significant disputes with, or breaches of contractual commitments by, a collaborative partner could have a material adverse effect upon the Company's business, financial condition and results of operations. See "Risk Factors -- Dependence on Collaborative Arrangements."

  Abbott Laboratories

     In October 1996, SpectRx entered into a Research & Development and License Agreement (the "Abbott Agreement") with Abbott for the development and commercialization of the Company's glucose monitoring product in the field of extracting interstitial fluid samples for glucose monitoring (the "Field"). Pursuant to the Agreement, SpectRx has granted to Abbott a worldwide license under its patents, patent applications and know how (the "Technology") useful in the Field, including improvements, to manufacture and sell products in the Field. The license is exclusive in all countries except Singapore and the Netherlands where the license is non-exclusive. Abbott also has certain rights of first negotiation with the Company regarding any rights the Company may have to license the Technology for the development and commercialization of other products relating to the measurement of analytes in interstitial fluid and the delivery of therapeutic agents based on such measurements. Under the Abbott Agreement, SpectRx receives from Abbott development funding, payments on achievement of milestones and a royalty on Abbott product sales. In addition, Abbott made a $3 million equity investment in SpectRx.

     Under the Abbott Agreement, the parties have agreed to jointly conduct a research program to demonstrate that the Company's glucose monitoring product can extract an adequate sample of interstitial fluid in a targeted time period. During the joint development program Abbott will pay mutually agreed development costs. SpectRx is responsible for the completion of a prototype and its human clinical testing. Thereafter, if Abbott wishes to commercialize the product, it is responsible for further product development and obtaining all required regulatory approvals. After obtaining these regulatory approvals, Abbott is required to diligently pursue the sales of the products but is not prohibited from marketing competing products. If Abbott elects not to commercialize the product, the agreement may be terminated by either party. Abbott has a fixed period from the date of notice to the Company of its intention to commercialize the product in which to complete commercialization and begin shipment of products. If such commercialization has not been completed within the permitted time, SpectRx may terminate the agreement.

     Under the Abbott Agreement, all technology invented solely by SpectRx during the joint development program is owned solely by SpectRx. All technology invented solely by Abbott and all clinical data, regulatory filings and government marketing approvals developed solely by Abbott is the property of Abbott. On certain early termination events, SpectRx has a right to obtain a license to certain of the relevant Abbott technology. Technology jointly invented during the joint development program will be jointly owned pursuant to a royalty sharing arrangement.

     The Abbott Agreement remains in effect until the expiration of the last licensed patent to expire. Abbott has the right to terminate the Abbott Agreement without cause upon not less than 60 days' prior notice to the Company at any time prior to the first shipment of products and upon not less than 120 days' prior notice to the Company thereafter. If Abbott terminates without cause after completion of the research program but before the first product is shipped, Abbott must pay to the Company a one time development program milestone payment. Abbott may terminate the Abbott Agreement upon not less than 30 days' prior notice to the Company for certain product development failures or failure to obtain key patent protection.

  Boehringer Mannheim Corporation

     In December 1994, SpectRx entered into a Development and License Agreement (the "Development Agreement") with Boehringer Mannheim Corporation with respect to a non-invasive instrument that measures changes in the lens of the human eye for the purpose of detecting diabetes. Pursuant to the Development Agreement, SpectRx has granted to Boehringer Mannheim an exclusive, worldwide license to sell and market the Company's diabetes screening product. SpectRx receives development funding from Boehringer Mannheim Corporation pursuant to the Development Agreement. The Development Agreement remains exclusive for so long as Boehringer Mannheim meets certain minimum volume purchase requirements set forth in the Supply Agreement with Boehringer Mannheim (discussed below). The Development Agreement may be terminated at any time by Boehringer Mannheim upon written notice to SpectRx.

     In January 1996, Boehringer Mannheim and SpectRx entered into a Supply Agreement for the supply by SpectRx to Boehringer Mannheim of the Company's diabetes screening product (the "Supply Agreement"). Boehringer Mannheim's purchase price for the Company's diabetes screening product is calculated pursuant to a formula based on a gross margin. Boehringer Mannheim is required to meet minimum annual purchase requirements for the diabetes screening product each year or Boehringer Mannheim forfeits its exclusivity under the marketing license granted in the Development Agreement. The term of the Supply Agreement is coincident with the term of the Development Agreement. Boehringer Mannheim may terminate the Supply Agreement for material breach (including a failure to supply adequate requirements) of the agreement by the Company which breach remains unremedied for 30 days after notice to the Company, in which case Boehringer Mannheim is deemed to have acquired a manufacturing license under the Development Agreement. If Boehringer Mannheim acquires this manufacturing license, it must pay royalties to SpectRx on Boehringer Mannheim sales of the diabetes screening product. SpectRx has agreed that during the term of the Supply Agreement it will not enter into any agreement to develop or manufacture a non-invasive diabetes detection instrument using the same or similar technology as used in the Company's diabetes screening product other than with Boehringer Mannheim affiliates. Boehringer Mannheim is not restricted from pursuing the development of a diabetes screening instrument with another party.

  Healthdyne Technologies, Inc.

     In June 1996, SpectRx entered into a Purchasing and Licensing Agreement with Healthdyne (the "Healthdyne Agreement"). Pursuant to the Healthdyne Agreement, Healthdyne is responsible for clinical trials, the regulatory approval process and sale of the Company's infant jaundice product in the United States and Canada. The Company retains manufacturing rights and is responsible for the regulatory approval process and sale of the infant jaundice product outside of the United States and Canada. Under the Healthdyne Agreement the Company receives from Healthdyne licensing fees and a manufacturing profit on products sold to Healthdyne and shares any profit from the sales of disposables by Healthdyne. Healthdyne receives an exclusive license for the United States and Canada (i) to use and sell instruments for non-invasive bilirubin measurement ("Instruments"), (ii) to use and sell disposable probes, tips or other devices which, when used with Instruments, measure bilirubin levels ("Disposables") and items accessory to and not necessary for the operation of Instruments or Disposables ("Accessories"), and (iii) to make Instruments, Disposables and/or Accessories (collectively, "Licensed Products"). Unless SpectRx is unable to supply Licensed Products, Healthdyne must purchase its requirements for Licensed Products from SpectRx. Healthdyne has agreed to pay SpectRx's cost for manufacturing each Licensed Product. Healthdyne and SpectRx then share equally the margin earned on the sale of Licensed Products. In order to maintain license exclusivity, Healthdyne has agreed to purchase from SpectRx certain minimum amounts of Licensed Products or pay a royalty to SpectRx for an equivalent number of Licensed Products. In the event that SpectRx is unable to supply Licensed products, Healthdyne receives a license to manufacture the Licensed Products and pays a royalty to SpectRx on sales of Licensed Products.

     SpectRx has granted to Healthdyne the exclusive option to acquire an exclusive license for the United States and Canada, on terms substantially similar to those contained in the Healthdyne Agreement, in respect of any new intellectual property that comes into existence after the effective date of the Healthdyne Agreement, covers devices that would compete, directly or indirectly, with the Licensed Products and for which SpectRx has the right and authority to grant licenses. In such event, Healthdyne has agreed to reimburse SpectRx for one-half of SpectRx's cost to develop and commercialize such product, in lieu of paying any license fees. If Healthdyne fails to exercise such option, SpectRx may license such intellectual property to any third party on terms no more favorable than those offered to Healthdyne.

     The Healthdyne Agreement remains in effect for the longer of fifteen years or until the expiration date of the last licensed patent to expire. Upon expiration of the Healthdyne Agreement, Healthdyne has the option to renew the Healthdyne Agreement for additional fifteen year terms indefinitely. Healthdyne also has the right to terminate the Healthdyne Agreement without cause upon not less than 30 days' written notice to the Company. In the event that certain milestones are not achieved before certain specified dates, Healthdyne has the right to assume the commercialization efforts with respect to the Licensed Products, in which case: (i) all further development funding payable to SpectRx under the Healthdyne Agreement ceases, (ii) Healthdyne must pay SpectRx a royalty, and (iii) SpectRx must compensate Healthdyne for commercialization costs through a royalty offset.


     In January 1997, Healthdyne became the subject of a hostile takeover attempt by Invacare Corporation. To date, approximately 20% of Healthdyne's outstanding shares of Common stock have been tendered to Invacare, and the offer has been extended to April 28, 1997 and may be extended further. There can be no assurance that a change in control of Healthdyne would not adversely affect the Company's collaborative arrangement with Healthdyne.


LICENSING ARRANGEMENTS

  Georgia Tech Research Corporation

     The Company has a license agreement with Georgia Tech Research Corporation ("GTRC") pursuant to which GTRC has granted the Company an exclusive, worldwide license (including the right to grant sublicenses) to make, use and sell products that incorporate GTRC's know how related to a method of using non-invasive instrumentation to quantitatively measure molecular changes in living human lenses for the purposes of diagnosing diabetes and precataractous conditions (the "GTRC Agreement"). Under the license, the Company must pay a royalty to GTRC on net sales of any such products manufactured and sold by the Company. The term of the GTRC Agreement is until the expiration date of the last expiring patent covering any of the technology licensed or, if no patent issues, for 15 years from the date of execution of the GTRC Agreement.

  Altea Technologies, Inc.

     In March 1996, SpectRx entered into a License and Joint Development Agreement (the "Altea/Nimco Agreement") among the Company, Altea and Non-Invasive Monitoring Company, Inc. ("Nimco") pursuant to which certain rights in respect of jointly developed technology are allocated between the Company and Altea. Both Altea and Nimco are jointly controlled by Jonathan Eppstein, a Vice President of the Company, and his sister. See "Certain Transactions." The Altea/Nimco Agreement also covers one patent and one patent application owned by Nimco and provides for continued joint development efforts between SpectRx and Altea as mutually agreed. The Altea/Nimco Agreement further provides for the joint ownership by SpectRx and Altea of certain patents and technology relating to the transdermal/intradermal movement of substances utilizing various methods. Under the Altea/Nimco Agreement, SpectRx receives worldwide, exclusive rights to any technology for monitoring applications covered by the Nimco patents and related joint technology and Altea receives exclusive, worldwide rights to any technology for delivery applications covered by the joint technology. Future inventions made by each of SpectRx and Altea based on newly developed technology are included within the Altea/Nimco Agreement.



     SpectRx is obligated to pay royalties to Nimco for products using its technology and to Altea for products using its technology, in each case based on net sales of products and net revenues from sublicensees. Royalties on products using both Nimco and Altea technology will be allocated as mutually agreed. Minimum annual royalties are payable by SpectRx to Altea. See Note 10 of Notes to Consolidated Financial Statements. If actual accrued royalties are less than the minimum royalty amount, SpectRx may pay Altea the difference or the license will become non-exclusive. Thereafter, SpectRx must offer a right of first refusal to acquire exclusive rights to the monitoring technology to Altea.


     The term of the Altea/Nimco Agreement is for the life of the patents covered by the agreement. The agreement may be terminated by any party in the event of a default by any other party that is not cured within 90 days of notice to the defaulting party. The agreement may be terminated globally by Altea if SpectRx fails to commercialize any product, use or application utilizing the monitoring technology in any major country by the date of the first commercial shipment date under the Abbott Agreement and may be terminated by Altea with respect to certain regions if SpectRx fails to commercialize any product, use or application in those regions by this date. SpectRx may terminate the agreement upon not less than three months prior notice to Altea and Nimco if given before it has commercialized the technology and upon not less than six months prior notice to each party if given after commercialization has commenced. Except in the case of termination of the agreement by SpectRx for breach, upon termination all technology and joint technology shall become the exclusive property of Altea, except the Nimco patents. If the agreement is terminated by SpectRx for breach, all rights to the monitoring technology in the countries in which SpectRx has retained its exclusive rights shall become the exclusive property of SpectRx, each party shall retain non-exclusive rights to the monitoring technology in other countries, and Altea shall retain all rights to the delivery technology. If SpectRx loses its rights to the monitoring technology for failure to commercialize (but not due to breach), Altea and Nimco, after their reacquisition of rights from SpectRx, will pay an amount of money by way of a royalty to SpectRx according to a formula to reflect each party's relative investment.

  The University of Texas M.D. Anderson Cancer Center


     In March 1996, SpectRx, entered into a Patent License Agreement with the Board of Regents (the "Board") of the University of Texas System and M.D. Anderson pursuant to which the Board granted SpectRx an exclusive license under certain of its patents to manufacture, have manufactured, use and sell products within the United States for use within the licensed field of optical measurement of bilirubin in human tissue (the "MDA Patent License Agreement"). SpectRx has the right to assign this license to affiliates and the right to sublicense the foregoing rights. In connection with the MDA Patent License Agreement, SpectRx has agreed to pay all expenses incurred in prosecuting and maintaining the patents licensed and a royalty on net sales of products that incorporate the licensed patents, subject to annual minimum royalty payments. See Note 10 of Notes to Consolidated Financial Statements. The term of the MDA Patent License Agreement is until the expiration date of the last expiring patent licensed. The Board has the right at any time after one year from the effective date of the MDA Patent License Agreement to terminate the license if SpectRx, within 90 days after written notice from the Board, fails to provide written evidence satisfactory to the Board that SpectRx has commercialized or is actively and effectively attempting to commercialize an invention licensed under the MDA Patent License Agreement.

  Joseph Lakowicz, Ph.D.


     The Company has a license agreement with Joseph Lakowicz, Ph.D. whereby Dr. Lakowicz has granted the Company an exclusive, worldwide license (including the right to grant sublicenses) to make, use, and sell medical products that incorporate Dr. Lakowicz's intellectual property related to lifetime fluorescence technology (the "Lakowicz Agreement"). The intellectual property consists of a portfolio of granted patents, patent applications and foreign filings in the area of lifetime fluorescence technology. The Company has agreed to pay a royalty to Dr. Lakowicz on net sales of such products manufactured and sold. Additionally, the Company is committed to fund certain research programs under the direction of Dr. Lakowicz. See Note 10 of Notes to Consolidated Financial Statements. The Company has sublicensed some parts of this intellectual property related to invasive blood tests to its majority owned subsidiary, FluorRx, Inc. The term of the Lakowicz Agreement is until the expiration date of the last expiring patent covering any of the technology licensed.


RESEARCH, DEVELOPMENT AND ENGINEERING

     To date, the Company has been engaged primarily in the research, development and testing of the Company's glucose monitoring, diabetes screening and infant jaundice products, including research for and development of its core electro-optical and microporation technologies. Since inception, the Company has incurred approximately $4.5 million in research and development expenses, net of approximately $490,000 of which was reimbursed through collaborative arrangements. Three distinct groups within the Company conduct research, development and engineering. One group consists of 16 engineers and support personnel who design optics, electronics, mechanical components and software for the infant jaundice and diabetes screening products. A second group consists of 10 scientists and engineers who devote their time to the development of microporation technology for the monitoring of glucose and other analytes. The third group consists of four engineers and scientists focused on investigating new applications for the Company's core electro-optical and microporation technologies.

     The Company believes that the interstitial fluid sampling technology under development at SpectRx and Abbott for use in connection with the Company's glucose monitoring product may also be used to develop alternatives for certain blood tests where the analyte being tested is also present in comparable volumes in interstitial fluid. Abbott has a right of first negotiation with the Company regarding the use of interstitial fluid sampling technology for these applications.


     In 1996, SpectRx executed a licensing agreement with Dr. Lakowicz of the University of Maryland pursuant to which the Company licenses a portfolio of intellectual property related to lifetime fluorescence technology, a technology used to determine the spectroscopic fingerprint of a substance. The Company believes lifetime fluorescence technology may have applications including in vitro blood chemistry, molecular diagnostics, flow cytometry, combinatorial chemistry for pharmaceutical discovery research and noninvasive optical diagnostics.



     To date, the Company has only tested prototypes of its glucose monitoring, diabetes screening and infant jaundice products. Because the Company's research and clinical development programs are at an early stage, substantial additional research and development and clinical trials will be necessary before commercial prototypes of the Company's glucose monitoring and infant jaundice products are produced. The Company could encounter unforeseen problems in the development of its products such as delays in conducting clinical trials, delays in the supply of key components or delays in overcoming technical hurdles. There can be no assurance that the Company will be able to successfully address the problems that may arise during the development and commercialization process. In addition, there can be no assurance that any of the Company's products will be successfully developed, proven safe and efficacious in clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable costs, be eligible for third-party reimbursement from governmental or private insurers, be successfully marketed or achieve market acceptance. If any of the Company's development programs are not successfully completed, required regulatory approvals or clearances are not obtained, or products for which approvals or clearances are obtained are not commercially successful, the Company's business, financial condition and results of operations would be materially adversely affected.

     In addition, a substantial amount of the research and development work required to develop the Company's products is either performed or funded by the Company's collaborative partners. There can be no assurance that the Company's collaborative partners will be willing or able to continue to perform and to fund this research and development work. Any failure by one or more of the Company's collaborative partners to continue to perform or fund such work could significantly delay or prevent the development or commercialization of the Company's products, which could have a material adverse effect upon the Company's business, financial condition and results of operations. See
"-- Collaborative Arrangements" and "-- Licensing Arrangements" and "Risk Factors -- Dependence on Collaborative Arrangements."

MANUFACTURING AND SOURCES OF SUPPLY

     One element of the Company's business strategy is to manufacture certain of its products and to outsource the production of other, high volume products and associated disposables. To date, the Company's manufacturing activities have consisted only of building certain prototype devices. If the Company successfully develops its diabetes screening and infant jaundice products and, together with Boehringer Mannheim and Healthdyne, obtains FDA clearance and other regulatory approvals to market these products, the Company will undertake to manufacture these products. The Company has no experience manufacturing such products in the volumes that would be necessary for the Company to achieve significant commercial sales. Currently four individuals are employed by the Company to accomplish the pre-production planning, quality system development, facility development and production scaling that will be needed to bring production to commercial levels. There can be no assurance that the Company will be able to establish and maintain reliable, full scale manufacturing of these products at commercially reasonable costs. Although the Company has leased space that it plans to use to manufacture its products, it may encounter various problems in establishing and maintaining its manufacturing operations, resulting in inefficiencies and delays. Specifically, companies often encounter difficulties in scaling up production, including problems involving production yield, quality control and assurance, and shortages of qualified personnel. In addition, the Company's manufacturing facilities will be subject to GMP regulations, including possible preapproval inspection, international quality standards and other regulatory requirements. Difficulties encountered by the Company in manufacturing scale-up or failure by the Company to implement and maintain its manufacturing facilities in accordance with GMP regulations, international quality standards or other regulatory requirements could result in a delay or termination of production, which could have a material adverse effect on the Company's business, financial condition and results of operations.


     The microspectrometer and disposable calibration element, components of the infant jaundice product, and the blue light module and calibration element, components of the diabetes screening product, are each only available from one supplier and would require a major redesign of the applicable product in order to incorporate a substitute component. Certain other components of the infant jaundice and diabetes screening products are currently obtained from only one supplier, but have readily available substitute components that can be incorporated in the applicable product with minimal design modifications. If the Company's products require a PMA application, then the inclusion of substitute components could require the Company to qualify the new supplier with the appropriate government regulatory authorities. Alternatively, if the Company's products qualify for a 510(k) premarket notification, then the substitute components need only meet the Company's product specifications. Any significant problem experienced by one of the Company's sole source suppliers may result in a delay or interruption in the supply of components to the Company until such supplier cures the problem or an alternative source of the component is located and qualified. Any delay or interruption would likely lead to a delay or interruption in the Company's manufacturing operations, which could have a material adverse effect upon the Company's business, financial condition and results of operations.


SALES, MARKETING AND DISTRIBUTION

     The Company has elected to focus the sales and distribution of its current products through its collaborative partners. The Company believes that by aligning with larger, more established partners, in specific market segments, it can utilize its partners' already developed strengths and more effectively and quickly penetrate the market place. The Company's primary efforts to date have been to build the skill and information base to identify and quantify market segments to which the Company's technologies can be economically developed and marketed.

     Abbott has the exclusive right to market and sell the Company's glucose monitoring product in all countries except Singapore and the Netherlands, where the license is non-exclusive. Boehringer Mannheim has the exclusive worldwide right to market and sell the Company's diabetes screening product. Healthdyne has the exclusive right to market and sell the Company's infant jaundice product in the United States and Canada. Thus, if the Company, together with its collaborative partners successfully develops its products and obtains FDA clearance or approval and other regulatory approvals to market these products, the Company will be heavily dependent upon the willingness and ability of its collaborative partners to market the products. There can be no assurance that the Company's collaborative partners will be willing and able to devote sufficient financial, administrative and personnel resources to successfully market the Company's products. Any failure by one or more the Company's collaborative partners to commit sufficient resources to the marketing and sales of the Company's products could significantly adversely affect the sales, and revenues from the sales, of these products, which could have a material adverse effect upon the Company's business, financial condition and results of operations.

     If the Company, together with Healthdyne, successfully develops the Company's infant jaundice product and obtains, in countries other than the United States and Canada, necessary regulatory approvals and clearances to market this product, the Company will be responsible for marketing this product in these countries. The Company has no experience in marketing or selling medical device products and only has a three-person marketing and sales staff. In order to successfully market and sell its infant jaundice product outside the United States and Canada, the Company must either develop a marketing and sales force or enter into arrangements with third parties to market and sell this product. There can be no assurance that the Company will be able to successfully develop a marketing and sales force or that it will be able to enter into marketing and sales agreements with third parties on acceptable terms, if at all. If the Company develops its own marketing and sales capabilities, it will compete with other companies that have experienced and well-funded marketing and sales operations. If the Company enters into a marketing arrangement with a third party for the marketing and sale of its infant jaundice product outside of the United States and Canada, any revenues to be received by the Company from this product will be dependent on this third party, and the Company will likely be required to pay a sales commission or similar amount to this party. Furthermore, the Company is currently dependent on the efforts of Abbott and Boehringer Mannheim for any revenues to be received from its glucose monitoring and diabetes screening products, respectively. There can be no assurance that the efforts of these third parties for the marketing and sale of the Company's products will be successful. See "-- Collaborative Arrangements" and "Risk Factors -- Dependence on Collaborative Arrangements."

PATENTS


     The Company has pursued a strategy of developing and acquiring patents and patent rights and licensing technology. SpectRx's success depends in large part upon its ability to establish and maintain the proprietary nature of its technology through the patent process and to license from others patents and patent applications necessary to develop its products. The Company has licensed from Nimco one granted patent and know how related to its glucose monitoring product, jointly applied with Altea for a U.S. patent and an international patent related to this device and has licensed this granted patent and these patent applications to Abbott pursuant to the parties' collaborative arrangements. SpectRx has license agreements with GTRC that give the Company the right to use two patents related to its diabetes screening product, and the Company has licensed this proprietary technology to Boehringer Mannheim pursuant to the Company's collaborative arrangement with Boehringer Mannheim. The Company has license agreements with M.D. Anderson that give SpectRx access to one patent related to the Company's infant jaundice product, and the Company has applied for two patents related to this product. SpectRx has licensed the one patent and two patent applications to Healthdyne pursuant to its collaborative arrangement with that company. In addition, SpectRx has licensed from

Dr. Joseph Lakowicz of the University of Maryland several granted patents and patent applications related to fluorescence spectroscopy that it intends to use in its research and development efforts.

     There can be no assurance that one or more of the patents held directly by the Company or licensed by the Company from third parties, including the disposable components to be used in connection with its glucose monitoring and infant jaundice products, or processes used in the manufacture of the Company's products, will not be successfully challenged, invalidated or circumvented or that the Company will otherwise be able to rely on such patents for any reason. In addition, there can be no assurance that competitors, many of whom have substantial resources and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that prevent, limit or interfere with the Company's ability to make, use and sell its products either in the United States or in foreign markets. If any of the Company's patents are successfully challenged, invalidated or circumvented or the Company's right or ability to manufacture its products were to be proscribed or limited, the Company's ability to continue to manufacture and market its products could be adversely affected, which would likely have a material adverse effect upon the Company's business, financial condition and results of operations.

     The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights. Certain companies in the medical device industry have instituted intellectual property litigation, including patent infringement actions, for legitimate and, in certain cases, competitive reasons. In addition, the United States Patent and Trademark Office ("USPTO") may institute litigation or interference proceedings. There can be no assurance that the Company will not become subject to patent infringement claims or litigation or interference proceedings instituted by the USPTO to determine the priority of inventions. The defense and prosecution of intellectual property suits, USPTO interference proceedings and related legal and administrative proceedings are both costly and time consuming. Litigation may be necessary to enforce patents issued to the Company, to protect trade secrets or know how owned by the Company or to determine the enforceability, scope and validity of the proprietary rights of others. Any litigation or interference proceedings brought against, initiated by or otherwise involving the Company may require the Company to incur substantial legal and other fees and expenses and may require some of the Company's employees to devote all or a substantial portion of their time to the prosecution or defense of such litigation or proceedings. An adverse determination in litigation or interference proceedings to which the Company may become a party, including any litigation that may arise against the Company, could subject the Company to significant liabilities to third parties, require the Company to seek licenses from third parties or prevent the Company from selling its products in certain markets, or at all. Although patent and intellectual property disputes regarding medical devices are often settled through licensing or similar arrangements, there can be no assurance that the Company would be able to reach a satisfactory settlement of such a dispute that would allow it to license necessary patents or other intellectual property. Even if such a settlement were reached, the settlement process may be expensive and time consuming and the terms of the settlement may require the Company to pay substantial royalties. An adverse determination in a judicial or administrative proceeding or the failure to obtain a necessary license could prevent the Company from manufacturing and selling its products, which would have a material adverse effect on the Company's business, financial condition and results of operations.

     In addition to patents, the Company relies on trade secrets and proprietary know how, which it seeks to protect, in part, through confidentiality and proprietary information agreements. There can be no assurance that such confidentiality or proprietary information agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known to or be independently developed by competitors.

COMPETITION

     The medical device industry in general, and the markets for glucose monitoring and diabetes screening devices and processes in particular, are intensely competitive. If successful in its product development, the Company will compete with other providers of personal glucose monitors, diabetes screening tests and infant jaundice products. A number of competitors, including Johnson & Johnson, Inc. (which owns Lifescan, Inc.), Boehringer Mannheim, Bayer AG (which owns Miles Laboratories, Inc.) and Abbott (which owns

MediSense, Inc.) are currently marketing traditional glucose monitors. These monitors are widely accepted in the health care industry and have a long history of accurate and effective use. Furthermore, a number of companies have announced that they are developing products that permit non-invasive and less invasive glucose monitoring. Accordingly, competition in this area is expected to increase.

     Many of the Company's competitors have substantially greater financial, research, technical, manufacturing, marketing and distribution resources than the Company and have greater name recognition and lengthier operating histories in the health care industry. There can be no assurance that the Company will be able to effectively compete against these and other competitors. In addition, there can be no assurance that the Company's glucose monitoring, diabetes screening or infant jaundice products will replace any currently used devices or systems, which have long histories of safe and effective use. Furthermore, there can be no assurance that the Company's competitors will not succeed in developing, either before or after the development and commercialization of the Company's products, devices and technologies that permit more efficient, less expensive non-invasive and less invasive glucose monitoring, diabetes screening and infant jaundice monitoring. It is also possible that one or more pharmaceutical or other health care companies will develop therapeutic drugs, treatments or other products that will substantially reduce the prevalence of diabetes or infant jaundice or otherwise render the Company's products obsolete. Such competition could have a material adverse effect on the Company's business, financial condition and results of operation.

     In addition, there can be no assurance that one or more of the Company's collaborative partners will not, for competitive reasons, reduce its support of its collaborative arrangement with the Company or support, directly or indirectly, a company or product that competes with the Company's product that is the subject of the collaborative arrangement.

GOVERNMENT REGULATION

     All of the Company's products are regulated as medical devices. Medical device products are subject to rigorous FDA and other governmental agency regulations in the United States and may be subject to regulations of relevant foreign agencies. The FDA regulates the clinical testing, manufacture, labeling, packaging, marketing, distribution and record keeping for such products in order to ensure that medical products distributed in the United States are safe and effective for their intended uses. Noncompliance with applicable requirements can result in import detentions, fines, civil penalties, injunctions, suspensions or losses of regulatory approvals or clearances, recall or seizure of products, operating restrictions, refusal of the government to approve product export applications or allow the Company to enter into supply contracts, and criminal prosecution. Failure to obtain regulatory approvals, the restriction, suspension or revocation of regulatory approvals or clearances, if obtained, or any other failure to comply with regulatory requirements would a have a material adverse effect on the Company's business, financial condition and results of operations.


     The Clinical Chemistry Branch of the FDA's Division of Clinical Laboratory Devices (the "Branch") has traditionally been the reviewing branch for blood-based personal glucose monitoring products. The Clinical Chemistry and Clinical Toxicology Devices Panel (the "Panel") is an external advisory panel that provides advice to the Branch regarding devices that are reviewed by the Branch. The Panel met on March 20-21, 1997 to discuss invasive and non-invasive self-monitoring blood glucose devices. The Panel submitted comments to the Branch suggesting revisions of existing guidelines relating to the laboratory and clinical testing of blood glucose devices. The Branch may take the Panel's comments into consideration in determining whether to revise the existing guidelines. To date, there has been no change in the existing 510(k) guidance document for blood glucose monitoring devices. There can be no assurance that the Panel's comments will not result in a FDA policy or change in FDA policy that is materially adverse to the Company's regulatory position.


     In the United States, medical devices are classified into one of three classes (Class I, II or III), on the basis of the controls deemed necessary by the FDA to reasonably assure their safety and effectiveness. Under FDA regulations, Class I devices are subject to general controls (for example, labeling, premarket notification and adherence to GMP), and Class II devices are subject to general and special controls (for example, performance standards, postmarket surveillance, patient registries, and FDA guidelines). Generally, Class III devices are those which must receive premarket approval from the FDA to ensure their safety and effectiveness (for example, life-sustaining, life-supporting and implantable devices, or new devices which have not been found substantially equivalent to legally marketed Class I or II devices).

     A medical device manufacturer may seek clearance to market a medical device by filing a 510(k) premarket notification with the FDA if a medical device manufacturer establishes that a newly developed device is "substantially equivalent" to either a device that was legally marketed prior to May 28, 1976, the date upon which the Medical Device Amendments of 1976 were enacted, or to a device that is currently legally marketed and has received 510(k) premarket clearance from the FDA. The 510(k) premarket notification must be supported by appropriate information, including, where appropriate, data from clinical trials, establishing the claim of substantial equivalence to the satisfaction of the FDA. Commercial distribution of a device for which a 510(k) premarket notification is required can begin only after the FDA issues an order finding the device to be "substantially equivalent" to a predicate device. The FDA has recently been requiring a more rigorous demonstration of substantial equivalence than in the past. It generally takes from four to 12 months from the date of submission to obtain clearance of a 510(k) submission, but it may take substantially longer. The FDA may determine that a proposed device is not substantially equivalent to a legally marketed device, or that additional information is needed before a substantial equivalence determination can be made. The Company believes that its products will qualify for 510(k) premarket notification.

     A "not substantially equivalent" determination, or a request for additional information, could delay the market introduction of new products that fall into this category and could have a material adverse effect on the Company's business, financial condition and results of operations. For any of the Company's products that are cleared through the 510(k) process, modifications or enhancements that could significantly affect the safety or efficacy of the device or that constitute a major change to the intended use of the device will require new 510(k) submissions or approval of a PMA. Any modified device for which a new 510(k) premarket notification is required cannot be distributed until 510(k) clearance is obtained for the modified device. There can be no assurance that the Company will obtain 510(k) clearance in a timely manner, if at all, for any devices or modifications to devices for which it may submit a 510(k) notification.

     A PMA application must be submitted if a proposed device is not substantially equivalent to a legally marketed Class I or Class II device, or for a Class III device for which FDA has called for PMAs. The PMA application must contain valid scientific evidence to support the safety and effectiveness of the device which includes the results of clinical trials, all relevant bench tests, and laboratory and animal studies. The PMA must also contain a complete description of the device and its components, and a detailed description of the methods, facilities and controls used for manufacture, including, where appropriate, the method of sterilization and its assurance. In addition, the submission must include proposed labeling, advertising literature and training methods (if required). If human clinical trials of a device are required in connection with a PMA application, and the device presents a "significant risk," the sponsor of the trial (usually the manufacturer or the distributor of the device) is required to file an investigational device exemption ("IDE") application prior to commencing human clinical trials. The IDE application must be supported by data, typically including the results of animal and laboratory testing, and a description of how the device will be manufactured. If the IDE application is reviewed and approved by the FDA and one or more appropriate institutional review boards ("IRBs"), human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a "nonsignificant risk" to the patient, a sponsor may begin clinical trials after obtaining approval for the study by one or more appropriate IRBs, but FDA approval for the commencement of the study is not required. Sponsors of clinical trials are permitted to sell those devices distributed in the course of the study provided such compensation does not exceed recovery of costs of manufacture, research, development and handling. An IDE supplement must be submitted to and approved by FDA before a sponsor or an investigator may make a significant change to the investigational plan that may affect the plan's scientific soundness or the rights, safety or welfare of human subjects.

     Upon receipt of a PMA application, the FDA makes a threshold determination as to whether the application is sufficiently complete to permit a substantive review. If the FDA determines that the PMA application is sufficiently complete to permit a substantive review, the FDA will accept the application for filing. An incomplete application will be returned to the sponsor and must be resubmitted and accepted for filing before the application will be substantively reviewed. Once the submission is accepted for filing, the FDA begins an in-depth review of the PMA. An FDA review of a PMA application generally takes one to two years from the date the PMA application is accepted for filing, but may take significantly longer. The review time is often significantly extended by the FDA asking for more information or clarification of information already provided in the submission. During the PMA review period, the submission may be sent to an FDA-selected scientific advisory panel composed of physicians and scientists with expertise in the particular field. The FDA scientific advisory panel issues a recommendation to the FDA that may include conditions for approval. The FDA is not bound by the recommendations of the advisory panel. Toward the end of the PMA review process, the FDA will conduct an inspection of the manufacturer's facilities to ensure that the facilities are in compliance with applicable GMP requirements.

     If the FDA evaluations of both the PMA application and the manufacturing facilities are favorable, the FDA will issue an approvable letter, which usually contains a number of conditions which must be met in order to secure final approval of the PMA. When those conditions have been fulfilled to the satisfaction of the FDA, the agency will issue a PMA approval letter authorizing commercial marketing of the device for certain indications and intended uses. The PMA review process can be expensive, uncertain and lengthy. A number of devices for which a PMA has been sought have never been approved for marketing. The FDA may also determine that additional clinical trials are necessary, in which case the PMA may be significantly delayed while such trials are conducted and data is submitted in an amendment to the PMA. Modifications to the design, labeling or manufacturing process of a device that is the subject of an approved PMA, its labeling, or manufacturing process may require approval by the FDA of PMA supplements or new PMAs. Supplements to a PMA often require the submission of the same type of information required for an initial PMA, except that the supplement is generally limited to that information needed to support the proposed change from the product covered by the original PMA. The FDA generally does not call for an advisory panel review for PMA supplements. There can be no assurance that, if required, the Company will be able to meet the FDA's PMA requirements or that any necessary approvals will be received. Failure to comply with regulatory requirements would have a material adverse effect on the Company's business, financial condition and results of operations.

     Regulatory approvals and clearances, if granted, may include significant labeling limitations and limitations on the indicated uses for which the product may be marketed. In addition, to obtain such approvals and clearances, the FDA and certain foreign regulatory authorities impose numerous other requirements with which medical device manufacturers must comply. FDA enforcement policy strictly prohibits the marketing of approved medical devices for unapproved uses. Any products manufactured or distributed by the Company pursuant to FDA clearances or approvals are subject to pervasive and continuing regulation by the FDA. The FDA also requires the Company to provide it with information on death and serious injuries alleged to have been associated with the use of the Company's products, as well as any malfunctions that would likely cause or contribute to death or serious injury. Failure to comply with applicable regulatory requirements can result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal by the government to grant premarket clearance or premarket approval for devices, withdrawals of approvals and criminal prosecutions.

     The Company is required to register with the FDA as a device manufacturer and list its products with the Agency. The Company also is subject to biannual inspections, for compliance with GMP, by the FDA and state agencies acting under contract with the FDA. The GMP regulations require that the Company manufacture its products and maintain its documents in a prescribed manner with respect to manufacturing, testing, quality assurance and quality control activities. The FDA also has promulgated final regulatory changes to the GMP regulations that require, among other things, design controls and maintenance of service records, and which will increase the cost of complying with GMP requirements.

     Labeling and promotional activities are subject to scrutiny by the FDA and in certain instances, by the Federal Trade Commission. The FDA actively enforces regulations prohibiting marketing of products for unapproved users. The Company and its products are also subject to a variety of state and local laws and regulations in those states and localities where its products are or will be marketed. Any applicable state or local regulations may hinder the Company's ability to market its products in those states or localities. Manufacturers are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations now or in the future or that such laws or regulations will not have a material adverse effect upon the Company's ability to do business.

     International sales of the Company's products are subject to the regulatory requirements of each target country. The regulatory review process varies from country to country. The ISO 9000 series of standards for quality operations have been developed to ensure that companies know the standards of quality to which they must adhere to receive certification. The European Union has promulgated rules which require that medical products receive by mid-1998 the right to affix the CE mark, an international symbol of adherence to quality assurance standards and compliance with applicable European medical device directives. The ISO 9001 certification will be one of the CE mark certification requirements required by mid-1998. Failure to receive the right to affix the CE mark will prohibit the Company from selling its products in member countries of the European Union.

     The Company will rely upon its corporate partners to obtain certain United States and foreign regulatory approvals and if such approvals are obtained the Company will rely upon its corporate partners to remain in compliance with ongoing United States and foreign regulatory restrictions. The inability or failure of such third parties to comply with the varying regulations or the imposition of new regulations would materially adversely effect the Company's business, financial condition and results of operations.

THIRD-PARTY REIMBURSEMENT

     In the United States, patients, hospitals and physicians who purchase medical devices such as the Company's products, generally rely on third-party payors, principally federal Medicare, state Medicaid and private health insurance plans, to reimburse them for all or a portion of the cost of the medical device. Reimbursement for devices that have received FDA approval has generally been available in the United States. In addition, certain health care providers are gradually adopting a managed care system in which such providers contract to provide comprehensive health care services for a fixed cost per person. The Company is unable to predict what changes will be made in the reimbursement methods utilized by third-party health care payors. Although the Company anticipates that patients, hospitals and physicians will justify the use of the Company's products by the attendant cost savings and clinical benefits that the Company believes will be derived from the use of its products, there can be no assurance that this will be the case. Furthermore, the Company could be adversely affected by changes in reimbursement policies of governmental or private health care payors. Any inability of patients, hospitals, physicians and other users of the Company's products to obtain sufficient reimbursement from health care payors for the Company's products or adverse changes in relevant governmental policies or the policies of private third-party payors regarding reimbursement for such products could have a material adverse effect on the Company's business, financial condition and results of operations.

     If the Company obtains the necessary foreign regulatory approvals, market acceptance of the Company's products in international markets will be dependent, in part, upon the availability of reimbursement within prevailing health care payment systems. Reimbursement and health care payment systems in international markets vary significantly by country and include both government sponsored health care and private insurance. Although the Company intends to seek international reimbursement approvals, there can be no assurance that such approvals will be obtained in a timely manner, if at all. Any failure to receive international reimbursement approvals could have an adverse effect on market acceptance of the Company's products in the international markets in which such approvals are sought.

PRODUCT LIABILITY AND INSURANCE

     The development, manufacture and sale of medical products entail significant risks of product liability claims. The Company currently has no product liability insurance coverage beyond that provided by its general liability insurance. Accordingly, there can be no assurance that the Company is adequately protected from any liabilities, including any adverse judgments or settlements, it might incur in connection with the development, clinical testing, manufacture and sale of its products. In addition, product liability insurance is expensive and may not be available to the Company on acceptable terms, if at all. A successful product liability claim or series of claims brought against the Company that results in an adverse judgment against or settlement by the Company in excess of any insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations.

EMPLOYEES

     As of December 31, 1996, the Company had 41 employees and consulting or other contract arrangements with 24 additional persons to provide services to the Company on a full- or part-time basis. Of the 65 people so employed or engaged by the Company, 41 are engaged in research and development activities, three are engaged in sales and marketing activities, three are engaged in regulatory affairs and quality assurance, eight are engaged in manufacturing and development, and 10 are engaged in administration and accounting. No employees are covered by collective bargaining agreements, and the Company believes it maintains good relations with its employees. The Company's ability to operate successfully and manage its potential future growth depends in significant part upon the continued service of certain key scientific, technical, managerial and finance personnel, and its ability to attract and retain additional highly qualified scientific, technical, managerial and finance personnel. None of these key employees has an employment contract with the Company nor are any of these employees covered by key person or similar insurance. In addition, if the Company, together with its collaborative partners, is able to successfully develop and commercialize the Company's products, the Company will need to hire additional scientific, technical, managerial and finance personnel. The Company faces intense competition for qualified personnel in these areas, many of whom are often subject to competing employment offers, and there can be no assurance that the Company will be able to attract and retain such personnel. The loss of key personnel or inability to hire and retain additional qualified personnel in the future could have a material adverse effect on the Company's business, financial condition and results of operations.

FACILITIES

     The Company leases approximately 30,000 square feet in Norcross, Georgia, which comprise the Company's administrative, research and development, marketing and production facilities and the Company's planned manufacturing facility. The Company's lease for the portion of this facility housing the finance department and certain planned manufacturing operations extends through 1999, the portion housing certain research and development operations expires in June 2000 and the portion housing administration, sales and marketing, engineering and certain other planned manufacturing operations expires in March 2001.

LEGAL PROCEEDINGS

     The Company is not a party to any legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


Executive officers and directors of the Company, and their ages as of April 24, 1997:


                   NAME                      AGE                  POSITION
-------------------------------------------  --- -------------------------------------------
Mark A. Samuels............................  39  President, Chief Executive Officer and
                                                 Director
Keith D. Ignotz............................  49  Executive Vice President, Chief Operating
                                                   Officer and Director
Thomas H. Muller, Jr.......................  55  Executive Vice President, Chief Financial
                                                 Officer and Secretary
Robert G. Rothfritz........................  48  Vice President, Operations
Jonathan A. Eppstein.......................  44  Vice President, Transdermal Systems
Richard L. Fowler..........................  40  Vice President, Engineering
Charles G. Hadley(1)(2)....................  40  Director
Jack R. Kelly, Jr.(1)(2)...................  62  Director

---------------

(1) Member of the Compensation Committee of the Board of Directors.
(2) Member of the Audit Committee of the Board of Directors.

     Mark A. Samuels has served as a member of the Company's Board of Directors, President and CEO since co-founding the Company in 1992. Prior to that time, Mr. Samuels was a founder of Laser Atlanta Optics, Inc., an optical sensor company, where he held the position of President and Chief Executive Officer until 1992, and was a director until October 1996. While at Laser Atlanta Optics, Mr. Samuels focused on the development of commercial and medical applications of electro-optics. Mr. Samuels earned a B.S. in Physics and an M.S. (Electrical Engineering) from Georgia Institute of Technology.

     Keith D. Ignotz has served as a member of the Company's Board of Directors and Chief Operating Officer since co-founding the Company in 1992. Formerly, Mr. Ignotz was President of Humphrey Instruments SmithKline Beckman (Japan), President of Humphrey Instruments GMBH (Germany), and Senior Vice President of Allergan Humphrey Inc., a $100 million per year ophthalmic diagnostic company. Mr. Ignotz is a member of the board of directors of Vismed, Inc. (Dicon), an ophthalmic diagnostic products company, and Pennsylvania College of Optometry. Mr. Ignotz earned a B.A. in Sociology from San Jose State University and an M.B.A. from Pepperdine University.

     Thomas H. Muller, Jr. has served as the Company's Chief Financial Officer since joining the Company in December 1996. Prior to that time, Mr. Muller was President of Muller & Associates, an operational and financial management services company and Chief Financial Officer of Nurse On Call, Inc. From 1984 to 1992, Mr. Muller was Chief Financial Officer of HBO & Company, a provider of information systems and services to the health care industry. Mr. Muller earned a B.I.E. in Industrial Engineering from Georgia Institute of Technology and an M.B.A. from Harvard Business School.

     Robert G. Rothfritz, has served as the Company's Vice President of Operations since joining the Company in July 1996. From 1994 to 1996, Mr. Rothfritz was Director of Manufacturing for Atlantic Envelope Company, a National Service Industries, Inc. division, and from 1993 to 1994, he was a Senior Manager, Manufacturing Systems Leader for Ethicon EndoSurgery, a Johnson & Johnson division. From 1988 to 1992, Mr. Rothfritz was Vice President, Operations for the Oral Care Division of Bausch & Lomb, Inc. Mr. Rothfritz earned a B.S. in Mechanical Engineering from Georgia Institute of Technology.

     Jonathan A. Eppstein has served as the Company's Vice President of Transdermal Systems since December 1996, and was Vice President of Research and Development since co-founding the Company in 1992. Prior to that time, Mr. Eppstein was Systems Engineering Manager and Director of Medical Programs for Laser Atlanta Optics, Inc. Mr. Eppstein earned a B.S. in Electrical Engineering and a M.S. in

Mathematics from Western Michigan University. Mr. Eppstein, together with his sister, controls Altea and Nimco.

     Richard L. Fowler has served as the Company's Vice President of Engineering since joining the Company in February 1996. Prior to that time, Mr. Fowler worked for Laser Atlanta Optics, Inc., where he held the positions of President and Chief Executive Officer from August 1994 to February 1996. As Vice President of Engineering for Laser Atlanta Optics from 1992 to 1994, Mr. Fowler managed the development of three laser sensor products. Mr. Fowler earned a B.S. in Electrical Engineering from University of Texas.

     Charles G. Hadley has served as a member of the Company's Board of Directors since 1993. Since 1988, Mr. Hadley has been general partner of Cashon Biomedical Associates, L.P., which is the managing general partner of the Hillman Medical Ventures Partnerships. These venture capital funds focus on early stage medical technology. Mr. Hadley earned a B.A. from George Washington University and a J.D. and M.B.A. from Stanford University.

     Jack R. Kelly, Jr. has served as a member of the Company's Board of Directors since February, 1993. Since 1983, Mr. Kelly has been a general partner of Noro-Moseley Partners, a venture capital fund. Prior to 1983, Mr. Kelly was the Chief Operating Officer for Scientific Atlanta. Mr. Kelly is a director of Syntellect, Inc. and Novoste Corporation. Mr. Kelly earned a B.S. in Physics from Georgia State University.

     All directors hold their offices until the next stockholder meeting of the Company and until their successors are elected and qualified or until their earlier resignation or removal. The Company's executive officers are appointed by the Board of Directors and serve until their successors are elected or appointed.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors of the Company makes recommendations concerning salaries, incentives and other forms of compensation for directors, officers and other employees of the company, subject to ratification by the full Board of Directors. The Compensation Committee also administers the Company's various stock plans. In 1996, the Compensation Committee consisted of Jack R. Kelly, Jr. and Mark A. Samuels, the Company's President and Chief Executive Officer, until December 10, 1996. While a member of the Compensation Committee, Mr. Samuels borrowed approximately $228,000 from the Company pursuant to two separate promissory notes. Presently, Charles G. Hadley and Jack R. Kelly, Jr. comprise the Compensation Committee. See "Management--Stock Plans" and "Certain Transactions."

DIRECTOR COMPENSATION

     Directors currently receive no cash fees for services provided in that capacity but are reimbursed for out-of-pocket expenses they incur in connection with their attendance at meetings of the Board. Upon closing of the offering, nonemployee directors ("Outside Directors") will receive payments of $3,000 per quarter, $1,000 per meeting attended in person ($500 if attended by telephone) and $500 per committee meeting attended, up to a maximum of $20,000 per year, and all directors will be reimbursed for expenses actually incurred in attending meetings of the Board of Directors and its committees. Upon closing of the offering, Outside Directors may be granted options to purchase Common Stock under the 1995 Stock Option Plan.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by the Company during the fiscal year ended December 31, 1996 to the Chief Executive Officer and its five other most highly compensated executive officers (the Chief Executive Officer and such other executive officers are hereinafter referred to as the "Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG TERM
                                                                                        COMPENSATION
                                                                                           AWARDS
                                                            ANNUAL COMPENSATION         ------------
                                                      -------------------------------   STOCK OPTION
            NAME AND PRINCIPAL POSITION                SALARY       BONUS    OTHER(1)      SHARES
----------------------------------------------------  --------      ------   --------   ------------
Mark A. Samuels.....................................  $150,000      $   --      --         114,287
  President and Chief Executive Officer
Keith D. Ignotz.....................................   150,000          --      --          89,287
  Chief Operating Officer
Thomas H. Muller, Jr................................     3,918(2)       --      --          60,715
  Executive Vice President, Chief Financial Officer
     and Secretary

Robert G. Rothfritz.................................    43,846(3)       --      --          21,429
  Vice President, Operations
Jonathan A. Eppstein................................    95,385          --      --              --
  Vice President, Transdermal Systems
Richard L. Fowler...................................    78,872       3,046      --          21,429
  Vice President, Engineering

---------------

(1) Other annual compensation in the form of perquisite and other personal benefits, securities or property has been omitted in those cases where the aggregate amount of such compensation is the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named Executive Officer.
(2) Includes salary from December 20, 1996 upon commencement of employment. Mr. Muller's current annual compensation is $130,000.
(3) Includes salary from July 8, 1996 upon commencement of employment. Mr. Rothfritz's current annual compensation is $95,000.

STOCK OPTION INFORMATION

     The following table sets forth certain information for the fiscal year ended December 31, 1996, with respect to each grant of stock options to the Executive Officers:

               OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 1996

                                                                                            POTENTIAL
                                                                                            REALIZABLE
                                                                                             VALUE AT
                                                     INDIVIDUAL GRANTS                    ASSUMED ANNUAL
                                      -----------------------------------------------        RATES OF
                                                 % OF TOTAL                                STOCK PRICE
                                                  OPTIONS                                APPRECIATION FOR
                                                  GRANTED      EXERCISE                   OPTION TERM(2)
                                      OPTIONS   TO EMPLOYEES   PRICE PER   EXPIRATION   ------------------
                NAME                  GRANTED    IN 1996(1)      SHARE        DATE        5%        10%
------------------------------------  -------   ------------   ---------   ----------   -------   --------
Mark A. Samuels.....................  114,287        34%         $ .70        2006      $50,312   $127,500
Keith D. Ignotz.....................   89,287        26%           .70        2006       39,306     99,610
Thomas H. Muller, Jr................   60,715        18%          2.45        2006       93,549    237,072
Robert G. Rothfritz.................   21,429         6%           .70        2006        9,434     23,907
Jonathan A. Eppstein................       --        --             --          --           --         --
Richard L. Fowler...................   21,429         6%           .70        2006        9,434     23,907

---------------

(1) In 1996, the Company granted employees and consultants options to purchase an aggregate of 338,940 shares of Common Stock.
(2) In accordance with the rules of the Securities and Exchange Commission (the "Commission"), shown are the gains or "option spreads" that would exist for the respective options granted. These gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% applied to the grant price from the date the option was granted over the full option term. These assumed annual compound rates of stock price appreciation are mandated by the rules of the Commission and do not represent the Company's estimate or projection of future Common Stock prices.

    AGGREGATED OPTION EXERCISES IN 1996 AND DECEMBER 31, 1996 OPTION VALUES

                               NUMBER OF UNEXERCISED                                       VALUE OF UNEXERCISED
                                    OPTIONS AT               VALUE OF UNEXERCISED         IN-THE-MONEY OPTIONS AT
                                 DECEMBER 31, 1996         IN-THE-MONEY OPTIONS (1)          THE IPO PRICE (2)
                            ---------------------------   ---------------------------   ---------------------------
           NAME             EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------  -----------   -------------   -----------   -------------   -----------   -------------
Mark A. Samuels...........     31,027        136,832       $ 157,133      $ 674,841     $   327,781    $ 1,427,417
Keith D. Ignotz...........     27,901        114,958         142,128        569,846         295,583      1,202,115
Thomas H. Muller, Jr......         --         60,715              --        185,181              --        519,113
Robert G. Rothfritz.......      2,232         19,197          10,714         92,146          22,990        197,729
Jonathan A. Eppstein......    109,657         62,488         580,086        330,562       1,183,119        674,246
Richard L. Fowler.........      4,018         17,411          19,286         83,573          41,385        179,333

---------------

(1) Based upon an assumed fair market value of $5.50 per share as of December 31, 1996 less the exercise price per share.
(2) Based upon an assumed initial public offering price of $11.00 less the exercise price per share.

STOCK PLANS


     1995 Stock Plan. A total of 1,428,572 shares of Common Stock have been reserved for issuance under the Company's 1995 Stock Plan (the "Stock Plan"). Under the Stock Plan, as of March 31, 1997, options to purchase an aggregate 663,362 shares were outstanding, 403 shares of Common Stock had been purchased pursuant to exercises of stock options and stock purchase rights and 764,807 shares were available for future grant.

     The Stock Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonqualified stock options and stock purchase rights to employees and consultants of the Company. Incentive stock options may be granted only to employees. The Stock Plan is administered by the Board of Directors or a committee appointed by the Board of Directors, which determines the terms of options granted, including the exercise price and the number of shares subject to each option. The Board of Directors also determines the schedule upon which options become exercisable. The exercise price for employees generally of incentive stock options granted under the Stock Plan must be at least equal to the fair market value of the Company's Common Stock on the date of grant. However, for any employee holding more than 10% of the voting power of all classes of the Company's stock, the exercise price will be no less than 110% of the fair market value. The exercise price of nonqualified stock options is set by the administrator of the Stock Plan. The maximum term of options granted under the Stock Plan is ten years. In the event of a merger, reorganization or change in the ownership of the Company, all options outstanding under the Plan shall be fully vested.

     In the event a consultant or an employee is terminated, such employee or consultant will have at least 30 days after such termination to exercise any vested non-qualified option and any vested incentive stock option. After the applicable exercise period, all unexercised options will be canceled. All unvested options will be canceled as of the date of the employee's termination. In the event of a merger, sale of substantially all of the Company's assets or change in the ownership of the Company, all options outstanding under the Stock Plan shall be fully vested. Each such vested option will remain exercisable in accordance with the terms under which such option was granted.

     Employee Stock Purchase Plan. The Company's Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Company's Board of Directors and approved by the Company's stockholders in January 1997. The Purchase Plan is intended to qualify under Section 423 of the Code. The Company has reserved 214,286 shares of Common Stock for issuance under the Purchase Plan. Under the Purchase Plan, an eligible employee will be granted an option to purchase shares of Common Stock from the Company through payroll deductions of up to 10% of his or her compensation, at a price per share equal to 85% of the lower of (i) the fair market value of the Company's Common Stock on the first day of an offering period under the Purchase Plan or (ii) the fair market value of the Company's Common Stock on the last day of an offering period. Except for the first offering period, each offering period will last for six months and will commence the first day on which the national stock exchanges and the Nasdaq National Market System are open for trading on or after May 1 and November 1 of each year. The first offering period will begin upon the effective date of this offering and will end on October 31, 1997. On the last day of each offering period, the option to purchase the shares will be exercised automatically, and the maximum number of full shares subject to the option will be purchased for the employee with the accumulated payroll deductions in his or her account. Any employee who is customarily employed for at least 20 hours per week and more than five months per calendar year and who has been so employed for at least three consecutive months on or before the commencement date of an offering period is eligible to participate in the Purchase Plan. An employee may elect to withdraw from the Purchase Plan by withdrawing all, but not less than all, payroll deductions from his account prior to the exercise date, and a termination of employment will be treated as a withdrawal from the Purchase Plan.

     In the event of merger of the Company with or into another corporation, all outstanding options will either be assumed or an equivalent option will be substituted by the successor corporation, unless the Board in its discretion accelerates the exercise date of such options or cancels the options and refunds all payroll deductions collected from the employees. If the Board accelerates the exercise date, it must give the employees ten days' notice of the new exercise date.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Amended and Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for (i) breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. Such limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     The Company's Bylaws provide that the Company shall indemnify its directors, officers, employees and other agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company's Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws permit such indemnification.

     The Company has entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in the Company's Bylaws. These agreements, among other things, indemnify the Company's directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company arising out of such person's services as a director, officer, employee, agent or fiduciary of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

     At present, there is no pending litigation or proceeding involving a director or officer of the Company in which indemnification is required or permitted, and the Company is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

                              CERTAIN TRANSACTIONS

     On October 31, 1996, the Company loaned Mark A. Samuels, President, Chief Executive Officer and a director of the Company, $200,000. The loan, which is evidenced by a promissory note secured by Common Stock of the Company and other securities, bears interest at the rate of 6.72% per year and becomes due and payable on the earlier of October 31, 2001 or 120 days after the date when he ceases to be an employee of the Company. The outstanding balance, including interest, as of January 31, 1997 was approximately $203,000. Mark A. Samuels' largest aggregate amount of indebtedness outstanding to the Company in 1996 was approximately $235,000.

     On October 31, 1996, the Company loaned Keith D. Ignotz, Chief Operating Officer and a director of the Company, $200,000. The loan, which is evidenced by a promissory note secured by Series B Preferred Stock of the Company and other securities, bears interest at the rate of 6.72% per year and becomes due and payable on the earlier of October 31, 2001 or 120 days after the date when he ceases to be an employee of the Company. The outstanding balance, including interest, as of January 31, 1997 was approximately $203,000. Keith D. Ignotz's largest aggregate amount of indebtedness outstanding to the Company in 1996 was approximately $227,000.

     On June 30, 1994, the Company loaned Mark A. Samuels, President, Chief Executive Officer and a director of the Company, approximately $28,000 in connection with his purchase of Common Stock of the Company. The loan is evidenced by a promissory note secured by the underlying stock, bears interest at the rate of 6% per year and becomes due and payable on June 30, 1999. The outstanding balance, including interest, as of January 31, 1997 was approximately $32,000.

     On June 30, 1994, the Company loaned Keith D. Ignotz, Chief Operating Officer and a director of the Company, approximately $21,000 in connection with his purchase of Common Stock of the Company. The loan, which is evidenced by a promissory note secured by the underlying stock, bears interest at the rate of 6% per year and becomes due and payable on June 30, 1999. The outstanding balance, including interest, as of January 31, 1997 was approximately $24,000.

     On September 16, 1996, the Company loaned Laser Atlanta Optics, Inc. ("LAO") $30,000. Mark A. Samuels was treasurer and a director of LAO until October 1996, and owns more than 10% of LAO's equity securities. Richard L. Fowler, Vice President, Engineering of the Company, was secretary and a director of LAO until November 1996. Keith D. Ignotz was a director of LAO until October 1996, and owns more than 10% of LAO equity securities. The loan bore interest at a rate of 6% per year and was repaid in full as of December 31, 1996.


     On March 1, 1996, the Company issued 28,572 shares of Common Stock to LAO pursuant to the Assignment and Bill of Sale, dated February 29, 1996, between the Company and LAO ("Assignment"). Under the terms of the Assignment, LAO relinquished any and all claims it may have had to the right, title and interest in and to any technology, patents, products, uses, and applications related to transdermal monitoring and delivery in exchange for payment of $10.00 by the Company and the 28,572 shares of the Company's Common Stock.


     On December 5, 1996, the Company purchased 129,000 shares of FluorRx, Inc. Series A Preferred Stock, thereby acquiring a 64.8% interest in FluorRx, Inc. Mark A. Samuels is a director of FluorRx, Inc., and Keith D. Ignotz is Vice President, Secretary and a director of FluorRx, Inc. In addition, the Company has a third seat on the Board of Directors, which is currently vacant. In connection with the purchase of this stock, the Company has agreed to loan FluorRx, Inc. up to $100,000. This loan, which has not been made, would be evidenced by a convertible promissory note, would bear interest at the rate of 8% per year and would become due and payable on December 5, 1997.

     On March 1, 1996, the Company entered into a License and Joint Development Agreement (the "Altea/Nimco Agreement") with Altea Technologies, Inc. ("Altea") and Non-Invasive Monitoring Company, Inc. ("Nimco"). Jonathan Eppstein, Vice President, Transdermal Systems of the Company, and Deborah Eppstein, Jonathan Eppstein's sister, are principals of Altea and Nimco. On March 8, 1996, the Company issued 71,429 shares of Common Stock to Altea pursuant to section 3.1 of the Altea/Nimco

Agreement. Also pursuant to the Altea/Nimco Agreement, in June 1995, March 1996, September 1996 and November 1996, the Company paid, $5,000 to Nimco, and $1,100, $19,000 and $150,000 to Altea, respectively. See "Business -- Licensing Arrangements."


     On October 10, 1996, the Company entered into a Research & Development and License Agreement (the "Abbott Agreement") with Abbott. In connection with the Abbott Agreement, on October 21, 1996, Abbot purchased $3,000,000 of equity in the Company in the form of Series C Preferred Stock, and thereby became a holder of 6.4% of the Company's outstanding equity prior to this offering. See "Business -- Collaborative Arrangements."

     On November 6, 1995 and April 15, 1996, the Company sold Convertible Subordinated Promissory Notes ("Notes"), which automatically converted into 278,548 aggregate shares of Series B Preferred Stock on an as converted basis, and Stock Purchase Warrants ("Warrants") to purchase 317,614 aggregate shares of Common Stock. On August 30, 1996, the Company sold shares of Series B Preferred Stock which automatically convert to 908,621 shares of Common Stock upon the closing of this offering at an as-converted price of $5.60 per share. On October 21, 1996, the Company sold shares of Series C Preferred Stock which automatically convert to 357,143 shares of Common Stock upon the closing of this offering at an as-converted price of $8.40 per share. The purchasers of the Notes, Warrants, Series B Preferred Stock, and Series C Preferred Stock included the following directors, entities affiliated with directors and 5% shareholders.

                                                                       NUMBER OF    SHARES
                                                                        SHARES        OF       SHARES OF
                                                            WARRANT    PURCHASED   SERIES B    SERIES C
                                                   NOTE     PURCHASE     UNDER     PREFERRED   PREFERRED
                     NAME                         AMOUNT     PRICE      WARRANT      STOCK       STOCK
-----------------------------------------------  --------   --------   ---------   ---------   ---------
DIRECTORS AND ENTITIES AFFILIATED WITH
  DIRECTORS:
Entity Affiliated with Charles G. Hadley(1)
  (Hillman Medical Ventures Partnerships(2))...  $348,040    $6,960      74,581     450,381           --
Entity Affiliated with Jack Kelly(1)
  (Noro-Moseley Partners, L.P.(3)).............   348,040     6,960      74,581     137,882           --
Keith D. Ignotz(4).............................    59,804     1,196      12,815      20,009           --
OTHER 5% SHAREHOLDERS:
Abbott Laboratories(5).........................        --        --          --          --      357,143

---------------

(1) Charles G. Hadley and Jack Kelly each sit on the Board of Directors of the Company pursuant to the Series A Preferred Stock Purchase Agreement which provides that as of February 5, 1993, "the Company's Board of Directors will consist of Mark A. Samuels and Keith D. Ignotz, two persons chosen by the Purchasers and a fifth person to be chosen by the holders of Common Stock."
(2) Hillman Medical Ventures 1995 L.P. held a $250,000 Note that converted into Series B Preferred Stock, holds a Warrant for 53,572 shares of Common Stock purchased for $5,000 and holds 48,288 shares of Series B Preferred Stock on an as converted basis; Hillman Medical Ventures 1996 L.P. held a $98,040 Note that converted into Series B Preferred Stock, holds a Warrant for 21,009 shares of Common Stock purchased for $1,960 and holds 402,093 shares of Series B Preferred Stock on an as converted basis. The Hillman Medical Ventures partnerships hold 27.2% of the Company's outstanding equity prior to this offering. The general partners of the Hillman Medical Ventures partnerships are Cashon Biomedical Associates L.P. and Hillman/Dover Limited Partnership. The general partner of Hillman/Dover Limited Partnership is a wholly-owned subsidiary of The Hillman Company, a firm engaged in diversified investments and operations. The Hillman Company is controlled by Henry L. Hillman, Elsie Hilliard Hillman and C.G. Grefenstette, Trustees of the Henry L. Hillman Trust, which Trustees may be deemed the beneficial owners of the 1,515,201 shares owned by the Hillman Medical Ventures partnerships.
(3) Noro-Moseley Partners, L.P. holds 18.9% of the Company's outstanding equity prior to this offering.
(4) Keith Ignotz sits on the Board of Directors of the Company, is the Executive Vice President and Chief Operating Officer, and holds 6.9% of the Company's outstanding equity prior to this offering.
(5) Abbott holds 6.4% of the Company's outstanding equity prior to this offering.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth as of March 31, 1997, and as adjusted to reflect the sale of the shares of Common Stock offered hereby, certain information with respect to the beneficial ownership of the Common Stock as to
(i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the Executive Officers named in the Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group.



                                                                           PERCENT OF SHARES
                                                            NUMBER OF         OUTSTANDING
                                                             SHARES     ------------------------
                                                            BENEFICIALLY BEFORE THE   AFTER THE
                     BENEFICIAL OWNER                       OWNED(1)     OFFERING    OFFERING(2)
----------------------------------------------------------  ---------   ----------   -----------
Hillman Medical Ventures Partnerships(3)..................  1,515,201      27.2%         20.0%
  824 Market Street
  Suite 900
  Wilmington, DE 19801
Noro-Moseley Partners(4)..................................  1,050,631      18.9%         13.9%
  4200 Northside Parkway
  Building 9
  Atlanta, GA 30327
Mark A. Samuels(5)........................................   468,897        8.4%          6.2%
  c/o SpectRx, Inc.
  6025A Unity Drive
  Norcross, GA 30071
Keith D. Ignotz(6)........................................   428,412        7.6%          5.6%
  c/o SpectRx, Inc.
  6025A Unity Drive
  Norcross, GA 30071
Abbott Laboratories.......................................   357,143        6.4%          4.7%
  100 Abbott Park Road
  Abbott Park, IL 60064
Jonathan A. Eppstein(7)...................................   208,081        3.7%          2.7%
Richard L. Fowler(8)......................................    30,726           *             *
Thomas H. Muller, Jr.(9)..................................     6,324           *             *
Robert G. Rothfritz(10)...................................     4,464           *             *
Charles G. Hadley(11).....................................  1,515,201      27.2%         20.0%
Jack R. Kelly, Jr.(12)....................................  1,050,631      18.9%         13.9%
All directors and executive officers as a group (8
  persons)(13)............................................  3,712,736      64.4%         47.9%


---------------

 (*) Less than 1%

 (1) Applicable percentage ownership based on 5,567,590 shares of Common Stock as of March 31, 1997, together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the Commission, based on factors including voting and investment power with respect to shares. Shares of Common Stock subject to the options currently exercisable, or exercisable within 60 days after March 31, 1997, and any warrants to purchase shares of Common Stock are deemed outstanding for computing the percentage ownership of any other person.

 (2) After giving effect to the issuance of 2,000,000 shares of Common Stock offered hereby.

 (3) Consists of 402,093 shares owned by Hillman Medical Ventures 1996 L.P., 48,288 shares owned by Hillman Medical Ventures 1995 L.P., 214,728 shares owned by Hillman Medical Ventures 1994 L.P., 714,286 shares owned by Hillman Medical Ventures 1993 L.P., a warrant exercisable for 21,009 shares owned by Hillman Medical Ventures 1996 L.P., a warrant exercisable for 53,572 shares owned by Hillman Medical Ventures 1995 L.P., and a warrant exercisable for 61,225 shares owned by Hillman Medical Ventures 1994 L.P. The general partners of the Hillman Medical Ventures partnerships are Cashon Biomedical Associates L.P. and Hillman/Dover Limited Partnership. The general partner of

     Hillman/Dover Limited Partnership is a wholly-owned subsidiary of The Hillman Company, a firm engaged in diversified investments and operations. The Hillman Company is controlled by Henry L. Hillman, Elsie Hilliard Hillman and C.G. Grefenstette, Trustees of the Henry L. Hillman Trust, which Trustees may be deemed the beneficial owners of the 1,515,201 shares owned by the Hillman Medical Ventures partnerships.
 (4) Consists of 908,702 shares held by Noro-Moseley Partners and 141,929 shares issuable pursuant to four warrants to purchase shares of Common Stock. Mr. Kelly disclaims beneficial ownership of the shares held by Noro-Moseley Partners.

 (5) Consists of 420,386 shares held by Mr. Samuels and 48,511 shares subject to stock options that are exercisable within 60 days of March 31, 1997.


 (6) Consists of 362,099 shares held by Mr. Ignotz, 42,783 shares subject to stock options that are exercisable within 60 days of March 31, 1997 and 23,530 shares issuable pursuant to two warrants to purchase shares of Common Stock.


 (7) Consists of 11,296 shares held by Mr. Eppstein, 71,429 shares held by Altea of which Mr. Eppstein has beneficial ownership and 125,356 shares subject to stock options that are exercisable within 60 days of March 31, 1997.


 (8) Consists of 24,476 shares held by Mr. Fowler and 6,250 shares subject to stock options that are exercisable within 60 days of March 31, 1997.


 (9) Consists of 6,324 shares subject to options held by Mr. Muller that are exercisable within 60 days of March 31, 1997.


(10) Consists of 4,464 shares subject to stock options held by Mr. Rothfritz that are exercisable within 60 days of March 31, 1997.

(11) Consists of 402,093 shares owned by Hillman Medical Ventures 1996 L.P., 48,288 shares owned by Hillman Medical Ventures 1995 L.P., 214,728 shares owned by Hillman Medical Ventures 1994 L.P., 714,286 shares owned by Hillman Medical Ventures 1993, a warrant exercisable for 21,009 shares owned by Hillman Medical Venture 1996 L.P., a warrant exercisable for 53,572 shares owned by Hillman Medical Venture 1995 L.P., and a warrant exercisable for 61,225 shares owned by Hillman Medical Venture 1993 L.P. The general partners of the Hillman Medical Ventures partnerships are Cashon Biomedical Associates L.P. and Hillman/Dover Limited Partnership. The general partner of Hillman/Dover Limited Partnership is a wholly-owned subsidiary of The Hillman Company, a firm engaged in diversified investments and operations. The Hillman Company is controlled by Henry L. Hillman, Elsie Hilliard Hillman and C.G. Grefenstette, Trustees of the Henry L. Hillman Trust, which Trustees may be deemed the beneficial owners of the 1,515,201 shares owned by the Hillman Medical Ventures partnerships.
(12) Consists of 908,702 shares held by Noro-Moseley Partners and 141,929 shares issuable pursuant to four warrants to purchase shares of Common Stock. Mr. Kelly disclaims beneficial ownership of the shares held by Noro-Moseley Partners.

(13) Includes an aggregate 233,688 shares issuable pursuant to options and warrants exercisable within 60 days of March 31, 1997.

                          DESCRIPTION OF CAPITAL STOCK


     Upon completion of the offering, the total number of shares of all classes of stock which the Company has authority to issue will be 50,000,000 shares of Common Stock, $0.001 par value, and 5,000,000 shares of undesignated preferred stock, $0.001 par value. As of March 31, 1997, there were 5,567,590 shares of Common Stock outstanding which were held of record by 53 shareholders, and no shares of undesignated Preferred Stock outstanding. Upon completion of this offering and assuming no exercise of options after March 31, 1997, the Company will have outstanding 7,567,590 shares of Common Stock, 7,867,590 shares if the Underwriter's over-allotment option is exercised.


COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor and in liquidation proceedings. Holders of Common Stock have no preemptive or subscription rights and there are no redemption rights with respect to such shares. The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, fully paid and nonassessable.

PREFERRED STOCK

     The Company's Board of Directors is authorized, without further shareholder action, to issue preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences, of the preferred stock.

     Although there is no current intention to do so, the Board of Directors of the Company may, without shareholder approval, issue shares of a class or series of preferred stock with voting and conversion rights which could adversely affect the voting power or dividend rights of the holders of Common Stock and may have the effect of delaying, deferring or preventing a change in control of the Company.

NOTES, WARRANTS AND OPTIONS


     The Company has issued a Convertible Promissory Note ("Note") convertible into shares of its Common Stock on or at any time following the closing of this offering and on or before June 19, 1998. The number of shares issuable under the
Note is equal to the outstanding principal and accrued interest divided by one-half of the per share purchase price paid by the public in this offering. As of March 31, 1997, and assuming an initial public offering price of $11.00 per share, the Note could convert to 47,398 shares of Common Stock.


     The Company has issued warrants to purchase its Common Stock from time to time in connection with certain financing arrangements. Warrants to purchase a total of 561,698 shares of Common Stock have been issued by the Company at a weighted average exercise price of $1.25 per share in connection with certain transactions. All warrants except one for 8,572 shares of Common Stock are currently exercisable and expire upon the closing of this offering. All outstanding warrant agreements provide for antidilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other changes in the corporate structure of the Company. Holders of these warrants will be entitled to certain rights to cause the Company to register the sale of such shares under the Securities Act. See "Shares Eligible for Future Sale."


     As of March 31, 1997, the Company had issued options to purchase a total of 663,362 shares of Common Stock pursuant to the Company's 1995 Stock Plan (the "Stock Plan") at a weighted average exercise price of $0.64 per share. Recommendations for option grants under the Stock Plan are made by the Compensation Committee, subject to ratification by the full Board of Directors. The Compensation Committee may issue options with varying vesting schedules, but all options granted pursuant to the Stock Plan must be exercised within ten years from the date of grant.

REGISTRATION RIGHTS OF CERTAIN HOLDERS

     The holders of 4,035,888 shares of Common Stock (the "Registrable Securities") or their transferees are entitled to certain registration rights with respect to the registration of such shares under the Securities Act of 1933, as amended (the "Securities Act"). These rights are provided under the terms of the Amended and Restated Registration Rights Agreement between the Company and the holders of the Registrable Securities. The holders of at least 80% of the Registrable Securities (or any lesser number of shares of Registrable Securities having an expected aggregate offering price greater than $7.5 million) may require, respectively, subject to certain limitations in the Stock Purchase Agreements, on one or two occasions, after the later of September 1, 1998 or six months after the effective date of this Prospectus, that the Company use its best efforts to register the Registrable Securities for public resale. In addition, if, following this offering, the Company registers any of its Common Stock either for its own account or for the account of other security holders, the holders of Registrable Securities are entitled to include their shares of Common Stock in the registration. These shares will not form a part of the shares of the Common Stock registered in this offering. A holder's right to include shares in an underwritten registration statement is subject to the ability of the underwriters to limit the number of shares included in the offering. The holder or holders of Registrable Securities may also require the Company to register all or a portion of their Registrable Securities on Form S-3 when use of such form becomes available to the Company, provided, among other limitations, that the proposed aggregate selling price, net of underwriting discounts and commissions, is at least $500,000. All registration expenses must be borne by the Company and all selling expenses relating to Registrable Securities must be borne by the holders of the securities being requested. If such holders, by exercising their demand registration rights, cause a large number of securities to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. If the Company were to initiate a registration and include Registrable Securities pursuant to the exercise of piggyback registration rights, the sale of such Registrable Securities may have an adverse effect on the Company's ability to raise capital.

CERTAIN CHARTER AND BYLAW PROVISIONS AND DELAWARE ANTI-TAKEOVER STATUTE

     Certain provisions of the Restated Certificate of Incorporation and the Company's Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. Certain of these provisions allow the Company to issue Preferred Stock without any vote or further action by the stockholders and eliminate the right of stockholders to act by written consent without a meeting. These provisions may make it more difficult for stockholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of the Company. In addition, the Company is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding of those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar with respect to the Common Stock will be Suntrust Bank in Atlanta, Georgia, and its telephone number is (404) 724-3762.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this offering and assuming no exercise of options after March 31, 1997, the Company will have outstanding 7,567,590 shares of Common Stock (7,867,590 shares if the Underwriter's over-allotment option is exercised). Of these shares, the 2,000,000 shares (2,300,000 shares if the Underwriters' over-allotment option is exercised in full) sold in this offering will be freely tradable without restriction or further registration under the Securities Act unless purchased by "affiliates" of the Company as that term is defined in Rule 144 of the Securities Act ("Rule 144"). The remaining 5,567,590 shares outstanding upon completion of this offering will be "restricted securities" as that term is defined under Rule 144 (the "Restricted Shares"). Each of the officers, directors and certain other stockholders of the Company that beneficially own or have dispositive power over substantially all of the Restricted Shares have agreed with the Underwriters not to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus (the "Lock-up Period") without the written consent of Hambrecht & Quist LLC. Hambrecht & Quist LLC, in its sole discretion at any time and without notice, may release any or all shares from the lock-up agreements and permit holders of the shares to resell all or any portion of their shares at any time prior to the expiration of the Lock-up Period. See "Underwriting." The number of shares of Common stock available for sale in the public market is further limited by restrictions under the Securities Act.



     Because of the restrictions noted above, on the date of this Prospectus, no shares other than the 2,000,000 shares (2,300,000 shares if the Underwriter's over-allotment option is exercised) offered hereby will be eligible for sale. Beginning 180 days after the date of this Prospectus (or earlier with the prior written consent of Hambrecht & Quist LLC), 1,413,885 shares, including 324,058 shares issuable upon exercise of currently outstanding vested options, will be eligible for sale in the public market without restriction. In addition, 3,446,493 shares will be eligible for sale subject to certain volume limitations. The remaining 1,031,270 shares held by existing stockholders will become eligible for sales from time to time upon the expiration of the minimum holding period prescribed by Rule 144.


     In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned Restricted Shares for at least two years from the later of the date such Restricted Shares are acquired from the Company and (if applicable) the date they were acquired from an affiliate, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume in the Nasdaq National Market System during the four calendar weeks preceding the filing of Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain requirements as to the manner and notice of sales and the availability of public information concerning the Company. All shares, including Restricted Shares, held by affiliates of the Company eligible for sale in the public market under Rule 144 are subject to the foregoing volume limitations and other restrictions. In addition, an individual that is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned for at least three years the shares proposed to be sold, would be entitled to sell such shares under paragraph(k) thereof without regard to the requirements described above.

     The Commission has adopted an amendment to Rule 144 and paragraph(k) thereof that would reduce the applicable requisite holding periods to one year and two years, respectively. This amendment will be effective 60 days after its publication in the Federal Register. The figures listed in this prospectus assume the effectiveness of this amendment.


     In general, Rule 701 permits resales of shares issued pursuant to certain compensatory benefit plans and contracts commencing 90 days after the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirements, contained in Rule 144. Prior to the expiration of the Lock-up Period, the Company intends to register on a registration statement on Form S-8, (i) a total of 214,286 shares of Common Stock reserved for issuance under the Purchase Plan and (ii) assuming no exercise of options after March 31, 1997, 663,362 shares of Common Stock subject to outstanding options under the Stock Plan and 764,807 shares reserved for future issuance pursuant to such plan. Such registration will permit the resale of shares so registered by non-affiliates in the public market without restriction under the Securities Act.

     Prior to this offering, there has been no public market for the Common Stock of the Company, and any sale of substantial amounts of Common Stock in the open market may adversely affect the market price of the Common Stock offered hereby. See "Risk Factors -- Potential Adverse Effect of Shares Eligible for Future Sale."

                                  UNDERWRITING


     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, through their Representatives, Hambrecht & Quist LLC and Volpe Brown Whelan & Company, LLC, have severally agreed to purchase from the Company the following respective number of shares of Common Stock:



                                                                            NUMBER OF
                                       NAME                                  SHARES
        ------------------------------------------------------------------  ---------
        Hambrecht & Quist LLC.............................................
        Volpe Brown Whelan & Company, LLC.................................

                                                                            ---------
                  Total...................................................
                                                                            ========


     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company, its counsel and independent auditors. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

     The Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in
excess of $     per share. The Underwriters may allow and such dealers may
reallow a concession not in excess of $     per share to certain other dealers.
After the initial public offering of the shares, the offering price and other selling terms may be changed by the Representatives of the Underwriters. The Representatives have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

     The Company has granted to the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 300,000 additional shares of Common Stock at the initial public offering price, less the underwriting discount, set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common Stock offered hereby. The Company will be obligated, pursuant to the option, to sell shares to the Underwriters to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Common Stock offered hereby.

     The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.


     The Company, including the executive officers and directors, who will beneficially own in the aggregate 3,712,736 shares of Common Stock after the offering, have agreed that they will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell, or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock owned by them during the 180-day period following the date of this Prospectus. The Company has agreed that it will not, without prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock during the 180-day period following the date of this Prospectus, except that the Company may issue shares upon the exercise of options granted prior to the date hereof, and may grant additional options under its stock option plans, provided that, without the prior written consent of Hambrecht & Quist LLC, such additional options shall not be exercisable during such period.

     Prior to the offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiation among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price are prevailing market and economic conditions, revenues and earnings of the Company, market valuations of other companies engaged in activities similar to the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant. The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions and other factors.

     In connection with this Offering, the Representatives, on behalf of the Underwriters, other underwriters and certain other persons participating in this Offering may over-allot or effect transactions which stabilize or maintain the market price of the Common Stock of the Company at a level above that which might otherwise prevail in the open market. Such transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, P.C. Certain legal matters relating to patents in connection with this offering will be passed on by Fleshner & Kim; Kilpatrick Stockton LLP; and Thorpe, North & Western. Certain legal matters in connection with the offering will be passed upon for the Underwriters by White & Case.

                                    EXPERTS

     The financial statements included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The statements in this Prospectus (only to the extent such statements describe the legal status of patents handled, or in the case of Kilpatrick Stockton LLP prosecuted, by the following counsel) under the caption "Risk Factors -- Dependence on Licensed Patent Applications and Proprietary Technology" and "Business -- Patents" have been reviewed and approved by Fleshner & Kim; Kilpatrick Stockton LLP; and Thorpe, North & Western.

     The statements in this Prospectus under the caption "Risk Factors -- No Assurance of Regulatory Approvals" and "Business -- Government Regulation" have been reviewed and approved by Medical Device Consultants, Inc.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement, of which this Prospectus constitutes a part, under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Common Stock offered hereby. Statements contained herein concerning the provisions of any documents are not necessarily an exhaustive description of such documents, and reference is made to the copy of each such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits filed therewith, may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1034, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, at prescribed rates. In addition, the Commission maintains a World Wide Web site that contains reports, proxy and information statements that are filed electronically with the Commission. The address of the site is http://www.sec.gov.

                                 SPECTRX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Independent Public Accountants..............................................   F-2

Consolidated Balance Sheets as of December 31, 1995 and 1996..........................   F-3

Consolidated Statements of Operations for the Years ended December 31, 1994, 1995,
  1996, and the Period From Inception (October 27, 1992) to December 31, 1996.........   F-4

Consolidated Statements of Stockholders' (Deficit) Equity for the Period from
  Inception (October 27, 1992) to December 31, 1996...................................   F-5

Consolidated Statements of Cash Flows for the Years ended December 31, 1994, 1995,
  1996 and the Period From Inception (October 27, 1992) to December 31, 1996..........   F-6

Notes to Consolidated Financial Statements............................................   F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To SpectRx, Inc.:

     We have audited the accompanying consolidated balance sheets of SPECTRX, INC. (a Delaware corporation in the development stage) as of December 31, 1995 and 1996 and the related consolidated statements of operations, stockholders' (deficit) equity, and cash flows for each of the three years in the period ended December 31, 1996 and for the period from inception (October 27, 1992) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SpectRx, Inc. as of December 31, 1995 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 and for the period from inception (October 27, 1992) to December 31, 1996 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Atlanta, Georgia
February 24, 1997

                                 SPECTRX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                      PRO FORMA
                                                                                     STOCKHOLDERS'
                                                                   DECEMBER 31,       EQUITY AT
                                                                 -----------------   DECEMBER 31,
                                                                  1995      1996         1996
                                                                 -------   -------   ------------
                                                                                     (UNAUDITED)
                                             ASSETS
CURRENT ASSETS:
Cash and cash equivalents......................................  $   107   $ 4,721
Accounts receivable............................................      216         1
Other current assets...........................................       20        90
                                                                 -------   -------
          Total current assets.................................      343     4,812
                                                                 -------   -------
Property and equipment, net of accumulated depreciation of $148
  and $274 in 1995 and 1996, respectively......................      300       596
                                                                 -------   -------
OTHER ASSETS, net:
Purchased technology...........................................      108       126
Due from related parties.......................................       --       412
                                                                 -------   -------
          Total other assets...................................      108       538
                                                                 -------   -------
                                                                 $   751   $ 5,946
                                                                 =======   =======
                         LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
CURRENT LIABILITIES:
Accounts payable...............................................  $   166   $   557
Accrued liabilities............................................      146       385
Convertible subordinated promissory notes......................      475        --
                                                                 -------   -------
          Total current liabilities............................      787       942
                                                                 -------   -------
CONVERTIBLE SUBORDINATED PROMISSORY NOTES......................       --       250
                                                                 -------   -------
COMMITMENTS AND CONTINGENCIES (Note 6)
STOCKHOLDERS' (DEFICIT) EQUITY:
Series A convertible preferred stock, $0.001 par value;
  3,560,000 shares authorized, 3,103,784 shares issued and
  outstanding in 1995 and 1996.................................        3         3           --
Series B convertible preferred stock, $0.001 par value;
  1,375,000 shares authorized, 0 and 1,272,051 shares issued
  and outstanding in 1995 and 1996, respectively...............       --         1           --
Series C convertible preferred stock, $0.001 par value; 500,000 shares authorized, 0 and 500,000 shares issued and
  outstanding in 1995 and 1996, respectively...................       --         1           --
Common stock, $0.001 par value; 15,000,000 shares authorized,
  1,409,643 and 1,531,702 shares issued and outstanding in 1995
  and 1996, respectively.......................................        1         2            6
Additional paid-in capital.....................................    3,138    11,330       12,196
Deferred Compensation..........................................       --      (286)        (286)
Notes receivable from officers.................................      (48)      (48)         (48)
Warrants.......................................................      114       173           --
Deficit accumulated during development stage...................   (3,244)   (6,422)      (6,422)
                                                                 -------   -------      -------
          Total stockholders' (deficit) equity.................      (36)    4,754     $  5,446
                                                                                        =======
                                                                 -------   -------
                                                                 $   751   $ 5,946
                                                                 =======   =======

   The accompanying notes are an integral part of these consolidated balance sheets.

                                 SPECTRX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
     AND THE PERIOD FROM INCEPTION (OCTOBER 27, 1992) TO DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                       PERIOD FROM
                                                                                        INCEPTION
                                                                                       (OCTOBER 27,
                                                      YEAR ENDED DECEMBER 31,            1992) TO
                                                 ---------------------------------     DECEMBER 31,
                                                  1994        1995         1996            1996
                                                 -------     -------     ---------     ------------
REVENUES.......................................  $   122     $ 1,179     $     452       $  1,753
                                                 -------     -------       -------        -------
EXPENSES:
Research and development.......................      869       1,189         1,815          4,511
Sales and marketing............................      126         146           221            689
General and administrative.....................      350         637         1,526          2,916
                                                 -------     -------       -------        -------
                                                   1,345       1,972         3,562          8,116
                                                 -------     -------       -------        -------
          Operating loss.......................   (1,223)       (793)       (3,110)        (6,363)
INTEREST EXPENSE, NET..........................      144           5           132            281
OTHER (INCOME).................................      (20)       (118)          (64)          (222)
                                                 -------     -------       -------        -------
NET LOSS.......................................  $(1,347)    $  (680)    $  (3,178)      $ (6,422)
                                                 =======     =======       =======        =======
PRO FORMA NET LOSS PER COMMON AND COMMON
  EQUIVALENT SHARE.............................                          $   (1.03)
                                                                           =======
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT
  SHARES OUTSTANDING...........................                          3,093,583
                                                                           =======

 The accompanying notes are an integral part of these consolidated statements.

                                 SPECTRX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' (DEFICIT) EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                              SERIES A             SERIES B            SERIES C
                                          PREFERRED STOCK      PREFERRED STOCK     PREFERRED STOCK       COMMON STOCK
                                         ------------------   ------------------   ----------------   ------------------
                                          SHARES     AMOUNT    SHARES     AMOUNT   SHARES    AMOUNT    SHARES     AMOUNT
                                         ---------   ------   ---------   ------   -------   ------   ---------   ------
BALANCE, October 27, 1992
 (inception)...........................         --    $ --           --    $ --         --    $ --           --    $ --
Initial stockholders' contribution at
 $0.001 per share......................         --      --           --      --         --      --    1,178,584       1
Net loss...............................         --      --           --      --         --      --           --      --
                                                        --                   --                 --                   --
                                         ---------            ---------            -------            ---------
BALANCE, December 31, 1992.............         --      --           --      --         --      --    1,178,584       1
Issuance of Series A preferred stock at
 $1 per share, net of issuance costs of
 $12...................................  1,850,000       2           --      --         --      --           --      --
Net loss...............................         --      --           --      --         --      --           --      --
                                                        --                   --                 --                   --
                                         ---------            ---------            -------            ---------
BALANCE, December 31, 1993.............  1,850,000       2           --      --         --      --    1,178,584       1
Issuance of common stock at $0.21 per
 share.................................         --      --           --      --         --      --      231,074      --
Conversion of subordinated notes at $1
 per share.............................  1,253,784       1           --      --         --      --           --      --
Series A Preferred stock warrants
 issued in connection with convertible
 subordinated promissory notes.........         --      --           --      --         --      --           --      --
Net loss...............................         --      --           --      --         --      --           --      --
                                                        --                   --                 --                   --
                                         ---------            ---------            -------            ---------
BALANCE, December 31, 1994.............  3,103,784       3           --      --         --      --    1,409,658       1
Common stock warrants issued in
 connection with convertible
 subordinated promissory notes.........         --      --           --      --         --      --           --      --
Net loss...............................         --      --           --      --         --      --           --      --
                                                        --                   --                 --                   --
                                         ---------            ---------            -------            ---------
BALANCE, December 31, 1995.............  3,103,784       3           --      --         --      --    1,409,658       1
Common stock warrants issued in
 connection with convertible
 subordinated promissory notes.........         --      --           --      --         --      --           --      --
Conversion of subordinated notes.......         --      --      389,951      --         --      --           --      --
Issuance of Series B preferred stock at
 $4 per share, net of issuance costs of
 $23...................................         --      --      882,100       1         --      --           --      --
Issuance of Series C preferred stock at
 $6 per share, net of issuance costs of
 $24 and royalty payments of $223......         --      --           --      --    500,000       1           --      --
Exercise of stock options at $0.21 per
 share.................................         --      --           --      --         --      --          403      --
Issuance of common stock in settlement
 of a dispute valued at $0.49 per
 share.................................         --      --           --      --         --      --       28,572      --
Issuance of common stock for purchased
 technology valued at $0.49 per
 share.................................         --      --           --      --         --      --       71,429       1
Exercise of common stock warrant at
 $1.12 per share.......................         --      --           --      --         --      --       21,640      --
Issuance of stock options at $0.70 and
 $2.45 per share, valued at $1.05 and
 $5.50 per share, respectively.........         --      --           --      --         --      --           --      --
Amortization of deferred
 compensation..........................         --      --           --      --         --      --           --      --
Net loss...............................         --      --           --      --         --      --           --      --
                                                        --                   --                 --                   --
                                         ---------            ---------            -------            ---------
BALANCE, December 31, 1996.............  3,103,784    $  3    1,272,051    $  1    500,000    $  1    1,531,702    $  2
                                         =========      ==    =========      ==    =======      ==    =========      ==

                                                                                               DEFICIT
                                                                       NOTES                 ACCUMULATED       TOTAL

                                         ADDITIONAL                  RECEIVABLE                DURING      STOCKHOLDERS'

                                          PAID-IN       DEFERRED        FROM                 DEVELOPMENT     (DEFICIT)

                                          CAPITAL     COMPENSATION    OFFICERS    WARRANTS      STAGE         EQUITY

                                         ----------   ------------   ----------   --------   -----------   -------------

BALANCE, October 27, 1992
 (inception)...........................   $     --       $   --         $ --        $ --       $    --        $    --

Initial stockholders' contribution at
 $0.001 per share......................          1           --           --          --            --              2

Net loss...............................         --           --           --          --           (36)           (36)

                                            ------        -----         ----        ----       -------         ------

BALANCE, December 31, 1992.............          1           --           --          --           (36)           (34)

Issuance of Series A preferred stock at
 $1 per share, net of issuance costs of
 $12...................................      1,836           --           --          --            --          1,838

Net loss...............................         --           --           --          --        (1,181)        (1,181)

                                            ------        -----         ----        ----       -------         ------

BALANCE, December 31, 1993.............      1,837           --           --          --        (1,217)           623

Issuance of common stock at $0.21 per
 share.................................         48           --          (48)         --            --             --

Conversion of subordinated notes at $1
 per share.............................      1,253           --           --          --            --          1,254

Series A Preferred stock warrants
 issued in connection with convertible
 subordinated promissory notes.........         --           --           --          79            --             79

Net loss...............................         --           --           --          --        (1,347)        (1,347)

                                            ------        -----         ----        ----       -------         ------

BALANCE, December 31, 1994.............      3,138           --          (48)         79        (2,564)           609

Common stock warrants issued in
 connection with convertible
 subordinated promissory notes.........         --           --           --          35            --             35

Net loss...............................         --           --           --          --          (680)          (680)

                                            ------        -----         ----        ----       -------         ------

BALANCE, December 31, 1995.............      3,138           --          (48)        114        (3,244)           (36)

Common stock warrants issued in
 connection with convertible
 subordinated promissory notes.........         --           --           --          59            --             59

Conversion of subordinated notes.......      1,560           --           --          --            --          1,560

Issuance of Series B preferred stock at
 $4 per share, net of issuance costs of
 $23...................................      3,504           --           --          --            --          3,505

Issuance of Series C preferred stock at
 $6 per share, net of issuance costs of
 $24 and royalty payments of $223......      2,752           --           --          --            --          2,753

Exercise of stock options at $0.21 per
 share.................................         --           --           --          --            --             --

Issuance of common stock in settlement
 of a dispute valued at $0.49 per
 share.................................         14           --           --          --            --             14

Issuance of common stock for purchased
 technology valued at $0.49 per
 share.................................         34           --           --          --            --             35

Exercise of common stock warrant at
 $1.12 per share.......................         24           --           --          --            --             24

Issuance of stock options at $0.70 and
 $2.45 per share, valued at $1.05 and
 $5.50 per share, respectively.........        304         (304)          --          --            --             --

Amortization of deferred
 compensation..........................         --           18           --          --            --             18

Net loss...............................         --           --           --          --        (3,178)        (3,178)

                                            ------        -----         ----        ----       -------         ------

BALANCE, December 31, 1996.............   $ 11,330       $ (286)        $(48)       $173       $(6,422)       $ 4,754

                                            ======        =====         ====        ====       =======         ======


 The accompanying notes are an integral part of these consolidated statements.

                                 SPECTRX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
     AND THE PERIOD FROM INCEPTION (OCTOBER 27, 1992) TO DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                                                                PERIOD FROM
                                                                                                 INCEPTION
                                                                                                (OCTOBER 27,
                                                                    YEAR ENDED DECEMBER 31,       1992) TO
                                                                  ---------------------------   DECEMBER 31,
                                                                   1994      1995      1996         1996
                                                                  -------   -------   -------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss........................................................  $(1,347)  $  (680)  $(3,178)    $ (6,422)
                                                                  -------   -------   -------      -------
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...............................       83       111       182          396
    Amortization of debt discount...............................       67         5        66          138
    Issuance of stock in settlement of dispute..................       --        --        14           14
    Amortization of deferred compensation.......................       --        --        18           18
    Changes in assets and liabilities:
      Accounts receivable.......................................      (16)     (200)      215           (1)
      Other assets..............................................      (10)       14       (60)         (98)
      Due from related parties..................................       --        --      (412)        (412)
      Accounts payable..........................................      100       158       391          557
      Accrued liabilities.......................................       --        --       317          517
      Deferred revenue..........................................      534      (534)       --           --
                                                                  -------   -------   -------      -------
         Total adjustments......................................      758      (446)      731        1,129
                                                                  -------   -------   -------      -------
         Net cash used in operating activities..................     (589)   (1,126)   (2,447)      (5,293)
                                                                  -------   -------   -------      -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment...........................      (80)     (177)     (422)        (870)
  Payment of royalties..........................................       --        --      (223)        (223)
  Other Assets..................................................       (3)      (32)      (49)        (205)
                                                                  -------   -------   -------      -------
         Net cash used in investing activities..................      (83)     (209)     (694)      (1,298)
                                                                  -------   -------   -------      -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Under revolving credit facility...............................      (25)       --        --           --
  Issuance of common stock......................................       --        --        --            2
  Issuance of Series A preferred stock..........................       --        --        --        1,850
  Issuance of Series B preferred stock..........................       --        --     3,528        3,528
  Issuance of Series C preferred stock..........................       --        --     3,000        3,000
  Issuance of stock warrants....................................       12         5        18           35
  Exercise of warrant...........................................       --        --        24           24
  Payment of stock issuance costs...............................       --        --       (47)         (59)
  Issuance of convertible subordinated promissory notes.........    1,200       500     1,232        2,932
                                                                  -------   -------   -------      -------
         Net cash provided by financing activities..............    1,187       505     7,755       11,312
                                                                  -------   -------   -------      -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............      515      (830)    4,614        4,721
CASH AND CASH EQUIVALENTS, beginning of period..................      422       937       107           --
                                                                  -------   -------   -------      -------
CASH AND CASH EQUIVALENTS, end of period........................  $   937   $   107   $ 4,721     $  4,721
                                                                  =======   =======   =======      =======
CASH PAID FOR:
  Interest......................................................  $    --   $    --   $    --     $     --
  Income taxes..................................................  $    --   $    --   $    --     $     --
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Conversion of subordinated promissory notes to preferred
    stock.......................................................  $ 1,254   $    --   $ 1,560     $  2,814
  Stock issued for subscription receivable......................  $    48   $    --   $    --     $     48
  Warrants issued in connection with convertible subordinated
    notes.......................................................  $    67   $    30   $    41     $    138
  Issuance of common stock for purchased technology.............  $    --   $    --   $    35     $     35

 The accompanying notes are an integral part of these consolidated statements.

                                 SPECTRX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1994, 1995 AND 1996

1.  ORGANIZATION AND BACKGROUND

     SpectRx, Inc. ("SpectRx" or the "Company") is engaged in the research and development of products that offer less invasive and painless alternatives to blood tests currently used for glucose monitoring, diabetes screening and infant jaundice. The Company's goal is to introduce products that reduce or eliminate pain, are convenient to use and provide rapid results at the point of care, thereby improving patient well being and reducing health care costs. The Company's glucose monitoring, diabetes screening and infant jaundice products are based on proprietary electro-optical and microporation technology that can eliminate the pain and inconvenience of a blood sample. The Company has entered into collaborative arrangements with Abbott Laboratories ("Abbott"), Boehringer Mannheim Corporation ("Boehringer Mannheim") and Healthdyne Technologies, Inc. ("Heathdyne") to facilitate the development, commercialization and introduction of its glucose monitoring, diabetes screening and infant jaundice products, respectively.

     The developmental nature of the Company's activities is such that inherent risks exist in its operations. The Company is subject to a number of risks including, successful product development, dependence on collaborative arrangements, fixed royalty rates and manufacturing profits, dependence on licensed patent applications and proprietary technology, completion of regulatory approvals, a market for its products, competition from well established larger companies and the potential for other non-invasive products, the potential need for additional financing, a lack of sales experience, product liability and a dependence upon key personnel. While management believes that the Company will be successful, there are no assurances of successful future operations.

     In the first quarter of 1997, the Company is planning an initial public offering (the "Offering") of its Common Stock (Note 12). In connection with the Offering, the Board of Directors approved a reverse stock split of 1-for-1.4 for the Company's Common Stock effective February 19, 1997. Accordingly, all share, per share, weighted average share, stock option, and common stock warrant information has been restated to reflect the split. The reverse stock split will have no effect upon the number of shares of preferred stock issued and outstanding, just the number of shares of common stock into which the preferred stock will convert. Accordingly, all preferred stock, preferred stock warrants, and preferred stock price amounts have not been adjusted for the reverse stock split. Upon completion of the planned offering, the total of shares of all classes of stock which the Company has authority to issue will be 50,000,000 shares of Common Stock, $0.001 par value, and 5,000,000 shares of undesignated preferred stock, $0.001 par value.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of SpectRx, Inc. and, since December 5, 1996, its 65%-owned subsidiary, FluorRx, Inc. ("FluorRx") (Note 3). All significant intercompany amounts have been eliminated.

PRESENTATION

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                 SPECTRX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash and cash equivalents.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over estimated useful lives of five to seven years. Expenditures for repairs and maintenance are expensed as incurred. Property and equipment are summarized as follows at December 31, 1995 and 1996 (in thousands):

                                                                            DECEMBER 31,
                                                                            -------------
                                                                            1995     1996
                                                                            ----     ----
    Equipment.............................................................  $381     $689
    Furniture and fixtures................................................    67      181
                                                                            ----     ----
                                                                             448      870
    Less accumulated depreciation.........................................   148      274
                                                                            ----     ----
              Property and equipment, net.................................  $300     $596
                                                                            ====     ====

OTHER ASSETS

     Other assets include purchased technology of $108,000 and $126,000 at December 31, 1995 and 1996, respectively, which is being amortized using the straight-line method over its estimated useful life of five years.

PATENT COSTS

     Costs incurred in filing, prosecuting and maintaining patents are expensed as incurred. Such costs aggregated approximately $3,000, $71,000 and $165,000 in 1994, 1995 and 1996, respectively.

REVENUE RECOGNITION

     Revenue from collaborative research and development agreements is recorded when earned. Other periodic license fee payments under collaborative agreements related to future performance are deferred and recognized as income when earned.

RESEARCH AND DEVELOPMENT

     Research and development expenses consist of expenditures for research conducted by the Company and payments made under contracts with consultants. All research and development costs are expensed as incurred.

INCOME TAXES

     Income taxes have been provided using the liability method in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes."

PRO FORMA NET LOSS PER SHARE

     Pro forma net loss per share is computed using the weighted average number of shares of Common Stock and dilutive Common Stock equivalent shares ("CSEs") issuable upon the conversion of convertible preferred stock (using the if-converted method) and stock options and warrants (using the treasury stock method). Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock and

                                 SPECTRX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

CSEs issued at prices below the expected public offering price during the 12-month period prior to the Offering have been included in the calculation as if they were outstanding for all periods presented prior to the Offering, regardless of whether they are dilutive.

     Historical net loss per share has not been presented in view of anticipated change in capital structure upon the closing of the Offering.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The book values of cash, trade accounts receivable, trade accounts payable, and other financial instruments approximate their fair values principally because of the short-term maturities of these instruments. The fair value of the Company's long term debt is estimated based on the current rates offered to the Company for debt of similar terms and maturities. Under this method, the fair value of the Company's long term debt was not significantly different than the stated value at December 31, 1996.

LONG-LIVED ASSETS

     The Company periodically reviews the values assigned to long-lived assets, such as property and equipment and purchased technology, to determine if any impairments are other than temporary. Management believes that the long-lived assets in the accompanying balance sheets are appropriately valued.

3.  FORMATION OF FLUORRX, INC.


     In December 1996, the Company sublicensed certain technology to and acquired a 64.8% interest in FluorRx, a newly organized Delaware corporation formed for the purpose of developing and commercializing technology related to fluorescence spectroscopy. The Company's interest is represented by three seats on FluorRx's board of directors, one of which is currently vacant, and 129,000 shares of FluorRx's Series A Convertible Preferred Stock purchased for $250,000. Concurrently, the Company agreed to provide a series of convertible promissory notes of up to $100,000. The notes bear interest at 8% and are due and payable December 5, 1997. The Company has the option to convert any outstanding balance under the facility into Series A Convertible Preferred Stock at a price per share of $1.94. As of December 31, 1996, FluorRx had not borrowed any amounts under the facility.


     For the year ended December 31, 1996, FluorRx incurred an operating loss of $58,000, which the Company has fully consolidated.

4.  CONVERTIBLE SUBORDINATED PROMISSORY NOTES

     In April and June 1994, the Company issued 8% convertible subordinated promissory notes for $1,000,000 and $200,000 respectively. Pursuant to the terms of these notes, all outstanding principal and accrued interest were converted in December 1994 into 1,253,784 shares of Series A Convertible Preferred Stock. Warrants to purchase 360,000 shares of Series A Preferred Stock were issued with the promissory notes in consideration for additional proceeds of $12,000 (Note
8). The value of these warrants was determined to be $79,000 based on the difference between the stated interest rate and the Company's estimated effective borrowing rate for the term of the notes. The noncash allocation to the warrants of $67,000 was accounted for as a debt discount and was expensed as additional interest expense during 1994.

     In November 1995 and April 1996, the Company issued 10% convertible subordinated promissory notes for $500,000 and $982,000, respectively. Pursuant to the terms of these notes, all outstanding principal and accrued interest were converted in August 1996 into 389,951 shares of Series B Convertible Preferred Stock. Warrants to purchase 107,143 and 210,470 shares of common stock were issued with the promissory notes in consideration for additional proceeds of $5,000 and $18,000, respectively, in November 1995 and April 1996,

                                 SPECTRX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

respectively (Note 8). The value of the warrants issued in November 1995 and April 1996 was determined to be $35,000 and $59,000, respectively, based on the difference between the stated interest rate and the Company's estimated effective borrowing rate for the terms of the notes. The noncash allocation to the warrants of $30,000 and $41,000 in November 1995 and April 1996, respectively, was accounted for as a debt discount. The unamortized debt discount was expensed as additional interest expense upon the conversion of the notes in August 1996. At December 31, 1995, the unamortized debt discount amounted to $25,000.

     In June 1996, the Company issued an 8% convertible subordinated promissory note for $250,000. Principal and interest are payable June 1998. Upon an initial public offering, as defined, the holder of the note may convert outstanding principal and interest into common stock at a conversion rate equal to one-half of the per share initial public offering price.

5.  STOCKHOLDERS' (DEFICIT) EQUITY

     The Company's Series A, B and C convertible preferred stock (collectively, "Preferred Stock") is convertible at the option of the holder at any time into
0.7143 shares of Common Stock, adjusted for the reverse stock split discussed in
Note 1. In the event of a public offering, as defined, the shares of Preferred Stock are automatically converted into 0.7143 share of Common Stock. The holders of the Series A, B, and C preferred stock are entitled to annual noncumulative dividends, if declared, at a rate of $0.10, $0.40 and $0.60 per share, respectively. No dividends have been declared to date. In addition, the holders of the Series A, B and C Preferred Stock have certain liquidation preferences of an amount equal to $1.00, $4.00 and $6.00 per share, respectively. The holders of Preferred Stock are entitled to the number of votes equal to the number of shares of Common Stock into which each share of Preferred Stock could be converted on the record date. The holders of the Series A, B and C Preferred Stock have been issued certain demand registration rights.

     The Company has also authorized 3,560,000, 1,375,000 and 500,000 shares of Series A-1, B-1 and C-1 convertible preferred stock (collectively, "Shadow Preferred"), respectively. Shadow Preferred is issuable in the case of certain dilutive events. A dilutive event is generally defined as a sale of Common Stock, or equivalent, at a per share price less than that originally paid by the preferred stockholders. Generally, the number of issuable Shadow Preferred shares is equivalent to the number of outstanding shares of the corresponding Preferred Stock. Upon the occurrence of a dilutive event, Preferred Stock converts into an equivalent number of Shadow Preferred shares plus additional common shares that has the effect of mitigating any dilution to the Preferred Stockholders. Upon the issuance of a class of Shadow Preferred, the corresponding class of Preferred Stock is canceled. As of December 31, 1996, there have been no dilutive events.

     In June 1994, 231,072 shares of Common Stock were sold, in exchange for promissory notes, to certain founding officers at estimated fair market value of $0.21 per share (Note 9). These shares were deemed restricted stock and, in certain termination related circumstances, were subject to repurchase by the Company at fair market value, as defined. All restrictions on these shares expired by January 1997.

6.  INCOME TAXES

     The Company has incurred net operating losses since inception. As of December 31, 1996, the Company had net operating loss ("NOL") carryforwards of approximately $6,300,000 available to offset its future income tax liability. The NOL carryforwards begin to expire in the year 2007. The Company has recorded a valuation allowance for all NOL carryforwards. Utilization of existing NOL carryforwards may be limited in future years, if significant ownership changes have occurred.

                                 SPECTRX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Components of deferred tax assets are as follows at December 31, 1995 and 1996:

                                                                        DECEMBER 31,
                                                                  -------------------------
                                                                     1995          1996
                                                                  -----------   -----------
    NOL carryforwards...........................................  $ 1,225,000   $ 2,394,000
    Valuation allowance.........................................   (1,225,000)   (2,394,000)
                                                                  -----------   -----------
    Deferred tax assets.........................................  $         0   $         0
                                                                  ===========   ===========

7.  COMMITMENTS AND CONTINGENCIES

     Future minimum rental payments at December 31, 1996 under noncancelable operating leases for office space and equipment are as follows:

        1997..............................................................  $229,000
        1998..............................................................   230,000
        1999..............................................................   203,000
        2000..............................................................   136,000
        2001..............................................................    24,000

     Rental expense was $42,000, $49,000 and $92,000 in 1994, 1995 and 1996,
respectively.

     In the past, the Company has been subject to certain asserted and unasserted claims against certain intellectual property rights owned and licensed by the Company. A successful claim against intellectual property rights owned or licensed by the Company could subject the Company to significant liabilities to third parties, require the Company to seek licenses from third parties, or prevent the Company from selling its products in certain markets or at all. In the opinion of management, there are no known claims against the Company's owned or licensed intellectual property rights that will have a material adverse impact on the Company's financial position or results of operations.

8.  STOCK OPTIONS AND WARRANTS

STOCK OPTIONS

     In May 1995, the Company adopted the 1995 Stock Option Plan (as amended the "Plan"), under which 1,428,572 shares of Common Stock are authorized and reserved for use in the Plan. The Plan allows the issuance of incentive stock options, nonqualified stock options and stock purchase rights. The exercise price of options is determined by the Company's Board of Directors, but incentive stock options must be granted at an exercise price equal to the fair market value of the Company's Common Stock as of the grant date. Options generally become exercisable over four years and expire ten years from the date of grant. At December 31, 1996, options to purchase 764,807 shares of Common Stock were available for future grant under the Plan.

                                 SPECTRX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Stock option activity is as follows at December 31, 1996:


                                                                 NUMBER OF   WEIGHTED AVERAGE
                                                                  OPTIONS     PRICE PER SHARE
                                                                 ---------   -----------------
    Plan inception, May 1995...................................        --           $ --
      Granted..................................................   329,834          $0.21
      Canceled.................................................    (3,983)         $0.21
                                                                  -------
    Outstanding, December 31, 1995.............................   325,851          $0.21
      Granted..................................................   338,940          $1.05
      Exercised................................................      (403)         $0.21
      Canceled.................................................    (1,026)         $0.21
                                                                  -------
    Outstanding, December 31, 1996.............................   663,362          $0.64
                                                                  =======
    Exercisable, December 31, 1996.............................   212,957          $0.32
                                                                  =======



     The following table sets forth the number of shares, weighted average exercise price, and remaining contractual lives by groups of similar price and grant date:



NUMBER      WEIGHTED     WEIGHTED AVERAGE
  OF        AVERAGE        CONTRACTUAL
SHARES       PRICE             LIFE
-------     --------     ----------------
324,422      $  .21         2.6 years
269,652         .70         3.5 years
69,288         2.45         3.9 years


     In June 1996, November 1996 and December 1996, the Company granted options to purchase 269,652, 8,573 and 60,715, respectively, shares of Common Stock at exercise prices of $0.70, $2.45 and $2.45 per share, respectively. In connection with the issuance of these options, the Company recognized $304,000 as deferred compensation for the excess of the deemed value for accounting purposes of the Common Stock issuable upon exercise of such options over the aggregate exercise price of such options. This deferred compensation is amortized ratably over the vesting period of the options.

     During 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which defines a fair value-based method of accounting for an employee stock option plan or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting in APB No. 25 must make pro forma disclosures of net income and, if presented, earnings per share, as if the fair value-based method of accounting defined in the statement had been applied.

     The Company has elected to account for its stock-based compensation plan under APB No. 25; however, the Company has computed for pro forma disclosure purposes the value of all options granted during 1995 and 1996 using the Black Scholes option pricing model as prescribed by SFAS No. 123 and using the following weighted average assumptions used for grants in 1995 and 1996:

                                                                           1995      1996
                                                                          -------   -------
    Risk-free interest rate.............................................   6.0%      6.6%
    Expected dividend yield.............................................    --%       --%
    Expected lives......................................................  4 years   4 years
    Expected volatility.................................................    90%       90%

                                 SPECTRX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The total values of the options granted during the years ended December 31, 1995 and 1996 were computed as approximately $46,000 and $511,000, respectively, which would be amortized over the vesting period of the options. If the Company had accounted for these plans in accordance with SFAS No. 123, the Company's reported net loss and pro forma net loss per share for the years ended December 31, 1995 and 1996 would have increased by the following pro forma amounts:

                                                                           DECEMBER 31,
                                                                          ---------------
                                                                          1995     1996
                                                                          -----   -------
    Net loss:
      As reported.......................................................  $(680)  $(3,178)
      Pro forma.........................................................   (694)   (3,226)
    Primary EPS:
      As reported.......................................................     --     (1.03)
      Pro forma.........................................................     --     (1.04)

WARRANTS

     In connection with establishing a revolving line of credit in 1993, a bank received warrants giving the bank the right to purchase 8,572 shares of Common Stock of the Company at $1.40 per share. These warrants expire in 2003. None of the proceeds from the original draw on the line of credit were allocated to the warrants. During 1994, the Company terminated the revolving line of credit.

     In connection with the April and June 1994 note sale (Note 4), the Company issued warrants to purchase 360,000 shares of Series A Convertible Preferred Stock at an exercise price of $1.00 per share. These warrants are exercisable through June 1999.

     In connection with the November 1995 and April 1996 note sales (Note 4), the Company issued warrants to purchase 317,613 shares of Common Stock at an exercise price per share of 20% of the price per share paid in the next equity financing of $5,000,000 or more, inclusive of the notes and warrants subject to conversion. In August 1996, the exercise price was set at $1.12 per share. These warrants are exercisable through November 2000 and April 2001.

     A summary of the warrants to purchase Common Stock and Preferred Stock which remain outstanding (and for which Common and Preferred Stock are reserved for issuance) is as follows as of December 31, 1996:

  NUMBER OF SHARES
--------------------       PRICE
COMMON      SERIES A     PER SHARE     EXPIRATION
-------     --------     ---------     ----------
 8,572                     $1.40          2003
             360,000        1.00          1999
107,143                     1.12          2000
188,830                     1.12          2001


     Under the terms of a certain license and technology agreement (Note 10), the Company issued a right to Altea Technologies, Inc. ("Altea") to obtain a warrant for the purchase of up to 588,572 shares of Common Stock at $.21 per share. Upon a liquidity event (for which the Offering would qualify), as defined, Altea had the option to sell all rights to the licensed technology in exchange for a warrant to purchase up to 588,572 shares of Common Stock, depending on the achievement of certain milestones with respect to the licensed technology. Altea has not elected to exercise its right to obtain the warrant; and the Company will continue with the existing royalty arrangement.


     Upon the close of the Offering, all warrants except a warrant exercisable for 8,572 shares of Common Stock become immediately exercisable and expire if not exercised.

                                 SPECTRX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9.  RELATED-PARTY TRANSACTIONS

     In connection with a June 1994 sale of restricted stock, the Company loaned two officers of the Company $48,525. These loan were secured by Common Stock of the Company held by the officers, bear interest at 6% per annum and become payable on June 30, 1999.


     In March 1996, the Company issued 28,572 shares of Common Stock to Laser Atlanta Optics, Inc. ("LAO") in settlement of a dispute. The Company and LAO are related through a common group of shareholders. The shares were valued at $14,000, which was expensed upon issuance. In September 1996 the Company loaned LAO $30,000, which was repaid in December 1996.


     In October 1996, the Company loaned two officers a total of $400,000. The loans are secured by Common Stock and Series B Preferred Stock of the Company and common stock of LAO held by the officers. The loans bear interest at 6.72% per annum and are due and payable October 2001.


     In March 1996, the Company entered into a license and joint development agreement with Altea, a company equally owned by Jonathan Eppstein, an officer and principal stockholder of the Company, and his sister (Notes 8 and 10). On March 8, 1996, pursuant to the terms of the agreement, the Company received certain rights to technology useful in glucose monitoring, issued 71,429 shares of Common Stock at the par value, which were valued at $35,000, and made cash payments totaling $25,000 for the rights to the technology. The Company paid royalties to Altea totaling $273,000 during 1996.



     In October 1996, the Company entered into a Research & Development and License Agreement (the "Abbott Agreement") with Abbott for the development and commercialization of the Company's glucose monitoring product. Under the Abbott Agreement, the Company receives from Abbott development funding, payments on achievement of milestones and a royalty on Abbott product sales. In connection with the Abbott Agreement, Abbott purchased $3 million of Series C Preferred Stock. As the preferred stock investment was related to the sublicense of glucose monitoring technology, the Company remitted a royalty to Altea of $273,000.



     A portion of the proceeds from the Company's sale of convertible subordinated promissory notes and Series A and B Preferred Stock were received from officers, directors or other parties related to the Company as a result of previous equity transactions. The sales were conducted concurrently with and on the same terms as those entered into with unrelated parties.


10.  LICENSE AND TECHNOLOGY AGREEMENTS

     As part of the Company's efforts to conduct research and development activities and to commercialize potential products, the Company, from time to time, enters into agreements with certain organizations and individuals that further those efforts but also obligate the Company to make future minimum payments or to remit royalties ranging from 1% to 3% of revenue from sale of commercial products developed from the research.

     The Company generally has the option not to make required minimum royalty payments, in which case the Company loses the exclusive license to develop applicable technology. Minimum required payments to maintain exclusive rights to licensed technology are as follows at December 31, 1996:

                1997.............................................  $  360,000
                1998.............................................     410,000
                1999.............................................     510,000
                2000.............................................     760,000
                2001.............................................   1,110,000

                                 SPECTRX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     No royalty payments were made during 1994 or 1995. During 1996, the Company paid $273,000 in royalties in connection with the sale of the Series C Preferred Stock, of which $50,000 was expensed as required minimum payments and $223,000 was netted with the proceeds of the related stock sale.

     Additionally, the Company is obligated to obtain and maintain certain patents, as defined by the agreements.

11.  REVENUES FROM COLLABORATIVE AGREEMENTS

     The Company has entered into collaborative research and development agreements (the "Agreements") with collaborative partners for the joint development, regulatory approval, manufacturing, marketing, distribution and sales of products. The Agreements generally provide for nonrefundable payments upon contract signing and additional payments upon reaching certain milestones with respect to technology. The Abbott Agreement requires Abbott to remit royalties to the Company based on net product sales and to reimburse certain direct expenses incurred by the Company. Reimbursed expenses of $0, $0 and $490,000 for the years ended December 31, 1994, 1995 and 1996 have been netted with research and development expenses in the accompanying statements of operations. In connection with the Healthdyne and Boehringer Mannheim Agreements, the partners are required to purchase products manufactured by the Company at a predetermined profit margin subject to renegotiation between the parties in certain instances.

     Major customers who contributed 10% or more of the Company's total revenues from collaborative agreements were as follows for the years ended December 31, 1994, 1995, and 1996:

                                                         1994     1995     1996
                                                         ----     ----     ----
                Boehringer Mannheim....................  98.4%    68.8%     -- %
                Healthdyne.............................    --     10.7     100.0
                Teijin.................................    --     20.5      --

12.  SUBSEQUENT EVENTS (UNAUDITED)

INITIAL PUBLIC OFFERING

     In the first quarter of 1997, the Company is planning an initial public offering of its Common Stock (the "Offering"). The Company plans to issue 2,000,000 (plus an additional 300,000 if the Underwriter's over-allotment option is exercised in full) shares at an estimated initial public offering price of between $10.00 and $12.00 per share. There can be, however, no assurance that the Offering will be completed at a per share price within the estimated range or at all.

PRO FORMA STOCKHOLDERS' (DEFICIT) EQUITY

     The pro forma stockholders' equity at December 31, 1996 gives effect to the conversion of all outstanding shares of Preferred Stock into 3,482,762 shares of Common Stock and warrants exercisable for 553,126 shares of Common Stock, upon the close of the Company's Offering.

PREFERRED STOCK

     In January 1997, the Company authorized 5,000,000 shares of Preferred Stock with a $0.001 par value. The Board of Directors has the authority to issue these shares and to fix dividends, voting and conversion rights, redemption provisions, liquidation preferences, and other rights and restrictions.

                                 SPECTRX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

EMPLOYEE STOCK PURCHASE PLAN

     In connection with the Offering, the Company intends to adopt an employee stock purchase plan under which the Company may issue up 214,286 shares of Common Stock. Eligible employees may use up to 10% of their compensation to purchase through payroll deductions the Company's Common Stock at the end of each plan year for 85% of the lower of the beginning or ending stock price in the plan year.

                      APPENDIX -- DESCRIPTION OF GRAPHICS

                      INSIDE FRONT COVER OF THE PROSPECTUS


The inside of the Prospectus front cover contains three artists' renditions of the Company's glucose monitoring microporation technology and the page is entitled "SpectRx Glucose Monitoring Microporation Technology."


OVERALL DESCRIPTION AT TOP OF PAGE: Above the artwork on the inside front cover of the Prospectus is the following language:

     "The SpectRx glucose monitoring product is intended as a painless alternative to current blood glucose monitoring products that require a blood sample drawn from an incision created by a lancet."

DESCRIPTION #1: This illustration in the upper left hand corner of the page depicts the diameter of the micropore created by the SpectRx Glucose Monitoring product. For size comparison, a human hair is depicted next to the micropore.

CAPTION: "The micropore magnified 200 times. Note the size of the micropore in relation to the human hair to the right."

DESCRIPTION #2: This illustration is being pointed to by the box that is around the micropore in the illustration in the bottom left of the page and is a blowup of the micropore. The illustration depicts the depth that the micropore penetrates the skin. Moreover, the diameter of the micropore is compared to that of a human hair depicted on the left of the illustration.

CAPTION: "The SpectRx micropore is approximately the diameter of a human hair and penetrates through a layer of skin about the thickness of a piece of paper."

DESCRIPTION #3: This illustration depicts a cross section of the skin and labels the location of the stratum corneum, the free nerve endings (pain receptors), the blood vessels and the sweat glands. The illustration also depicts the depth that a lancet must penetrate to reach the capillary bed in order to obtain a blood sample. Finally, the illustration depicts the depth that the micropore penetrates the skin. There is a box around the micropore with an arrow attached to it that points to the illustration on the upper right of the page (see Description #2).

CAPTION: "A cross section showing the relationship between a micropore painlessly created to access interstitial fluid with the Company's proprietary technology and an incision used to draw blood using a standard lancet."

OVERALL CAPTION AT BOTTOM OF PAGE: Under all the artwork on this page set out within a box is the following caption:


     THE COMPANY MUST RECEIVE PRE-MARKET APPROVAL OR CLEARANCE FROM U.S. FOOD AND DRUG ADMINISTRATION BEFORE ANY OF THE COMPANY'S PRODUCTS CAN BE DISTRIBUTED COMMERCIALLY IN THE UNITED STATES. SUCH APPROVAL OR CLEARANCE HAS NOT YET BEEN APPLIED FOR AND THERE CAN BE NO ASSURANCE THAT SUCH AN APPLICATION WILL BE MADE OR IF MADE, WILL BE OBTAINED. TO DATE, THE COMPANY HAS ONLY TESTED PROTOTYPES OF ITS PRODUCTS. SUBSTANTIAL ADDITIONAL RESEARCH AND DEVELOPMENT AND CLINICAL TRIALS WILL BE NECESSARY BEFORE COMMERCIAL PROTOTYPES OF THE COMPANY'S PRODUCTS ARE PRODUCED. THERE CAN BE NO ASSURANCE THAT ANY OF THE COMPANY'S PRODUCTS WILL BE SUCCESSFULLY DEVELOPED, PROVEN SAFE AND EFFICACIOUS IN CLINICAL TRIALS OR MEET APPLICABLE REGULATORY STANDARDS. SEE "RISK FACTORS -- GOVERNMENT REGULATIONS; NO ASSURANCE OF REGULATORY APPROVALS" AND "-- EARLY STAGE OF DEVELOPMENT; NO ASSURANCE OF SUCCESSFUL PRODUCT DEVELOPMENT."


     The diagram presented on page 27 depicts a drawing of a cross section of human skin.

DESCRIPTION #1: This illustration depicts the cross section of human skin. Words around the drawing label the layers of skin with and without pain sensors and label a micropore and hairshaft and other levels of the skin.

CAPTION #1: The title above this illustration reads: "Cross Section of the Human Skin."

                      INSIDE BACK COVER OF THE PROSPECTUS

The inside of the Prospectus back cover is divided into two sections. The top half of the page is entitled "Diabetes Screening Product" and contains two photographs, which depict this product. The bottom half of the page is entitled "Infant Jaundice Product" and contains three photographs, which depict blood tests currently used and the Company's infant jaundice product.

                           DIABETES SCREENING PRODUCT

OVERALL DESCRIPTION AT TOP OF PAGE: Above the artwork on the inside back cover of the Prospectus is the following language:

     "The SpectRx diabetes screening product is designed to identify diabetics by painlessly measuring the fluorescence in the lens of the eye."

DESCRIPTION #1: The illustration in the upper right hand corner of the page depicts a close-up of the lens of a human eye with the reflective fluorescence created by the SpectRx diabetes screening product.

CAPTION: The Company's diabetes screening product makes measurements in the lens of the eye.

DESCRIPTION #2: The illustration in the mid-left hand side of the page depicts a prototype of the SpectRx Diabetes screening product on a counter top with a test subject gazing into the prototype to illustrate the manner in which a subject would be screened.

CAPTION: Prototypes of the Company's diabetes screening product undergoing pilot studies.

                            INFANT JAUNDICE PRODUCT

OVERALL DESCRIPTION IN THE MIDDLE OF THE PAGE: Above the artwork related to the infant jaundice product is the following language:

     "The Company's infant jaundice product is intended to offer an alternative to conventional blood tests."

DESCRIPTION #1: The illustration on the far left depicts an infant undergoing a heel stick currently used to test for jaundice.

CAPTION: "A representation of the heel stick blood test currently used on infants."

DESCRIPTION #2: The illustration in the center of this section depicts a prototype of the Company's infant jaundice product.

CAPTION: "A prototype of the Company's infant jaundice instrument in a hospital pilot study."


DESCRIPTION #3: The illustration on the far right of this section depicts a prototype of the Company's infant jaundice product.



CAPTION: "A prototype of the Company's handheld infant jaundice product and disposable."


OVERALL CAPTION AT BOTTOM OF PAGE: Under all the artwork on this page set out within a box is the following caption:


     THE COMPANY MUST RECEIVE PRE-MARKET APPROVAL OR CLEARANCE FROM U.S. FOOD AND DRUG ADMINISTRATION BEFORE ANY OF THE COMPANY'S PRODUCTS CAN BE DISTRIBUTED COMMERCIALLY IN THE UNITED STATES. SUCH APPROVAL OR CLEARANCE HAS NOT YET BEEN APPLIED FOR AND THERE CAN BE NO ASSURANCE THAT SUCH AN APPLICATION WILL BE MADE OR IF MADE, WILL BE OBTAINED. TO DATE, THE COMPANY HAS ONLY TESTED PROTOTYPES OF ITS PRODUCTS. SUBSTANTIAL ADDITIONAL RESEARCH AND DEVELOPMENT AND CLINICAL TRIALS WILL BE NECESSARY BEFORE COMMERCIAL PROTOTYPES OF THE COMPANY'S PRODUCTS ARE PRODUCED. THERE CAN BE NO ASSURANCE THAT ANY OF THE COMPANY'S PRODUCTS WILL BE SUCCESSFULLY DEVELOPED, PROVEN SAFE AND EFFICACIOUS IN CLINICAL TRIALS OR MEET APPLICABLE REGULATORY STANDARDS. SEE "RISK FACTORS -- GOVERNMENT REGULATIONS; NO ASSURANCE OF REGULATORY APPROVALS" AND "-- EARLY STAGE OF DEVELOPMENT; NO ASSURANCE OF SUCCESSFUL PRODUCT DEVELOPMENT."

                            [CRC DIABETES SCREENING]

============================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS


                                           PAGE
                                           ----
   Prospectus Summary....................    3
   Risk Factors..........................    6
   Use of Proceeds.......................   16
   Dividend Policy.......................   16
   Capitalization........................   17
   Dilution..............................   18
   Selected Consolidated Financial
     Data................................   19
   Management's Discussion and Analysis
     of Financial Condition and Results
     of Operations.......................   20
   Business..............................   24
   Management............................   45
   Certain Transactions..................   51
   Principal Stockholders................   53
   Description of Capital Stock..........   55
   Shares Eligible for Future Sale.......   57
   Underwriting..........................   59
   Legal Matters.........................   60
   Experts...............................   60
   Additional Information................   60
   Index to Consolidated Financial
     Statements..........................  F-1


     UNTIL       , 1997, ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON
   STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

============================================================
============================================================

                                2,000,000 SHARES
                                 SPECTRX(LOGO)
                                  COMMON STOCK

                            -----------------------

                                   PROSPECTUS
                            -----------------------

                               HAMBRECHT & QUIST


                               VOLPE BROWN WHELAN



                                   & COMPANY


                                           , 1997

          ============================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the registration fee, the NASD filing fee and the Nasdaq National Market System listing fee.

                                                                                  AMOUNT
                                                                                TO BE PAID
                                                                                ----------
    Registration Fee..........................................................   $  8,400
    NASD Filing Fee...........................................................      3,260
    The Nasdaq National Market System Listing Fee.............................     36,500
    Printing..................................................................    100,000
    Legal Fees and Expenses...................................................    350,000
    Accounting Fees and Expenses..............................................    130,000
    Blue Sky Fees and Expenses................................................     13,000
    Registrar and Transfer Agent Fees.........................................      6,000
    Miscellaneous.............................................................      2,840
                                                                                 --------
              Total...........................................................   $650,000
                                                                                 ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Article VII of the Registrant's Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

     Article VII of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful.

     The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     (a) From January 1, 1994 through December 31, 1996, the Registrant has issued and sold the following unregistered securities (all numbers are adjusted to reflect the Company's 1-for-1.4 reverse stock split):

          (1) On June 30, 1994, the Registrant sold 131,711 and 99,361 shares of its Common Stock to Mark A. Samuels and Keith D. Ignotz, respectively. Mr. Samuels and Mr. Ignotz each purchased the above shares in exchange for Promissory Notes executed in favor of the Registrant in the aggregate amounts of $27,659.25 and $20,865.75, respectively. Both Promissory Notes have maturity dates of June 30, 1999. The entire amount payable on each Promissory Note in respect of principal and interest remains outstanding.

          (2) On November 6, 1995, the Registrant sold to two investors Convertible Promissory Notes for an aggregate purchase price of $500,000 which automatically converted to Series B Preferred Stock at an as converted price of $5.60 per share.

          (3) On November 6, 1995, the Registrant sold to two investors Warrants to purchase 107,144 shares of Common Stock at an as converted exercise price of $1.12 per share.

          (4) On April 15, 1996, the Registrant sold to 20 investors Convertible Promissory Notes for an aggregate purchase price of $982,141 which automatically converted to Series B Preferred Stock at an as converted price of $5.60 per share.

          (5) In March of 1996, two entities were issued an aggregate of 71,429 shares of the Common Stock of the Registrant as payment for a license.

          (6) On April 15, 1996, the Registrant sold to 20 investors Warrants to purchase 210,470 shares of Common Stock at an as converted exercise price of $1.12 per share.

          (7) On August 14, 1996, one option holder exercised an option to purchase 403 shares of the Common Stock of the Registrant at a per share exercise price of approximately $0.21.

          (8) On August 30, 1996, the Registrant sold shares of Series B Preferred Stock, which automatically convert into 908,621 shares of Common Stock upon the closing of this offering, to 29 investors at an as converted price of $5.60 per share, payable in cash or conversion of debt.

          (9) On October 21, 1996, the Registrant sold 357,143 shares of Series C Preferred Stock, which automatically convert into 357,143 shares of Common Stock upon the closing of this offering, to one investor at an as converted price of $8.40 per share.

          (10) On October 26, 1996, one warrant holder exercised a warrant to purchase 21,640 Shares of the Common Stock of the Registrant at a per share exercise price of approximately $1.12.

     (b) There were no underwriters, brokers or finders employed in connection with any of the transactions set forth above.

     (c) The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Registrant.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


           1.1*       --  Form of Underwriting Agreement.
           3.1*       --  Certificate of Incorporation of the Company, as amended, as currently in effect.
           3.2*       --  Form of Restated Certificate of Incorporation of the Company, to be
                          filed immediately following the closing of the offering made under this
                          Registration Statement.
           3.3*       --  Bylaws of the Company.
           4.1        --  Specimen Common Stock Certificate.
           5.1*       --  Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
          10.1*       --  1997 Employee Stock Purchase Plan and form of agreement thereunder.
          10.2*       --  1995 Stock Plan, as amended, and form of Stock Option Agreement thereunder.
          10.3*       --  Series A Preferred Stock Purchase Agreement, dated February 5, 1993, between the Company and certain investors.
          10.4*       --  Note and Warrant Purchase Agreement, dated November 6, 1995 and April
                          15, 1996, between the Registrant and certain investors.

          10.5*       --  Series B Preferred Stock Purchase Agreement, dated August 30, 1996, between the Company and certain investors.
          10.6*       --  Series C Preferred Stock Purchase Agreement, dated October 21, 1996, between the Company and Abbott Laboratories (included in Exhibit
                          10.23).
          10.7*       --  Stock Purchase Agreement, dated June 30, 1994, between Mark A. Samuels and the Company.
          10.8*       --  Stock Purchase Agreement, dated June 30, 1994, between Keith D. Ignotz and the Company.
          10.9*       --  Assignment and Bill of Sale, dated February 29, 1996, between LAO and the Company.
          10.10*      --  Security Agreement, dated October 31, 1996, between Mark A. Samuels and the Company.
          10.11*      --  Security Agreement, dated October 31, 1996, between Keith D. Ignotz and the Company.
          10.12A+*    --  License Agreement, dated May 7, 1991, between GTRC and LAO.
          10.12B*     --  Agreement for Purchase and Sale of Technology, Sale, dated January 16,
                          1993, between LAO and the Company.
          10.12C*     --  First Amendment to License Agreement, dated October 19, 1993, between
                          GTRC and the Company.
          10.13*      --  Clinical Research Study Agreement, dated July 22, 1993, between Emory
                          University and the Company.
          10.14A+*    --  Development and License Agreement, dated December 2, 1994, between
                          Boehringer Mannheim Corporation and the Company.
          10.14B+*    --  Supply Agreement, dated January 5, 1996, between Boehringer Mannheim and the Company.
          10.15*      --  Sponsored Research Agreement, No. SR95-006, dated May 3, 1995, between
                          University of Texas, M.D. Anderson Cancer Center and the Company.
          10.16*      --  Sole Commercial Patent License Agreement, dated May 4, 1995, between
                          Martin Marietta Energy Systems, Inc. and the Company.
          10.17*      --  Joint Development Agreement, dated July 10, 1995, between Teijin and the Company.
          10.18A*     --  License Agreement, dated November 22, 1995, between Joseph R. Lakowicz,
                          Ph.D. and the Company.
          10.18B*     --  Amendment of License Agreement, dated November 28, 1995, between Joseph
                          R. Lakowicz, Ph.D. and the Company.
          10.18C      --  Second Amendment to License Agreement, dated March 26, 1997, between
                          Joseph R. Lakowicz, Ph.D. and the Company.
          10.19*      --  License and Joint Development Agreement, dated March 1, 1996, between
                          NonInvasive-Monitoring Company, Inc., Altea Technologies, Inc. and the
                          Company.
          10.20+*     --  Patent License Agreement, dated March 12, 1996, between the Board of
                          Regents of the University of Texas System, M.D. Anderson and the
                          Company.
          10.21+*     --  Purchasing and Licensing Agreement, dated June 19, 1996, between
                          Healthdyne and the Company.
          10.22*      --  Research Services Agreement, dated September 3, 1996, between Sisters of Providence in Oregon doing business as the Oregon Medical Laser
                          Center, Providence St. Vincent Medical Center and the Company.
          10.23+*     --  Research and Development and License Agreement, dated October 10, 1996, between Abbott Laboratories and the Company.
          10.24*      --  Lease, dated September 21, 1993, between National Life Insurance
                          Company d/b/a Plaza 85 Business Park and the Company, together with amendments 1, 2 and 3 thereto and Tenant Estoppel Certificate, dated
                          September 20, 1994.
          11.1*       --  Calculation of earnings per share.

          21.1*       --  List of Subsidiaries of the Company.
          23.1        --  Consent of Arthur Andersen LLP, Independent Public Accountants.
          23.2*       --  Consent of Counsel (included in Exhibit 5.1).
          23.3        --  Consent of Fleshner & Kim, patent counsel for the Company.
          23.4        --  Consent of Kilpatrick Stockton LLC, patent counsel for the Company.
          23.5        --  Consent of Thorpe, North & Western, patent counsel for the Company.
          23.6        --  Consent of Medical Device Consultants.
          24.1*       --  Power of Attorney.
          27.1*       --  Financial Data Schedule


---------------

+ Confidential treatment requested for portions of these agreements.


* Previously filed.


     (b) Financial Statement Schedules

     Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497 (h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on the 24th day of April, 1997.


                                          SPECTRX, INC.

                                          By:       /s/ MARK A. SAMUELS
                                          --------------------------------------
                                                     Mark A. Samuels
                                          President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                 TITLE                      DATE
---------------------------------------------  --------------------------------   ---------------

             /s/ MARK A. SAMUELS               President, Chief Executive          April 24, 1997
---------------------------------------------    Officer and Director
               Mark A. Samuels

            /s/ KEITH D. IGNOTZ*               Executive Vice President, Chief     April 24, 1997
---------------------------------------------    Operating Officer and Director
               Keith D. Ignotz

          /s/ THOMAS H. MULLER, JR.            Executive Vice President, Chief     April 24, 1997
---------------------------------------------    Financial Officer and
            Thomas H. Muller, Jr.                Secretary

           /s/ CHARLES G. HADLEY*              Director                            April 24, 1997
---------------------------------------------
              Charles G. Hadley

           /s/ JACK R. KELLY, JR.*             Director                            April 24, 1997
---------------------------------------------
             Jack R. Kelly, Jr.

          *By: /s/ MARK A. SAMUELS
---------------------------------------------
               Mark A. Samuels
              Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                 DESCRIPTION OF EXHIBITS
-----           ---------------------------------------------------------------------
 1.1*       --  Form of Underwriting Agreement.......................................
 3.1*       --  Certificate of Incorporation of the Company, as amended, as currently in effect............................................................
 3.2*       --  Form of Restated Certificate of Incorporation of the Company, to be
                filed immediately following the closing of the offering made under this Registration Statement..........................................
 3.3*       --  Bylaws of the Company................................................
 4.1        --  Specimen Common Stock Certificate....................................
 5.1*       --  Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                Corporation..........................................................
10.1*       --  1997 Employee Stock Purchase Plan and form of agreement thereunder.
10.2*       --  1995 Stock Plan, as amended, and form of Stock Option Agreement thereunder...........................................................
10.3*       --  Series A Preferred Stock Purchase Agreement, dated February 5, 1993, between the Company and certain investors............................
10.4*       --  Note and Warrant Purchase Agreement, dated November 6, 1995 and April
                15, 1996, between the Registrant and certain investors...............
10.5*       --  Series B Preferred Stock Purchase Agreement, dated August 30, 1996, between the Company and certain investors............................
10.6*       --  Series C Preferred Stock Purchase Agreement, dated October 21, 1996, between the Company and Abbott Laboratories (included in Exhibit
                10.23)...............................................................
10.7*       --  Stock Purchase Agreement, dated June 30, 1994, between Mark A.
                Samuels and the Company..............................................
10.8*       --  Stock Purchase Agreement, dated June 30, 1994, between Keith D.
                Ignotz and the Company...............................................
10.9*       --  Assignment and Bill of Sale, dated February 29, 1996, between LAO and the Company..........................................................
10.10*      --  Security Agreement, dated October 31, 1996, between Mark A. Samuels and the Company......................................................
10.11*      --  Security Agreement, dated October 31, 1996, between Keith D. Ignotz and the Company......................................................
10.12A+*    --  License Agreement, dated May 7, 1991, between GTRC and LAO...........
10.12B*     --  Agreement for Purchase and Sale of Technology, Sale, dated January
                16, 1993, between LAO and the Company................................
10.12C*     --  First Amendment to License Agreement, dated October 19, 1993, between
                GTRC and the Company.................................................
10.13*      --  Clinical Research Study Agreement, dated July 22, 1993, between Emory
                University and the Company...........................................
10.14A+*    --  Development and License Agreement, dated December 2, 1994, between
                Boehringer Mannheim Corporation and the Company......................
10.14B+*    --  Supply Agreement, dated January 5, 1996, between Boehringer Mannheim and the Company......................................................
10.15*      --  Sponsored Research Agreement, No. SR95-006, dated May 3, 1995, between University of Texas, M.D. Anderson Cancer Center and the
                Company..............................................................
10.16*      --  Sole Commercial Patent License Agreement, dated May 4, 1995, between
                Martin Marietta Energy Systems, Inc. and the Company.................
10.17*      --  Joint Development Agreement, dated July 10, 1995, between Teijin and the Company..........................................................
10.18A*     --  License Agreement, dated November 22, 1995, between Joseph R.
                Lakowicz, Ph.D. and the Company......................................
10.18B*     --  Amendment of License Agreement, dated November 28, 1995, between
                Joseph R. Lakowicz, Ph.D. and the Company............................

EXHIBIT
NUMBER                                 DESCRIPTION OF EXHIBITS
-----           ---------------------------------------------------------------------
10.18C      --  Second Amendment to License Agreement, dated March 26, 1997, between
                Joseph R. Lakowicz, Ph.D. and the Company.
10.19*      --  License and Joint Development Agreement, dated March 1, 1996, between
                NonInvasive-Monitoring Company, Inc., Altea Technologies, Inc. and
                the Company..........................................................
10.20+*     --  Patent License Agreement, dated March 12, 1996, between the Board of
                Regents of the University of Texas System, M.D. Anderson and the
                Company..............................................................
10.21+*     --  Purchasing and Licensing Agreement, dated June 19, 1996, between
                Healthdyne and the Company...........................................
10.22*      --  Research Services Agreement, dated September 3, 1996, between Sisters of Providence in Oregon doing business as the Oregon Medical Laser
                Center, Providence St. Vincent Medical Center and the Company........
10.23+*     --  Research and Development and License Agreement, dated October 10,
                1996, between Abbott Laboratories and the Company....................
10.24*      --  Lease, dated September 21, 1993, between National Life Insurance
                Company d/b/a Plaza 85 Business Park and the Company, together with amendments 1, 2 and 3 thereto and Tenant Estoppel Certificate, dated
                September 20, 1994...................................................
11.1*       --  Calculation of earnings per share....................................
21.1*       --  List of Subsidiaries of the Company..................................
23.1        --  Consent of Arthur Andersen LLP, Independent Public Accountants.......
23.2*       --  Consent of Counsel (included in Exhibit 5.1).........................
23.3        --  Consent of Fleshner & Kim, patent counsel for the Company............
23.4        --  Consent of Kilpatrick & Stockton, patent counsel for the Company.....
23.5        --  Consent of Thorpe, North & Western, patent counsel for the Company...
23.6        --  Consent of Medical Device Consultants................................
24.1*       --  Power of Attorney....................................................
27.1*       --  Financial Data Schedule..............................................


---------------

+ Confidential treatment requested for portions of these agreements.

* Previously filed.